                                                       Registration No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                            TEXAS UTILITIES COMPANY
             (Exact name of registrant as specified in its charter)

           TEXAS                           4911                         75-2669310
(State or other jurisdiction       (Primary Standard Industrial  (IRS Employer Identification
of incorporation or organization)   Classification Code Number)            Number)

                                  ENERGY PLAZA
                               1601 BRYAN STREET
                              DALLAS, TEXAS 75201
                                 (214) 812-4600
              (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

      ROBERT A. WOOLDRIDGE, ESQ.                PETER B. TINKHAM, ESQ.                ROBERT J. REGER, JR. ESQ.
         WORSHAM, FORSYTHE               SECRETARY AND ASSISTANT TREASURER               REID & PRIEST LLP
          & WOOLDRIDGE, L.L.P.                   1601 BRYAN STREET                     40 WEST 57TH STREET
          1601 BRYAN STREET                     DALLAS, TEXAS 75201                  NEW YORK, NEW YORK 10019
        DALLAS, TEXAS 75201                       (214) 812-4600                          (212) 603-2000
           (214) 979-3000
 (Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

 IT IS RESPECTFULLY REQUESTED THAT THE COMMISSION SEND COPIES OF ALL NOTICES,
                        ORDERS AND COMMUNICATIONS TO:

                             REX S. WHITAKER, ESQ.
                        NAMAN, HOWELL, SMITH & LEE, P.C.
                          TEXAS CENTER, P. O. BOX 1470
                             WACO, TEXAS 75603-1470
                                 (254) 755-4100


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective and all other conditions to the Merger described herein have been satisfied or waived.
         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
                                                           -------------------

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
                                                 -----------------------------

                        CALCULATION OF REGISTRATION FEE

==========================================================================================================================
                                                                 Proposed              Proposed
            Title of Each                    Amount               Maximum               Maximum             Amount of
         Class of Securities                  to be           Offering Price           Aggregate          Registration
          to be Registered               Registered (1)        Per Unit (2)       Offering Price (2)           Fee
--------------------------------------------------------------------------------------------------------------------------
Common Stock, without par value           10,325,000              $17.74             $106,529,060            $32,282
==========================================================================================================================

(1) The actual number of shares to be issued in connection with the Merger, as described herein, will be equal to the number of shares of common stock of Lufkin-Conroe Communications Co. ("LCC") (other than any shares as to which dissenter's rights have been perfected) multiplied by a conversion ratio equal to the amount determined by dividing $53.274 (or such lesser amount as may result from certain adjustments as described herein) by the average closing sales price of the registrant's Common Stock as reported on the New York Stock Exchange Consolidated Transactions Tape on each of the 20 consecutive trading days preceding the tenth trading day prior to the effective time of the Merger, provided that such average price will be deemed to be no less than $31.00 nor more than $37.00.

(2) Estimated pursuant to Rule 457 (f)(2) solely for purposes of calculating the registration fee, based on the book value per share of LCC common stock as of June 30, 1997.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

                                [LCC LETTERHEAD]

                                                             October ___, 1997



Dear Shareholders:

         You are cordially invited to attend a Special Meeting ("Meeting") of Shareholders of Lufkin- Conroe Communications Co. ("LCC") which will be held in the offices of Lufkin-Conroe Telephone Exchange, Inc. at 321 North First Street, Lufkin, Texas on Saturday, November 15, 1997. The meeting will start at 10:00 a.m. local time.

         At the Meeting, you will be asked to approve an Agreement and Plan of Merger ("Plan of Merger"), more fully described in the accompanying Proxy Statement/Prospectus, which provides for the acquisition of LCC by Texas Utilities Company ("TU"). THE BOARD OF DIRECTORS OF LCC HAS APPROVED THE PLAN OF MERGER AND RECOMMENDS THAT LCC SHAREHOLDERS VOTE FOR APPROVAL OF THE PLAN OF MERGER.

         The Plan of Merger provides that a wholly owned subsidiary of TU formed for such purpose will be merged into LCC (the "Merger"). As a result of the Merger, each outstanding share of LCC Common Stock will be converted into approximately 1.4 to 1.7 shares of TU Common Stock, depending on the average trading price of the TU Common Stock. The TU Common Stock will be listed on the New York, Chicago and Pacific stock exchanges.

         LCC's financial advisor, Daniels & Associates, L.P., has issued its opinion that, based on certain considerations described in its opinion, the Common Share Exchange Ratio (as defined in the Plan of Merger) is fair from a financial point of view to the holders of LCC Common Stock.

         Approval of the Plan of Merger by holders of LCC Common Stock is a condition to the consummation of the Merger. The Merger is further subject to obtaining certain regulatory approvals and the satisfaction or waiver of certain other conditions. It is anticipated that this will occur by early 1998. You should not send in your certificate representing LCC Common Stock until instructed to do so.

         Subject to all conditions to the Merger being satisfied or waived and in consideration of past services and efforts rendered in the negotiation and consummation of the Merger, the Board has declared bonuses to a number of LCC's key and long-term employees, including G. I. Ross, President of LCC. The bonus to Mr. Ross is, however, subject to the approval of shareholders holding more than 75% of LCC Common Stock. Please refer to "THE MERGER -- Interests of LCC Director; Bonuses" in the attached Proxy Statement/Prospectus.

         SHAREHOLDERS ARE URGED TO GIVE THE ATTACHED PROXY STATEMENT/ PROSPECTUS THEIR CAREFUL AND PROMPT ATTENTION. APPROVAL OF THE PLAN OF MERGER REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO

THIRDS (2/3) OF ALL VOTES ENTITLED TO BE CAST. YOUR FAILURE TO VOTE WILL BE EQUIVALENT TO A VOTE AGAINST THE PLAN OF MERGER. ACCORDINGLY, SHAREHOLDERS ARE URGED TO VOTE FOR THE PLAN OF MERGER BY APPROPRIATELY MARKING, SIGNING, DATING AND MAILING THE ENCLOSED PROXY CARD TODAY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

         ALSO, YOU ARE ASKED TO APPROPRIATELY MARK THE PROXY CARD IN FAVOR OF THE BONUS TO MR. ROSS.

         As a condition to its closing and as an important factor in determining the tax-free nature of the Merger, LCC must obtain written representations from shareholders who hold in the aggregate at least 50% of the LCC stock at the time of the Merger to the effect that such shareholders at the time of the statement have no present plan or intention to sell the TU stock received in the Merger and that they will advise LCC if their plans or intentions change prior to the time of the Merger. Therefore, please indicate your present intention not to sell on the enclosed green-colored Notice of Intention, execute the Notice and return it with the Proxy Card in the enclosed postage paid envelope. This expression of your present intention is important in determining the tax-free nature of the Merger.

         Thank you for your cooperation and continued support.

                                         Very truly yours,



                                         Linwood D. Newman
                                         Chairman of the Board



                                         G. I. Ross
                                         President & CEO

                                [LCC LETTERHEAD]

                              ------------------


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                              ------------------


                                                             October ___, 1997



To the Shareholders of Lufkin-Conroe Communications Co.:

         A Special Meeting of Shareholders of Lufkin-Conroe Communications Co. ("LCC") will be held in the offices of Lufkin-Conroe Telephone Exchange, Inc. at 321 North First Street, Lufkin, Texas on Saturday, November 15, 1997, beginning at 10:00 a.m. local time for the purpose of: (i) approving the Agreement and Plan of Merger among Texas Utilities Company, TUCOM Acquisition Co. and LCC and the transactions contemplated therein, including the merger of TUCOM Acquisition Co. with and into LCC, as described in the accompanying Proxy Statement/Prospectus, and (ii) approving a bonus to Mr. G. I. Ross.

         The Board of Directors has fixed the close of business on October ___, 1997 as the time as of which shareholders entitled to notice of, and to vote at, the meeting and any adjournments thereof shall be determined.

         Whether or not you plan to attend the meeting, PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY PROMPTLY.



                                       Stephen P. Moore
                                       Secretary

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.


                  SUBJECT TO COMPLETION, DATED OCTOBER 3, 1997

                               PROXY STATEMENT OF
                        LUFKIN-CONROE COMMUNICATIONS CO.

                              ___________________

                                 PROSPECTUS OF
                            TEXAS UTILITIES COMPANY


         This Proxy Statement/Prospectus relates to the proposed merger ("Merger") of TUCOM Acquisition Co. ("TU Sub"), a Texas corporation and a wholly owned subsidiary of Texas Utilities Company, a Texas corporation ("TU"), with and into Lufkin-Conroe Communications Co., a Texas corporation ("LCC"), and is being furnished to shareholders of LCC in connection with the solicitation of proxies by the LCC Board of Directors ("LCC Board") for use at the Special Meeting of Shareholders of LCC ("Meeting") to be held on Saturday, November 15, 1997, in the offices of Lufkin-Conroe Telephone Exchange, Inc. at 321 North First Street, Lufkin, Texas commencing at 10:00 a.m. local time, and at any adjournment thereof.

         This Proxy Statement/Prospectus constitutes a prospectus of TU filed as part of the Registration Statement (defined herein) with respect to up to 10,325,000 shares of the Common Stock, without par value, of TU ("TU Common Stock") to be issued pursuant to the terms of the Agreement and Plan of Merger dated as of August 23, 1997 among TU, TU Sub and LCC ("Plan of Merger").

                            ________________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           _________________________




         The date of this Proxy Statement/Prospectus is October ___, 1997. This Proxy Statement/Prospectus and the accompanying form of proxy are first being sent or given to holders of the common stock, $1.25 par value per share, of LCC ("LCC Common Stock") on October ___, 1997.

                           FORWARD-LOOKING STATEMENTS

         This Proxy Statement/Prospectus does, and the documents incorporated herein by reference ("Incorporated Documents") may, include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended ("Exchange Act") and Section 27A of the Securities Act of 1933, as amended ("Securities Act"). Although TU and LCC believe their expectations are based on reasonable assumptions, no assurance can be given that actual results will not differ from those in the forward-looking statements contained herein and in the Incorporated Documents. The forward-looking statements contained herein may be affected by, among other things, the competitive environment; state and federal regulatory initiatives that increase competition, threaten cost and investment recovery and impact rate structures; the economic climate and growth in the service territories of TU and LCC; the weather and other natural phenomena; conditions in capital markets; changes in technology used and services offered by TU and LCC; and the ability of TU and LCC to achieve the goals described in "THE MERGER -- Recommendation of the LCC Board; LCC Reasons for Merger" and "--TU Reasons for the Merger;" in each case during the periods covered by the forward- looking statements. For a discussion of factors which may affect forward-looking statements contained in the Incorporated Documents, see TU's most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q.



                             AVAILABLE INFORMATION

         TU is, and its predecessors have been, subject to the informational requirements of the Exchange Act, and in accordance therewith TU files, and its predecessors have filed, reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information filed by TU and its predecessors can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such documents can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Certain documents filed by TU and its predecessors, Texas Energy Industries, Inc. (formerly Texas Utilities Company) ("TEI") and ENSERCH Corporation ("ENSERCH"), are also available on the Commission site on the World Wide Web at http:\\www.sec.gov. TU Common Stock is listed on the New York, Chicago and Pacific stock exchanges, where reports, proxy statements and other information concerning TU and TEI may be inspected. Reports, proxy statements and other information concerning ENSERCH also may be inspected at the New York and Chicago stock exchanges.

         TU has filed with the Commission under the Securities Act a registration statement on Form S-4 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") with respect to the TU Common Stock issuable in the Merger. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission, and to which portions reference is hereby made for further information with respect to LCC, TU and the TU Common Stock offered hereby.
The Registration Statement is available for inspection and copying at the offices of the Commission as set forth in the preceding paragraph.

         AS INDICATED BELOW, THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. TU WILL PROVIDE, WITHOUT CHARGE, UPON THE WRITTEN OR ORAL REQUEST OF ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, A COPY OF ANY AND ALL INFORMATION (EXCLUDING CERTAIN EXHIBITS) THAT HAVE BEEN INCORPORATED BY REFERENCE HEREIN. SUCH REQUESTS FOR INFORMATION RELATED TO TU SHOULD BE DIRECTED TO MR. PETER B. TINKHAM, SECRETARY, 1601 BRYAN STREET, DALLAS, TEXAS 75201; TELEPHONE (214) 812- 4600. TO ENABLE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE MEETING, ANY REQUEST SHOULD BE MADE BY NOVEMBER 10, 1997.

                           _________________________

         No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this Proxy Statement/Prospectus, and if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement/Prospectus, or the solicitation of a proxy, in any jurisdiction, to or from any person to whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities pursuant to this Proxy Statement/Prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of TU or LCC or any of TU's subsidiaries or in the information set forth herein since the date of this Proxy Statement/Prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         On August 5, 1997, TU became the holding company for TEI (Commission File No. 1-3591) and ENSERCH (Commission File No. 1-3183). The following documents, previously filed with the Commission pursuant to the Exchange Act by TU (Commission File No. 1-12833) or these predecessor corporations are incorporated herein by reference:

         (a) TEI's Annual Report on Form 10-K for the year ended December 31, 1996 ("TEI 10-K").

         (b) TEI's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997 and June 30, 1997.

         (c) The portions of TEI's proxy statement filed in connection with TEI's Annual Meeting of Shareholders held on May 23, 1997 that have been incorporated by reference into the TEI 10-K.

         (d) ENSERCH's Annual Report on Form 10-K for the year ended December 31, 1996 ("ENSERCH 10-K").

         (e) ENSERCH's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997 and June 30, 1997.

         (f) ENSERCH's Current Reports on Form 8-K dated January 14, March 12, June 5, July 3, August 4 and August 6, 1997.

         (g)     TU's Current Reports on Form 8-K dated August 5 and August 25,
                 1997.

         (h) The description of the TU Common Stock, which is contained in a registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All documents filed by TU pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the consummation of the Merger shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents; provided however, that the documents enumerated above or subsequently filed by TU pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing with the Commission of TU's most recent Annual Report on Form 10-K shall not be incorporated by reference in this Prospectus or be a part hereof from and after the filing of such Annual Report on Form 10-K.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.


                           _________________________


         The information contained in this Proxy Statement/Prospectus with respect to TU and its subsidiaries has been supplied by TU. The information contained herein with respect to LCC and its subsidiaries has been supplied by LCC.

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
FORWARD-LOOKING STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2
AVAILABLE INFORMATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3
SUMMARY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       6
GENERAL INFORMATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      14
         Place, Time and Date of the Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      14
         Matters to be Considered at the Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      14
         Record Date; Shares Entitled to Vote; Required Vote  . . . . . . . . . . . . . . . . . . . . . . . . . .      14
         Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        14
THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      16
         Background of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      16
         Interests of LCC Director; Bonuses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      18
         Recommendation of the LCC Board; LCC Reasons for the Merger  . . . . . . . . . . . . . . . . . . . . . .      19
         TU Reasons for the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      20
         Opinion of Financial Advisor   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      20
         Management of LCC After the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      23
         Certain Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      23
         Rights of Dissenting Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      25
         Accounting Treatment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      27
         Resales of TU Common Stock by Affiliates of LCC  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      27
THE PLAN OF MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      27
         Effective Time; Effect of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      28
         Conditions to Consummation of the Merger; Regulatory Approvals   . . . . . . . . . . . . . . . . . . . .      29
         Conduct of Business Prior to the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      29
         Amendment and Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      30
         Termination; Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      30
TU AND ITS SUBSIDIARIES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      31
DESCRIPTION OF TU CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      31
COMPARISON OF SHAREHOLDER RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      32
INFORMATION CONCERNING LCC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      34
         Business of LCC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      34
         LCC Management's Discussion and Analysis of
                 Financial Condition and Results of Operations  . . . . . . . . . . . . . . . . . . . . . . . . .      34
OWNERSHIP OF LCC COMMON STOCK   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      37
OTHER BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      39
EXPERTS; LEGALITY OF TU COMMON STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      39
FINANCIAL STATEMENTS OF LCC   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     F-1
ANNEX A  Agreement and Plan of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     A-1
ANNEX B  Opinion of Daniels & Associates, L.P. .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     B-1
ANNEX C  Articles 5.11, 5.12 and 5.13 of the Texas
                 Business Corporation Act Relating to the
                 Rights of Dissenting Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     C-1

                                    SUMMARY

         The following material, which is presented solely to furnish limited introductory information, is qualified in its entirety by, and should be read in conjunction with, the information appearing elsewhere in this Proxy Statement/Prospectus and the documents incorporated herein by reference. References herein to TU that relate to a date before August 5, 1997 shall be deemed to be references to TU's predecessor, TEI.


                           THE PARTIES TO THE MERGER

         TU AND TU SUB. TU is a holding company which owns all of the outstanding common stock of TEI and ENSERCH. TEI is a holding company whose largest subsidiary is Texas Utilities Electric Company ("TU Electric"). TU Electric is an electric utility engaged in the generation, purchase, transmission, distribution and sale of electric energy in the north central, eastern and western parts of the State of Texas. ENSERCH is an integrated company focused on natural gas. TU Sub is a wholly owned subsidiary of TU organized solely to effect the Merger. The principal executive offices of TU and TU Sub are located at 1601 Bryan Street, Dallas, Texas 75201; the telephone number is (214) 812-4600.

         LCC.   LCC is a privately held Texas corporation.  LCC, through its subsidiaries, operates an independent local exchange telephone company and other telecommunications businesses. The principal executive offices of LCC are located at 321 North First Street, Lufkin, Texas 75902; the telephone number is (409) 634-8861.


                                  THE MEETING

         TIME, PLACE AND DATE.   The Meeting will be held on Saturday, November
15, 1997, in the offices of Lufkin- Conroe Telephone Exchange, Inc., 321 North First Street, Lufkin, Texas, commencing at 10:00 a.m. local time.

         MATTERS TO BE CONSIDERED AT THE MEETING. At the Meeting, holders of LCC Common Stock will (i) vote on a proposal to approve the Plan of Merger (see "THE PLAN OF MERGER") (ii) vote on a proposal to approve a bonus to be paid to
G. I. Ross (see "THE MERGER -- Interests of LCC Director; Bonuses") and (iii) transact such other business, if any, as may properly come before the Meeting.

         RECORD DATE; SHARES ENTITLED TO VOTE; REQUIRED VOTE. Only holders of record of LCC Common Stock at the close of business on October ___, 1997 ("Record Date") will be entitled to notice of, and to vote at, the Meeting. As of the Record Date, a total of 6,006,696 shares of LCC Common Stock were issued and outstanding.

         The affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of LCC Common Stock is required to approve the Plan of Merger. The affirmative vote of the holders of more than 75% of the outstanding shares of LCC Common Stock is required to approve the bonus to Mr. Ross. Directors and officers of LCC hold, or are entitled to vote, approximately 22.1% of the shares of LCC Common Stock entitled to vote at the Meeting. See "GENERAL INFORMATION -- Record Date; Shares Entitled to Vote; Required Vote."

                        RECOMMENDATION OF THE LCC BOARD

         The LCC Board has approved the Plan of Merger, has determined that the Merger is in the best interests of LCC and the holders of LCC Common Stock, and recommends that holders of LCC Common Stock vote FOR approval of the Plan of Merger at the Meeting and vote FOR the approval of the bonus to Mr. Ross.

                       INTERESTS OF LCC DIRECTOR; BONUSES

         Mr. Ross, one of the twelve members of the LCC Board and President and CEO of LCC, has been offered an employment agreement with LCC to retain his services after the Effective Time of the Merger. See "THE MERGER -- Interest of LCC Director; Bonuses." All of the other officers of LCC and its subsidiaries have also been offered employment agreements. The LCC Board has determined that, upon the satisfaction or waiver of the conditions to the Merger, Mr. Ross and 24 other officers and long-term employees of LCC and its subsidiaries will be paid bonuses as compensation for their past services and their efforts in the negotiation and consummation of the Merger. These bonuses will be in an aggregate amount of $3,396,000. Of this amount, $1,350,000 will be paid to Mr. Ross. These bonuses are likely to reduce the amount of TU Common Stock received by LCC shareholders in the Merger by as much as 1.06% (including a reduction of up to 0.42% attributable to the bonus awarded to Mr.
Ross). However, if at closing the available cash of LCC will allow the aggregate amount of bonuses to be increased up to $3,945,000 without further reducing the number of TU shares to be received by the LCC shareholders, then the bonuses will be ratably increased to an amount which in the aggregate will not exceed $3,945,000. Pursuant to the LCC Board determination, Mr. Ross is to receive a bonus of $1,350,000 which may be increased to an amount not more than $1,568,256 if the bonuses are increased as indicated. The bonus of Mr. Ross is, however, subject to the approval of shareholders holding more than 75% of the outstanding LCC Common Stock, and the bonus of Mr. Ross will be submitted for the approval of the shareholders at the Meeting. Such approval of the bonus to Mr. Ross will assure that the bonus will not be treated as a "parachute payment" for tax purposes. A parachute payment is not deductible by LCC for tax purposes and the recipient is subject to a 20% excise tax. Though the bonus awarded to Mr. Ross is subject to shareholder approval, if it is not approved, the LCC Board may choose to again consider the issue of a bonus and vote to pay a bonus to Mr. Ross based upon such factors as it deems relevant.


                       OPINION OF LCC'S FINANCIAL ADVISOR

         As of the date this Proxy Statement/Prospectus is first being mailed to shareholders of LCC, Daniels & Associates, L.P. ("Daniels"), financial advisor to LCC, delivered its written opinion, a copy of which is attached to this Proxy Statement/Prospectus as Annex B, that, as of such date and subject to the considerations and qualifications therein, the Common Share Exchange Ratio (as defined in the Plan of Merger) is fair to such holders from a financial point of view. For additional information concerning the matters considered by Daniels in reaching its opinion, the limitations on their reviews of such matters, and the fees to be received by Daniels, see "THE MERGER -- Opinion of Financial Advisor."


                                   THE MERGER

         As of the time of effectiveness of the Merger ("Effective Time"), TU Sub will be merged with and into LCC, which will be the surviving corporation, and each share of LCC Common Stock then issued and outstanding (other than any Dissenting Shares (as defined herein)) will be converted into shares of TU Common Stock in an amount equal to the number obtained by dividing $53.274 (or such lesser number as may result from certain adjustments provided for in the Plan of Merger) by the Average TU Price. The "Average TU Price" will be based on the market price of TU Common Stock over a period of days but, in any case, will not be less than $31.00 or more than $37.00. Upon consummation of the Merger, each outstanding share of LCC Common Stock will cease to be outstanding and will be converted into the right to receive approximately 1.4 to 1.7 shares of TU Common Stock, depending on the Average TU Price (except as described under "THE MERGER -- Rights of Dissenting Shareholders"), in accordance with the terms of the Plan of Merger. Fractional shares of TU Common Stock will not be issued in connection with the Merger. Holders of LCC Common Stock otherwise entitled to a fractional share will be paid the value of the fractional share in cash, without interest, determined as described in the Plan of Merger. See "THE PLAN OF MERGER -- Effective Time; Effect of Merger."

                        FEDERAL INCOME TAX CONSEQUENCES

         A condition precedent to the consummation of the Merger is the receipt by TU and LCC of an opinion of Reid & Priest LLP, special counsel for TU, that the Merger will constitute a reorganization with the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and that a holder of LCC Common Stock therefore will not recognize gain or loss as a result of the Merger (except with respect to cash received in lieu of any fractional shares of TU Common Stock). See "THE MERGER -- Certain Federal Income Tax Consequences."


         EACH HOLDER OF LCC COMMON STOCK SHOULD READ CAREFULLY THE DISCUSSION IN "THE MERGER -- CERTAIN FEDERAL INCOME TAX CONSEQUENCES" AND THE OTHER SECTIONS OF THIS PROXY STATEMENT/PROSPECTUS REFERRED TO THEREIN AND IS URGED TO CONSULT HIS OR HER OWN ADVISORS AS TO SPECIFIC CONSEQUENCES TO HIM OR HER OF THE MERGER UNDER FEDERAL, STATE, LOCAL OR ANY OTHER APPLICABLE TAX LAWS.


         CONDITIONS TO CONSUMMATION OF THE MERGER; REGULATORY APPROVALS

         The obligations of TU and LCC to effect the Merger are subject to certain conditions including, among others, (i) that the Plan of Merger shall have been approved by the requisite vote of holders of LCC Common Stock, (ii) the listing on the New York Stock Exchange ("NYSE") of the TU Common Stock issuable in connection with the Merger; (iii) receipt by LCC and TU of an opinion of Reid & Priest LLP with respect to certain federal income tax matters, which opinion will be based in part on certain LCC shareholder representations, and (iv) obtaining all necessary regulatory approvals, including approval of the Federal Communication Commission of the transfer of certain licenses held by LCC. Holders of TU Common Stock are not required to approve the Plan of Merger. While TU and LCC believe that they will receive the requisite regulatory approvals concerning the Merger, there can be no assurance as to the timing of such approvals or as to the ability to obtain such approvals on satisfactory terms. Due to the time that may be required to obtain such approvals, it is possible that the Merger may not be consummated for a number of months after the Meeting. See "THE MERGER -- Conditions to Consummation of the Merger."


                                  TERMINATION

         The Plan of Merger may be terminated at any time prior to the Effective Time, whether prior to or after approval by the shareholders of LCC by (i) mutual written consent of TU and LCC; (ii) either party if, among other things, the Merger is not approved by the holders of LCC Common Stock or if the Merger has not been consummated by December 31, 1997 (subject to TU's right to extend this deadline to June 29, 1998 under certain circumstances); or (iii) LCC, if LCC receives an unsolicited written offer with respect to a proposed business combination with an unaffiliated third party that, after notice to TU and subject to certain other qualifications, the LCC Board determines in good faith and based upon the advice of outside legal counsel that it is required by its fiduciary obligations to accept. If LCC enters into a binding agreement with respect to any such competing transaction within six months after termination of the Plan of Merger, LCC will be required to pay TU a $19 million termination fee. TU may also terminate the Plan of Merger if, during a given period of time, its review of information about LCC reveals the Merger would be materially less favorable to TU than had been expected. Under certain circumstances a termination that results from a breach by one party may require the breaching party to reimburse certain expenses of the other party (up to a $750,000 maximum) or, if such a breach is willful, may require payment of a $19 million termination fee. See "THE PLAN OF MERGER -- Termination; Expenses."

         In the event the Plan of Merger is not consummated, LCC currently has no plans other than to continue its current operations. See "INFORMATION CONCERNING LCC -- Business of LCC."


                       RIGHTS OF DISSENTING SHAREHOLDERS

         In the event that the Plan of Merger is approved at the Meeting, any holder of LCC Common Stock entitled to vote at the Meeting who objects to the Merger prior to the Meeting and who follows the procedures prescribed by Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act ("TBCA") may be entitled, in lieu of receiving the consideration provided for in the Plan of Merger, to receive cash equal to the fair value of his shares to be determined by agreement with LCC, as the surviving corporation in the Merger, or by appraisal.


         For a summary of these provisions, see "THE MERGER -- Rights of Dissenting Shareholders." The text of the applicable provisions of the TBCA is attached hereto as Annex C.


                        COMPARISON OF SHAREHOLDER RIGHTS

         Both TU and LCC are Texas corporations, governed by the laws of the State of Texas. Under the articles of incorporation and bylaws of LCC, holders of LCC Common Stock have supermajority voting rights in the event certain business combinations are proposed. Holders of TU Common Stock have no similar rights. The supermajority voting rights contained in LCC's articles of incorporation do not apply to the Merger. The shares of TU Common Stock issuable to holders of LCC Common Stock pursuant to the Merger, in the aggregate, are expected to represent approximately 4% of all issued and outstanding shares of TU Common Stock at the Effective Time. See "COMPARISON OF SHAREHOLDER RIGHTS."

                               MARKET PRICE DATA

         LCC Common Stock is not actively traded. TU Common Stock is listed on the New York, Chicago and Pacific stock exchanges.


                                  Price Per Share of TU Common Stock                       TU Price Per
                                  ----------------------------------                     Equivalent Share
                                                                                            of  LCC *
                                                                             -------------------------------------
                                           High             Low                      High             Low
                                           ----             ---                      ----             ---
1994:
         First Quarter            $      43 1/8         $     36 1/2            $     64.688     $     54.750
         Second Quarter                      38               29 7/8                  57.000           44.813
         Third Quarter                   34 1/8               29 5/8                  51.188           44.438
         Fourth Quarter                  34 1/8               30 3/4                  51.188           46.125

1995:
         First Quarter            $          35         $     30 1/8            $     52.500     $     45.188
         Second Quarter                  36 1/8               31 5/8                  54.188           47.438
         Third Quarter                       35               32 5/8                  52.500           48.938
         Fourth Quarter                  41 1/4               34 1/4                  61.875           51.375

1996:
         First Quarter            $      42 7/8         $     38 7/8            $     64.313     $     58.313
         Second Quarter                  42 3/4               38 1/2                  64.125           57.750
         Third Quarter                   43 3/4               39 3/8                  65.625           59.063
         Fourth Quarter                  42 1/8               38 3/4                  63.188           58.125

1997:
         First Quarter            $          42         $     33 3/4            $     63.000     $     50.625
         Second Quarter                      37               31 1/2                  55.500           47.250
         Third Quarter                  36 3/16               33 1/2                  54.281           50.250
         Fourth Quarter
         (through 10 /__/97)

___________________

         * Calculated by multiplying the TU Common Stock price per share by an assumed conversion ratio of 1.5 shares of TU Common Stock for each share of LCC Common Stock.

         On August 22, 1997, the last day on which shares of TU Common Stock traded prior to the public announcement of the execution of the Plan of Merger by LCC and TU, the closing price per share of TU Common Stock on the NYSE Composite Tape was $35 1/16. On October ___, 1997, the closing price per share of TU Common Stock was $______.

         Because the market price of TU Common Stock is subject to fluctuation, the market value of the shares of TU Common Stock that holders of LCC Common Stock will receive pursuant to the Merger may be more or less than the current estimate at the Effective Time. LCC shareholders are urged to obtain current market quotations for TU Common Stock.

                                DIVIDEND DATA


                                                                   Dividends Declared
                                          -----------------------------------------------------------------
                                                    Historical                          Pro Forma
                                          ------------------------------             ----------------
                                              TU                 LCC                 LCC Equivalent *
                                             -----               ---                 ----------------
Year ended December 31,   1992            $     3.04       $      0 .91              $      4 .56
                          1993                  3.08              1 .00                     4 .62
                          1994                  3.08              1 .12                     4 .62
                          1995                  2.81              1 .58                     4 .22
                          1996                  2.03              1 .32                     3 .04
                          1997**                1.58              0 .96                     2 .37

_______________________

         * Calculated by multiplying the dividends paid per share of TU Common Stock by an assumed conversion ratio of 1.5 shares of TU Common Stock for each share of LCC Common Stock.

         ** Through September 15, 1997.


         TEI declared common stock dividends payable in cash in each year since its incorporation in 1945. In ___________ 1997, TU declared a regular quarterly dividend of _____ per share payable ____________, 1997 to shareholders of record on __________, 1997. Holders of LCC Common Stock who receive TU Common Stock in connection with the Merger will not be entitled to this dividend or any other dividend subsequently declared with a record date prior to the Effective Time.

         LCC has declared common stock dividends payable in cash in each year since 1969. On August 9, 1997 a regular quarterly cash dividend of $0.34 per share was declared and payable September 15, 1997 to shareholders of record on September 1, 1997.


                           COMPARATIVE PER SHARE DATA

         Set forth below are certain data per common shares of TU and LCC on an historical basis as of December 31, 1996 and on an equivalent pro forma basis for LCC. The equivalent pro forma data for LCC was calculated by multiplying the TU per share data by an assumed conversion ratio of 1.5 shares of TU Common Stock for each share of LCC Common Stock.

                                  Year Ended December 31, 1996     Six Months Ended June 30, 1997
                                  ----------------------------     ------------------------------
                                                  Pro Forma                             Pro Forma
                                   TU      LCC  LCC Equivalent       TU       LCC     LCC Equivalent
                                   --     ----  --------------       --       ---     --------------
Earnings Per Share (on
 average shares outstanding)      $ 3.35   $ 2.38     $ 5.03        $ 1.23   $ 1.61       $ 1.85

Dividends Declared
Per Share                         $ 2.03   $ 1.32     $ 3.04        $ 1.05   $ 0.62       $ 1.58

Book Value Per Share              $26.86   $16.70     $40.29        $26.90   $17.74       $40.35

  SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR LCC AND ITS SUBSIDIARIES
              (THOUSANDS OF DOLLARS, EXCEPT FOR PER SHARE AMOUNTS)

                                        Six Months Ended
                                             June 30,                 Twelve Months Ended December 31,
                                             --------    --------------------------------------------------
                                             1997         1996      1995       1994       1993         1992
                                             ----         ----      ----       ----       ----         ----
INCOME STATEMENT DATA:

       Operating Revenues                  $ 53,293   $ 87,898    $ 80,008   $ 74,972   $ 63,519     $ 57,694


       Net Income                             9,701     14,262      16,326     11,551      9,446        9,724

       Earnings and Dividends
         Per Share of Common Stock:
         Earnings (on average shares
           outstanding)                        1.61       2.38        2.72       1.93       1.57         1.62
         Dividends declared                    0.62       1.32        1.58       1.12       1.00         0.91
       Book Value Per Share
     (end of period)                          17.74      16.70       15.64      14.49      13.62        13.05


CAPITALIZATION (END OF PERIOD):

       Long-Term Debt                      $ 30,152   $ 32,086    $ 33,544   $ 32,182   $ 27,320     $ 31,958
       Shareholders Equity                  106,529    100,315      93,954     87,021     81,808       75,794

  SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR TU AND ITS SUBSIDIARIES
            (THOUSANDS OF DOLLARS, EXCEPT FOR PER SHARE AMOUNTS) (A)

                                  Six Months Ended
                                    June 30,                                 Twelve Months Ended December 31,
                                    --------           ------------------------------------------------------------------------
                                       1997               1996           1995             1994             1993           1992
                                       ----               ----           ----             ----             ----           ----
INCOME STATEMENT DATA
  Operating Revenues                 $ 3,082,289      $ 6,550,928      $ 5,638,688      $ 5,663,543      $ 5,434,512    $ 4,907,876
  Consolidated Net Income
    (Loss) (b)                           275,545          753,606         (138,645)         542,799          368,660        700,111
  Earnings and Dividends
    Per Share of Common
        Stock:
    Earnings Per Share
      (on average shares
       outstanding) (b)                     1.23             3.35            (0.61)            2.40             1.66           3.26
    Dividends Declared
      Per Share                             1.05             2.03             2.81             3.08             3.08           3.04
  Book Value Per Share
     (end of period)                       26.90            26.86            25.38            28.74            29.29          30.33

CAPITALIZATION (END OF PERIOD):
Long-Term Debt                       $ 8,303,859      $ 8,668,111      $ 9,174,575      $ 7,888,413      $ 8,379,826    $ 7,931,981
TU Electric obligated,
mandatorily redeemable,
preferred securities of
subsidiary trusts holding
solely debentures of TU
Electric                                 874,865          381,311          381,476            ---              ---            ---
Preferred Stock:
Not Subject to Mandatory
Redemption                               139,140          464,427          489,695          870,190        1,083,008        909,564
Subject to  Mandatory
Redemption                                20,593          238,391          263,196          387,482          396,917        418,748
Common Stock Equity                    6,043,503        6,032,913        5,731,753        6,490,047        6,570,953      6,590,537
Total Capitalization                  15,381,960       15,785,153       16,040,695       15,636,132       16,430,744     15,850,830

(a) No pro forma consolidated financial data for TU and its subsidiaries, giving effect to the Merger, is presented, since the effect of the Merger on such financial data is immaterial. Historical financial data for TU for periods prior to August 5, 1997 consists of data for its predecessor TEI and excludes ENSERCH. On August 5, 1997, TU acquired the local distribution and pipeline divisions of ENSERCH and other ENSERCH businesses, excluding Enserch Exploration, Inc. ("EEX") and TEI and ENSERCH became subsidiaries of TU. Proforma operating revenues and consolidated net loss for ENSERCH for the six months ended June 30, 1997 were $1,142.860 million and $8.755 million, respectively. This pro forma data is derived from the historical financial statements of ENSERCH and gives effect to the distribution of all of the shares of EEX held by ENSERCH to its shareholders ("ENSERCH Distribution") and assumes that the ENSERCH Distribution occurred at the beginning of such period.

(b) The twelve-month period ended December 31, 1992 was affected by the discontinuation of the accrual of allowance for funds used during construction (AFUDC) and the commencement of depreciation on approximately $1.3 billion of investment in Unit 1 of the Comanche Peak nuclear generating station (Comanche Peak) and facilities which are common to Comanche Peak Units 1 and 2 incurred after the end of the June 30, 1989 test year and, therefore, not included in TU Electric's Docket 9300 rate case. Effective January 1992, TU Electric began recording base rate revenue for energy sold but not billed to achieve a better matching of revenues and expenses. The effect of this change in accounting increased net income for the twelve months ended December 31, 1992, by approximately $102 million, of which approximately $80 million represents the cumulative effect of the change in accounting at January 1, 1992. The twelve-month period ended December 31, 1993 was affected by the recording of regulatory disallowances in TU Electric's Docket 11735 rate case. The twelve-month period ended December 31, 1995 was affected by the impairment of several nonperforming assets, including TU Electric's partially completed Twin Oak and Forest Grove lignite-fueled facilities and the New Mexico coal reserves of a subsidiary, as well as several minor assets. Such impairment, on an after-tax basis, amounted to $802 million.

                              GENERAL INFORMATION


PLACE, TIME AND DATE OF THE MEETING

       The Meeting will be held on Saturday, November 15, 1997, in the offices of Lufkin-Conroe Telephone Exchange, Inc., at 321 North First Street, Lufkin, Texas, beginning at 10:00 a.m. local time. This Proxy Statement/Prospectus is being sent to holders of LCC Common Stock and accompanies a form of proxy which is being solicited by the Board of Directors of LCC for use at the Meeting and at any adjournment or postponement thereof.


MATTERS TO BE CONSIDERED AT THE MEETING

       At the Meeting, holders of LCC Common Stock will vote upon proposals to approve the Plan of Merger, see "THE PLAN OF MERGER," and to approve a bonus payable to G. I. Ross, see "THE MERGER -- Interest of LCC Director; Bonuses," and may transact such other business as may properly come before the Meeting.


RECORD DATE; SHARES ENTITLED TO VOTE; REQUIRED VOTE

       Only holders of record of LCC Common Stock at the close of business on October ___, 1997 ("Record Date") will be entitled to notice of, and to vote at, the Meeting. As of the Record Date, 6,006,696 shares of LCC Common Stock were issued and outstanding. Holders of LCC Common Stock may vote in person or by properly executed proxy. Holders of LCC Common Stock are entitled to cast one vote per share on all matters to properly come before the Meeting.

       The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of LCC Common Stock entitled to vote at the Meeting is necessary to constitute a quorum. The affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of LCC Common Stock is required to approve the Plan of Merger. The affirmative vote of the holders of more than 75% of the outstanding shares of LCC Common Stock is required to approve the bonus payable to Mr. Ross. Under Texas law there is no difference between a vote against the Plan of Merger and an abstention or a broker non-vote in respect thereof.

       The officers and directors of LCC have beneficial ownership of, in the aggregate, approximately 22.1% of the currently issued and outstanding shares of LCC Common Stock. The eleven directors of LCC who were present at the LCC Board's August 23, 1997 meeting and voted to approve the Plan of Merger have given TU an irrevocable proxy to vote certain shares (totaling approximately 13% of the shares of LCC Common Stock currently issued and outstanding) in favor of approval of the Plan of Merger. See "OWNERSHIP OF LCC COMMON STOCK."


PROXIES

       Shares of LCC Common Stock represented by properly executed proxies received prior to or at the Meeting will be voted in accordance with the instructions indicated on the proxies, unless such proxies have been revoked prior to or at the Meeting. If no instructions are indicated on an executed LCC form of proxy, the shares covered by such proxy will be voted FOR the approval of the Plan of Merger and FOR the bonus to Mr. Ross.

       If any other matters are properly presented at the Meeting for consideration, including, among other things, consideration of a motion to adjourn the Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the form of proxy and acting thereunder will have discretion to vote the shares of LCC Common Stock covered by validly executed proxies in accordance with their best judgment. As of the date hereof, the LCC Board knows of no such other matters.

       Any proxy given pursuant to this solicitation may be revoked by the person giving such proxy at any time prior to the time the shares are voted, by delivery of written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of LCC Common Stock to Stephen
P. Moore, Secretary, 321 North First Street, P. O. Box 909, Lufkin, Texas
75901-0909.   A person may also revoke a proxy by voting in person at the
Meeting. Attendance at the Meeting will not in itself constitute the revocation of a proxy.

       Shares of LCC Common Stock held by persons who abstain from voting such shares will be counted as present only for quorum purposes. BECAUSE APPROVAL OF THE PLAN OF MERGER REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF TWO-THIRDS (2/3) OF THE OUTSTANDING SHARES OF LCC COMMON STOCK, AND APPROVAL OF THE BONUS REQUIRES THE AFFIRMATIVE VOTE OF HOLDERS OF MORE THAN 75% OF THE OUTSTANDING SHARES OF LCC COMMON STOCK, FAILURE TO EXECUTE AND RETURN THE ACCOMPANYING FORM OF PROXY OR TO VOTE IN PERSON AT THE MEETING WILL HAVE THE EFFECT OF A VOTE AGAINST THE PLAN OF MERGER AND AGAINST THE BONUS TO MR. ROSS.

       In addition to soliciting proxies by mail, officers and employees of LCC, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram or in person.

       Under the Plan of Merger, the expenses of printing this Proxy Statement/Prospectus and the expenses of printing and filing the related Registration Statement will be paid by TU. The cost of soliciting proxies from holders of LCC Common Stock will be borne by LCC.

                                   THE MERGER


       The Plan of Merger provides that, at the Effective Time of the Merger, TU Sub will be merged with and into LCC, with LCC being the surviving corporation. If the Merger is consummated, each outstanding share of LCC Common Stock, other than shares held by dissenting holders ("Dissenting Shares") will be converted into approximately 1.5 shares of TU Common Stock (subject to certain adjustments). See "THE PLAN OF MERGER."


BACKGROUND OF THE MERGER

       In their continuing efforts to strategically position LCC to protect and enhance shareholder value, during 1995 LCC's management and the LCC Board became concerned about LCC's future in an increasingly competitive telecommunications environment, especially in light of pending and proposed state and federal legislation which would likely increase competition by deregulation and unprotected franchises. Following industry inquiries by LCC management to gain information and suggest possible courses of action, LCC employed the consulting firm of Rendall and Associates to evaluate the telecommunications industry and to recommend possible LCC strategies. The resulting Rendall Report, presented to the LCC Board during the second quarter of 1996 confirmed an increasingly competitive environment, the likelihood of price erosion and the need to refocus to provide and market additional communications services through expansion or possible strategic relationships.

       As a result of management inquiries and the Rendall Report, in 1996 the LCC Board began to evaluate future LCC strategic alternatives to respond to competition and to expand markets beyond traditional services and territories. By October 1996, the LCC Board was concerned that by raising additional capital to accomplish some of the considered strategic alternatives, dividends to LCC shareholders would likely be impeded, thereby changing the nature of the benefits of LCC stock ownership.

       In mid-1996 in an effort to seek possible strategic relationships, Mr. G.I. Ross, President and CEO of LCC, initiated discussions with a local manager of TU Electric in Lufkin to explore possible ways to do business together, in particular, a bundling of energy and communications services.

       TU has an established plan to seek new investment opportunities from time to time when it concludes that such investments are consistent with its business strategies and are likely to enhance the long-term returns to its shareholders. In furtherance of this plan, the telecommunications field and LCC were identified by TU management as potential opportunities and were the subject of internal consideration in early 1996. In May 1996, H. Jarrell Gibbs, Vice Chairman of TU, informally contacted Mr. Ross to discuss whether LCC had any interest in an affiliation with TU. On November 12, 1996, Mr. Gibbs met with Mr. Ross and Linwood Newman, Chairman of the Board of LCC, to consider whether to initiate discussions between the companies. On November 22, 1996, a confidentiality agreement was executed by both TU and LCC and some general information was exchanged over the next few months. In early 1997, TU engaged the services of Communications Capital Partners ("CCP") as financial advisor to assist in TU's evaluation of LCC which engagement was formalized on March 21, 1997.

       On February 12, 1997, Herbert H. Zureich, Jr., Executive Vice President and General Manager of Texas Utilities Communications Inc. ("TU
Communications"), a TU subsidiary, provided to Mr. Ross a detailed request for financial and operational information. The requested information was subsequently provided to TU and its management proceeded to evaluate this information.

       On March 6, 1997, Messrs. Gibbs and Zureich, Phil Slingerland, a TU Communications employee, and representatives of CCP met with Messrs. Ross and Newman, to further explore each party's interest and to enhance TU management's
understanding of LCC's business.   On May 5, 1997, TU engaged the services of
Salomon Brothers Inc as financial advisor to provide additional assistance. TU management presented information concerning a possible transaction to the TU Board of Directors on May 22-23, 1997 and received authorization to proceed with discussions with LCC with respect to such a transaction.

       On March 8, 1997, the LCC Board was apprised of the discussions with TU and LCC management was encouraged to continue negotiations. On April 2, 1997, Mr. Ross sought advice from LCC's regular corporate counsel, Naman, Howell,
Smith & Lee, P.C.   In May 1997, LCC management contacted Daniels & Associates,
L.P. ("Daniels"), an investment banking firm, to provide assistance in evaluating the possibilities of an affiliation with TU and to provide financial advisory services in connection with any affiliation transaction with TU.

       On June 3, 1997, Messrs. Gibbs and Zureich and representatives of CCP met with Mr. Ross, to discuss TU's views on an appropriate range of values for LCC. On June 20, 1997, LCC formalized its engagement of Daniels. On June 26, 1997, Mr. Slingerland and a representative of CCP met with Mr. Ross and Dale Green, an officer of LCC, and a representative of Daniels to continue discussions of valuation methodologies. Thereafter, numerous internal discussions took place among TU management and its legal and financial advisors to formulate possible terms for the transaction, including an appropriate valuation for LCC.

       On July 10, 1997, Mr. Zureich and a representative of CCP met with Messrs. Ross and Newman and a representative of Daniels to present TU's views as to possible terms of a transaction and a range of values for LCC.

       On July 12, 1997, the management of LCC discussed a possible transaction with the LCC Board of Directors, at which time the LCC Board rejected the transaction because it considered the proposed consideration inadequate.

       On July 14, 1997, in a telephone conversation with Mr. Zureich, Mr. Ross responded to TU's presentation on behalf of the LCC Board. Subsequent to this telephone conversation, representatives of Daniels and LCC spoke on numerous occasions by telephone with representatives of CCP to discuss valuation methodologies proposed by each party and to explore terms that might be acceptable to each party. Both parties met internally with their respective financial advisors to discuss the status of discussions between the financial advisors.

       On July 29, 1997, Mr. Gibbs and Robert Shapard, Treasurer of TU, spoke by telephone with Messrs. Newman and Ross to discuss whether an acceptable agreement might be reached, at which time both parties concluded that continued discussions would be worthwhile. On July 30, 1997, legal counsel for TU distributed a preliminary draft of a merger agreement to Messrs. Newman and Ross for review and comment.

       On July 31, 1997, the LCC Board reviewed the status of negotiations with TU and appointed a special committee consisting of Mr. Newman, Deane C. Watson, Jr. and William P. Bowers (the "Special Committee") to review the proposed transaction and negotiate the terms of any agreement with TU. On August 7, 1997, the Special Committee met with LCC legal and financial advisors to review in detail the issues to be explored by the Special Committee.

       Beginning on August 7, 1997, management and legal counsel of both TU and LCC spoke by telephone or in person on numerous occasions to negotiate various terms of the transaction and TU and LCC exchanged drafts of a proposed merger agreement.

       On August 12, 1997, the Special Committee met with TU management and a representative of Daniels to review major points of concern and relevant factors concerning a possible affiliation. Additionally, on August 12, 1997, the Special Committee met with LCC management and legal counsel to review the terms of the proposed Merger and other relevant considerations and to review in detail a draft of the proposed merger agreement.

       On August 13, 1997, the Special Committee again met to review the proposed terms of the Merger and to conduct an in-depth interview with a recognized expert in the electric utilities industry concerning the prospects of TU and the future of the energy utility environment.

       On August 15, 1997, the Special Committee again met to review relevant points of negotiations and the proposed merger agreement, and in particular, price adjustment issues.

       On August 16, 1997, the Special Committee met to review the terms of the Merger and the proposed merger agreement and was advised by legal counsel with respect to various matters. Additional telephone conferences with legal counsel and members of the Special Committee ensued from August 16 through August 20, 1997, concerning the Merger and various points of negotiation.

       On August 22, 1997, members of the management of TU met, reviewed and, pursuant to TU Board authority, approved the terms and conditions of a definitive Plan of Merger. The Plan of Merger was signed by TU and TU Sub on August 22, 1997.

       On August 23, 1997, eleven of the twelve members of the LCC Board met and reviewed the terms of the Plan of Merger. Daniels advised the LCC Board as to the fairness of the Common Share Exchange Ratio (as defined in the Plan of Merger) from a financial point of view and delivered its oral fairness opinion described below. The Special Committee reported to the LCC Board that it recommended approval of the Plan of Merger. Thereafter, the LCC Board, by the affirmative vote of all of the eleven members present, approved the Plan of Merger. The Plan of Merger was signed by LCC on August 23, 1997.


INTERESTS OF LCC DIRECTOR; BONUSES

       Mr. Ross has been offered an employment agreement with LCC to retain his services after the Effective Time of the Merger. All of the other officers of LCC and its subsidiaries have also been offered employment agreements. The LCC Board has determined that upon the satisfaction or waiver of the conditions to the Merger, Mr. Ross and 24 other officers and long-term employees of LCC and its subsidiaries will be paid bonuses as compensation for their past services and their efforts in the negotiation and consummation of the Merger. These bonuses will be in an aggregate amount of $3,396,000. Of this amount, $1,350,000 will be paid to Mr. Ross. These bonuses are likely to reduce the amount of TU Common Stock received by LCC shareholders in the Merger by as much as 1.06% (including a reduction of up to 0.42% attributable to the bonus to Mr. Ross. However, if at the Effective Time the available cash of LCC will allow the aggregate amount of bonuses to be increased up to $3,945,000 without further reducing the number of TU shares to be received by the LCC shareholders, then the bonuses will be ratably increased to an amount which in the aggregate will not exceed $3,945,000. Pursuant to the LCC Board determination, Mr. Ross is to receive a bonus of $1,350,000 which may be increased to an amount not more than $1,568,256 if the bonuses are increased as indicated. The bonus of Mr. Ross is, however, subject to the approval of shareholders holding more than 75% of the outstanding LCC Common Stock, and the bonus awarded to Mr. Ross will be submitted for the approval of the shareholders at the Meeting. Such approval of the bonus to Mr. Ross will assure that the bonus will not be treated as a "parachute payment" for tax purposes. A parachute payment is not deductible by LCC for tax purposes and the recepient is subject to a 20% excise tax.

Though the bonus awarded to Mr. Ross is subject to shareholder approval, if it is not approved, the LCC Board may choose to again consider the issue of a bonus and vote to pay a bonus to Mr. Ross based upon such factors as it deems relevant.


RECOMMENDATION OF THE LCC BOARD; LCC REASONS FOR THE MERGER

       The LCC Board has approved the Plan of Merger, has determined that the Merger is in the best interests of LCC and the holders of its Common Stock and recommends that holders of LCC Common Stock vote FOR approval of the Plan of Merger at the Meeting.

       In reaching its decision to approve the Plan of Merger and to recommend that the holders of LCC Common Stock vote to approve the Plan of Merger, the LCC Board considered the following factors to be material:

       (1) The competitive environment in the telecommunications industry and the need for additional capital and business alliances to remain competitive;

       (2) The strong dividend history of TU and the likelihood of increased dividends that LCC shareholders would receive as TU shareholders as compared to the dividends received as LCC shareholders;

       (3) The relative stability of the electric utility industry as compared to the telecommunications industry;

       (4)       The expressed intention of TU to retain the LCC employees;

       (5) The potential for a synergistic relationship which would allow LCC and TU to enter additional markets and provide expanded services;

       (6) The current and historical market prices of TU Common Stock and dividends on LCC Common Stock and TU Common Stock (the assumed merger consideration of approximately 1.5 shares of TU Common Stock per share of LCC Common Stock (having a pro forma dividend of $3.04) was compared to the $1.32 dividends on LCC Common Stock for 1996) (see "SUMMARY -- Market Price Data and -- Dividend Data");

       (7) The premium which holders of LCC Common Stock would receive in the Merger over book value of LCC Common Stock at the time (the assumed merger consideration of approximately 1.5 shares of TU Common Stock per share of LCC Common Stock (having a pro forma book value of approximately $40.29) was compared to the $16.70 book value per share of LCC Common Stock on December 31,
1996) (see "SUMMARY -- Market Price Data and -- Dividend Data" and "Comparative Per Share Data");

       (8) The comparative liquidity of LCC Common Stock and TU Common Stock (see "--Opinion of Financial Advisor");

       (9) Information concerning the financial performance, condition and business operations of each of TU and LCC for the prior three years (see "TU AND ITS SUBSIDIARIES" and "INFORMATION CONCERNING LCC");

       (10) The tax free nature of the Merger for federal income tax purposes to holders of LCC Common Stock who receive TU Common Stock (see "-- Certain Federal Income Tax Consequences");

       (11)      The terms of the Plan of Merger (see "THE PLAN OF MERGER"); and

       (12) The opinion and analysis of Daniels described below (see "--Opinion of Financial Advisor").

       In determining to approve the Plan of Merger, the LCC directors considered the information and analyses described above as a whole in relation to their knowledge of LCC, TU and their respective businesses and their own business experience. The LCC Board did not conclude that any single factor was of primary importance, and believes that selecting portions of the information and analyses, without considering all factors and analyses, could create an incomplete view of the overall transaction. In the aggregate, such factors and analyses led the LCC Board to conclude that the Plan of Merger was in the best interests of the LCC shareholders. Those factors which related to the value of the consideration available to LCC shareholders under the Plan of Merger received more prominence in the deliberations of the LCC Board, but all of the factors were considered interdependent in the ultimate decision to approve the Plan of Merger.


TU REASONS FOR THE MERGER

       The Board of Directors of TU approved the Merger because it believes that the Merger represents a logical and natural extension of TU's business. LCC is recognized as a financially sound and well managed company and is highly regarded in the communities it serves. The management and operations of LCC have for many years been well known to the management of TU. TU believes that the acquisition of LCC will expand TU's ability to offer retail products and services to customers, as well as expand TU's customer base. TU Electric currently provides electric service to over 40,000 customers in the Lufkin, Texas area.


OPINION OF FINANCIAL ADVISOR

       Daniels was retained by LCC, pursuant to an agreement dated June 16, 1997, as its financial advisor in connection with the possible sale of the stock of LCC. This selection was based on Daniels' experience, expertise, reputation and overall familiarity with LCC. At the August 23, 1997 meeting of the LCC Board, Daniels provided an oral opinion to the LCC Board that the Common Share Exchange Ratio provided for in the Plan of Merger ("Exchange Ratio") was fair, from a financial point of view, to the LCC shareholders as of that date. As of the date of this Joint Proxy Statement/Prospectus, Daniels has rendered a written opinion to the effect that the Exchange Ratio is fair, from a financial point of view, to the LCC shareholders based on and subject to certain matters set forth therein.

THE FULL TEXT OF DANIELS' WRITTEN OPINION, DATED AS OF THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY DANIELS, IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE. LCC SHAREHOLDERS ARE URGED TO READ CAREFULLY SUCH OPINION IN ITS ENTIRETY. DANIELS' OPINION IS DIRECTED TO THE LCC BOARD AND ADDRESSES THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO THE LCC SHAREHOLDERS. IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER, NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY LCC SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE LCC SHAREHOLDER MEETING. THE SUMMARY OF THE DANIELS OPINION SET FORTH BELOW IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

       In arriving at its opinion, Daniels: (i) reviewed a copy of the Plan of Merger; (ii) reviewed TU's Registration Statement on Form S-4, including the Joint Proxy Statement/Prospectus of LCC and TU; (iii) reviewed the annual reports and related financial information for the two fiscal years ended December 31, 1995 and 1996, as well as the most recently available related unaudited financial information prepared by management of LCC and TU, respectively; (iv) reviewed certain information related to the business, earnings, cash flow, assets and prospects of LCC and TU furnished to Daniels by management of the respective companies; (v) conducted discussions with members of senior management of LCC and TU regarding the business and prospects of LCC and TU, respectively; (vi) reviewed minutes of meetings of the LCC Board at which the proposed Merger, or alternatives thereto, were discussed; (vii) compared the results of operations of LCC with those of certain public companies which Daniels deemed to be reasonably similar to LCC; (viii) reviewed the reported prices and trading activity for the common stock of TU for the past 24 months; (ix) performed a discounted cash flow analysis of LCC's five-year financial projections through the year 2001; (x) compared the proposed financial terms of the Merger contemplated by the Plan of Merger with the terms of certain other transactions which Daniels deemed to be relevant; and (xi) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Daniels deemed necessary for purposes of its opinion.

       In arriving at its written opinion and in its August 23, 1997 presentation to the LCC Board, Daniels did not assume any obligation to verify any of the foregoing information which it reviewed and relied upon the accuracy and completeness of such information in all material respects. With respect to financial projections, Daniels assumed that such information was reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of LCC and TU. In addition, Daniels assumed that the Merger will be consummated in accordance with the terms set forth in the Plan of Merger including, among other things, that the Merger will be treated as a tax-free reorganization pursuant to the Code. Daniels did not make any independent valuation or appraisal of the assets or liabilities of LCC, nor was Daniels furnished with any such appraisals. Daniels' opinion is necessarily based on business, market, economic and other conditions which are in effect on, and could be evaluated as of, the date of the written opinion. In arriving at its opinion, Daniels was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of LCC or any of its assets, nor did Daniels negotiate with any parties other than TU.

       The following is a brief summary of certain analyses performed by Daniels and reviewed with the LCC Board on August 23, 1997 in connection with its oral presentation to the LCC Board on that date and its preparation of the written opinion, attached in Annex B.

       DISCOUNTED CASH FLOW ANALYSIS. Daniels conducted a five-year discounted cash flow analysis of LCC for the year 1997 through 2001 to estimate the present value of unlevered free cash flow that LCC is expected to generate if LCC performs in accordance with the five-year financial projections supplied by management. For purposes of Daniels' analysis, free cash flow was determined by using LCC projections for revenues, operating expenses, investment in working capital, taxes on earnings before interest and taxes ("EBIT") and capital expenditures for the five-year period beginning in 1997. Daniels calculated a terminal value for LCC by applying a range of multiples to earnings before interest, taxes, depreciation and amortization ("EBITDA") in year five. Based on LCC's year-to-date revenue and EBITDA growth, LCC's diversification into non-regulated businesses, and industry forecasts, Daniels utilized terminal EBITDA multiples ranging from 7.5x to 8.5x in its analysis. LCC's five-year unlevered free cash flow and terminal value were discounted to present value using a range of discount rates from 9% to 10%. The discount rate range was selected based upon a weighted average cost of capital analysis of LCC. Because EBITDA from LCC's non-operating business segments, specifically its investment in cellular telephone partnerships, is not reflected in LCC's five-year operating projections, Daniels added the estimated value of these minority partnership interests to its discounted cash flow analysis in order to evaluate a company enterprise value for LCC. By applying the analysis discussed above, a company enterprise value for LCC ranges from $303.3 million to $357.3 million or $50.49 to $59.48 per share.

       COMPARABLE COMPANY ANALYSIS. Comparable company analysis is used to compare a company's performance relative to comparable publicly-traded peers. Daniels reviewed selected financial and operating results for several public telephone companies that were deemed to have similar characteristics to LCC. However, because of the inherent differences in size, focus and characteristics of LCC and the selected comparable companies, Daniels used its own qualitative judgment concerning these differences in order to obtain a comparable measure of public market valuation. Daniels reviewed certain financial statistics, including trading value per access line and trading value as a multiple of trailing EBITDA for the following comparable companies: Aliant Communications, Alltel Corporation, Century Telephone Enterprises, Hector Communications, Roseville Communications and Southern New England Telecommunications Corp.

       In performing the comparable company analysis, Daniels used publicly-available information for the year ended December 31, 1996 and the six months ended June 30, 1997. The most recent data available for LCC was for the twelve months ended June 30, 1997. Based on this data, the public market comparable analysis yields trailing twelve month EBITDA multiples ranging between 5.2x and 8.4x and values per access line, excluding significant wireless holdings, ranging between $1,332 and $3,566. Based on the EBITDA analysis and adding the estimated value of LCC's investment in cellular telephone partnerships, the implied company enterprise value ranges from $225.4 million to $348.1 million or $37.52 to $57.95 per share. Using values per access line for comparable companies, the number of LCC's access lines as of June 30, 1997 and adding the estimated value of LCC's investment in cellular partnerships, the implied company enterprise value ranges from $151.2 million to $361.2 million or $25.17 to $60.13 per share.

       COMPARABLE TRANSACTION ANALYSIS. Using publicly available information, Daniels performed an analysis of selected reported sales of comparable telephone companies during the last three years. Daniels reviewed certain financial statistics, including estimates of EBITDA multiples and prices paid per access line. As no company utilized in this analysis was identical to LCC and because of the variability and related significance of different business lines outside of the core telephone business, Daniels focused its analysis of comparable transactions on the estimates of valuation attributable to the telephone business only. After arriving at a range of valuation for the telephone operations of the comparable transactions, Daniels added the estimated value of LCC's investment in cellular telephone partnerships to arrive at a range of company enterprise value for LCC. Daniels' analysis included the following comparable transactions (Seller/Buyer): PTI/Century Telephone, Consolidated Communications/McLeod USA, US West/Pacific Telecom, Ollig Utilities/Alliance Telecom, St. Joe Paper/Texas Pacific Group, US West/TriTech, Alltel/Citizens Utilities, GTE/New England Independent, and SLT Communications/Alltel.

       In Daniels' analysis, the trailing telephone-only EBITDA multiples ranges from 4.1x to 9.2x with a median of 7.0x. Based on this range, the comparable transaction analysis yields an implied company enterprise value from $183.2 million to $378.4 million or $30.50 to $62.49 per share. The value per access line ranged from $2,127 to $4,450 with a median of $2,900. The value per access line analysis yields a company enterprise value from $225.9 million to $444.3 million or $37.61 to $73.97 per share.

       No transaction utilized in this comparable transaction analysis is identical to the Merger and the amount of information available with respect to these transactions varies widely. In evaluating these transactions, Daniels made judgments and assumptions with regard to industry performance, general business, economic market and financial conditions and other matters in general. Accordingly, an analysis of the results of this review is not mathematical.

       In preparing its opinion to the LCC Board, Daniels performed a variety of financial analyses, the material portions of which are summarized above.
The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to a partial analysis or summary description. Each methodology resulting in an implied range of enterprise value for LCC supported Daniels' opinion that the Exchange Ratio was fair, from a financial point of view, to the LCC shareholders. In arriving at its opinion, Daniels did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments about the relevance of each. Daniels believes that its analyses must be considered as a whole and that selecting any portion of such analyses, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying Daniels' opinion. In addition, the analyses set forth above are not appraisals and do not purport to reflect the price at which LCC might be sold. Because such estimates are inherently subject to uncertainty, none of LCC, TU, Daniels or any other person assumes any responsibility for their accuracy.

       Daniels' opinion relates solely to the fairness, from a financial point of view, of the Exchange Ratio and does not address LCC's underlying business decision to enter into the Merger. Its opinion also does not address the relative merits of any alternatives to the Merger which the LCC Board may have considered, the decision of the LCC Board to proceed with the Merger or the form of consideration being received in the Merger. Daniels expresses no opinion and makes no recommendation as to how the LCC shareholders should vote on the Merger.

       COMPENSATION/POTENTIAL CONFLICT OF INTEREST. Pursuant to the engagement letters entered into on June 20, 1997 and August 12, 1997, LCC has agreed to pay Daniels: (i) a fairness opinion fee of $20,000, $10,000 paid as of August 12, 1997 and $10,000 due upon Daniels rendering the final update to its opinion letter and, (ii) if the Merger is consummated, a fee of $1,000,000. In addition to the foregoing compensation, LCC has agreed to reimburse Daniels for expenses and to indemnify Daniels for certain liabilities and expenses arising out of this engagement. These fees were determined by arms-length negotiations between Daniels and LCC. Daniels and LCC do not believe that the prior agreements in any way affected Daniels' ability to fairly and impartially render its opinion.


MANAGEMENT OF LCC AFTER THE MERGER

       It is TU's present intention to maintain LCC, the surviving corporation
in the Merger, as a direct or  indirect subsidiary of TU.   At the Effective
Time, the directors of TU Sub will become the directors of LCC.

       LCC, as the surviving corporation in the Merger, is expected to enter into an employment agreement with G. I. Ross to retain his services until his retirement in March 1999. Each of the other officers of LCC and its subsidiaries has been offered an employment agreement with a two year term, retaining his or her services either for LCC or some other employer corporation within the Texas Utilities Company System ("TU System"), provided that they each continue to diligently perform their assigned duties and discharge their responsibilities in compliance with the policies of their employer. These agreements will be effective only upon consummation of the Merger. See "Interests of LCC Director; Bonuses."


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

       The following discussion is based upon the provisions of the Code, the applicable regulations thereunder, judicial authority, current administrative rulings and practice as of the date hereof and the opinion of Reid & Priest
LLP.   The following discussion does not address the federal income tax consequences to particular taxpayers in
light of their personal investment circumstances or to special classes of taxpayers including, without limitation, foreign persons and tax exempt entities. This discussion also assumes that the holders of LCC Common Stock hold such stock as capital assets at the Effective Time.

       The Merger is contingent upon the receipt by LCC and TU of an opinion from Reid & Priest LLP that the Merger qualifies, for federal income tax purposes, as a reorganization within the meaning of Section 368(a) of the Code. The opinion will be based upon certain assumptions and representations by the managements of TU and LCC and certain shareholders of LCC. LCC must obtain written representations from its shareholders who hold in the aggregate at least 50% of the LCC Common Stock at the Effective Time to the effect that they have no present plan or intention to sell the TU Common Stock received in the Merger and that they will advise LCC if their plans or intentions change prior to the Effective Time. A ruling from the Internal Revenue Service (the "Service") concerning the tax consequences of the Merger will not be requested. The discussion below assumes that, in accordance with the opinion of Reid & Priest LLP, the Merger qualifies as a reorganization within the meaning of Sections 368(a) of the Code.

EXCHANGE OF LCC COMMON STOCK SOLELY FOR TU COMMON STOCK. A holder of LCC Common Stock who, pursuant to the Merger, exchanges all of the LCC Common Stock owned by him solely for TU Common Stock, will not recognize any gain or loss upon such exchange. The aggregate tax basis of TU Common Stock received in exchange for LCC Common Stock will be equal to the aggregate tax basis of the LCC Common Stock surrendered in exchange therefor. Provided such shares of LCC Common Stock are held as capital assets at the Effective Time, the holding period of the TU Common Stock will include the holding period of the LCC Common Stock surrendered in exchange therefor.

CASH RECEIVED IN LIEU OF FRACTIONAL SHARES OF TU COMMON STOCK. No fractional shares of TU Common Stock will be issued pursuant to the Merger. A holder of LCC Common Stock who receives cash pursuant to the Merger in lieu of a fractional share interest will be treated as having received such fractional share pursuant to the Merger, and then as having exchanged such fractional share for cash in a redemption by TU. Subject to Section 302(a) of the Code, provided that such redemption is "substantially disproportionate" with respect to such holder of LCC Common Stock or is "not essentially equivalent to a dividend," the amount received will be treated as received in exchange for such fractional share. The amount of any gain or loss recognized upon the deemed redemption of the fractional share will be equal to the difference between the portion of the tax basis of the LCC Common Stock surrendered in the Merger which is allocated to such fractional share and the cash received in lieu thereof.

BACKUP WITHHOLDING. Unless an exemption applies under the applicable law and regulations, the bank, trust company or other entity appointed as exchange agent ("Exchange Agent") will be required to withhold, and will withhold, 31% of any cash payments to which a shareholder or other payee is entitled pursuant to the Plan of Merger unless the shareholder or other payee provides his tax identification number (social security number or employer identification number) and certifies that such number is correct. Each shareholder and, if applicable, each other payee should complete and sign a Substitute Form W-9, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to TU and the Exchange Agent.

TAX CONSEQUENCES TO TU, TU SUB AND LCC. The transactions contemplated by the Merger will not result in the recognition of gain or loss by TU, TU Sub or LCC. The consolidated group of which TU is the common parent for federal income tax purposes will survive the Merger, and LCC will become a member of the TU consolidated group.

THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH LCC SHAREHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE AND LOCAL AND OTHER TAX LAWS.


RIGHTS OF DISSENTING SHAREHOLDERS

       The TBCA generally provides that any shareholder of a Texas corporation shall have the right to dissent from any plan of merger to which such corporation is a party, if shareholder approval is required.

       Set forth below is a summary of the procedures relating to the exercise of the right to dissent as provided in the TBCA. The summary does not purport to be complete and is qualified in its entirety by reference to Articles 5.11,
5.12 and 5.13 of the TBCA, copies of which are attached hereto as Annex C. FAILURE TO COMPLY WITH ANY OF THE REQUIRED STEPS MAY RESULT IN TERMINATION OF A SHAREHOLDER'S RIGHT TO DISSENT.

       Each LCC shareholder has a right to dissent which can be exercised only by complying with the following procedures: (i) with respect to the proposal to approve the Plan of Merger that is being submitted to a vote of the LCC shareholders at the Meeting, the shareholder must file with LCC, prior to the Meeting, a written objection to the Merger, setting out that the shareholder's right to dissent will be exercised if the Merger is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in the event that the Merger is consummated; and (ii) if the Merger is effected and the shareholder shall not have voted in favor of the Merger, LCC, as the surviving corporation shall, within ten days after the Merger is effective, deliver or mail to the shareholder written notice that the Merger has been effected, and the shareholder may, within ten days from the delivery or mailing of the notice, make written demand on LCC, as the surviving corporation, for payment of the fair value of the shareholder's shares of LCC Common Stock.

       A shareholder who votes in favor of the Plan of Merger will be deemed to have waived the right to dissent. However, as described above, a vote against the Plan of Merger alone will not satisfy the requirements of the TBCA relative to the right to dissent.

       The fair value of the LCC Common Stock shall be the value thereof as of the day immediately preceding the Meeting, excluding any appreciation or depreciation in anticipation of the Merger. The demand shall state the number of shares of LCC Common Stock owned by the shareholder and the fair value of such shares as estimated by the shareholder. Any shareholder failing to make demand within the ten day period shall be bound by the Plan of Merger and the Merger. Within twenty days after demanding payment for his shares, each holder of certificates formerly representing shares of LCC Common Stock so demanding payment shall submit such certificates to LCC for notation thereon that such demand has been made. The failure of holders of such certificates to do so shall, at the option of LCC, terminate such shareholder's rights to dissent, unless a court of competent jurisdiction for good and sufficient cause shall otherwise direct.

       Any shareholder who has demanded payment for his shares in accordance with the TBCA shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares of LCC Common Stock in accordance with the TBCA and the right to maintain an appropriate action to obtain relief on the ground that the Merger would be or was fraudulent. The respective shares of LCC Common Stock for which payment has been properly demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

       Within twenty days after receipt by LCC, as the surviving corporation, of a demand for payment made by a dissenting shareholder, LCC shall deliver or mail to the dissenting shareholder a written notice that shall either: (i) state that LCC accepts the amount claimed in the demand and agrees to pay that amount within ninety days after the date on which the Merger was effected, upon the surrender of the share certificates duly endorsed, or (ii) contain an estimate by LCC of the fair value of the shares of LCC Common Stock, together with an offer to pay the amount of that estimate within ninety days after the date on which the Merger was effected, upon receipt of notice within sixty days after that date from the shareholder that the shareholder agrees to accept that amount, upon the surrender of the certificates duly endorsed.

       If, within sixty days after the date on which the Merger was effected, the value of the shares of LCC Common Stock is agreed upon between the shareholder and LCC, payment for the shares shall be made within ninety days after the date on which the Merger was effected and, in the case of shares represented by certificates, upon surrender of the share certificates duly endorsed.

       If, within the period of sixty days after the date on which the Merger was effected, the dissenting shareholder and LCC do not so agree, then the shareholder or LCC may, within sixty days after the expiration of such sixty day period, file a petition in any court of competent jurisdiction in Angelina County, Texas asking for a finding and determination of the fair value of the shareholder's shares of LCC Common Stock. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to LCC and to the shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by LCC. LCC and all LCC shareholders so notified shall be bound by the final judgment of such court.

       After the hearing on the petition, the court shall determine the shareholders who have complied with the provisions of Article 5.12 of the TBCA and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. In addition to having the power to examine the books and records of LCC, the appraisers shall afford a reasonable opportunity to the interested parties to submit to the appraisers pertinent evidence as to the value of the shares of LCC Common Stock.

       The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the court clerk. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by LCC together with interest thereon, to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to LCC of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in LCC. The court shall allow the appraisers a reasonable fee as court costs, and all costs shall be allocated between the parties in the manner that the court determines to be fair and equitable.

       Pursuant to the Plan of Merger, LCC shareholders exercising their right to dissent under the TBCA will be entitled to payment solely out of the historic assets of LCC.

       Any shareholder who has demanded payment for his shares of LCC Common Stock in accordance with the TBCA may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to the TBCA asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless LCC shall consent thereto, after any such petition has been filed. However, if: (i) such demand shall be withdrawn as hereinbefore provided, (ii) pursuant to the TBCA, LCC shall terminate the shareholder's rights to dissent under the TBCA,
(iii) no petition asking for a finding and determination of fair value of such shares of LCC Common Stock by a court shall have been filed within the time provided in the TBCA, or (iv) after the hearing of a petition filed pursuant to the TBCA, the court shall determine that such shareholder is not entitled to the relief provided by the TBCA, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the Merger and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

       It is a condition to TU's obligation to consummate the Merger that not more than five percent of the outstanding shares of LCC Common Stock shall constitute Dissenting Shares.

       Exercise of the right to dissent under the TBCA, if such right is available, may result in a judicial determination that the "fair value" of a dissenting shareholder's shares of LCC Common Stock is higher or lower than the value of the consideration to be received pursuant to the Plan of Merger.


ACCOUNTING TREATMENT

       TU anticipates that the Merger will be accounted for as a purchase of LCC by TU in accordance with generally accepted accounting principles. The purchase price will be compared to the fair value of the net assets acquired and the difference (acquisition adjustment) will be recorded as an asset and amortized on a straight line basis over such period as is prescribed by regulatory authorities. The results of operations of LCC will be included in the consolidated results of operations of TU after the Effective Time.


RESALES OF TU COMMON STOCK BY AFFILIATES OF LCC

       The shares of TU Common Stock to be issued in the Merger will have been registered under the Securities Act. Such shares will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an affiliate (as such term is defined for purposes of Rule 145 under the Securities Act, an "Affiliate") of LCC. Affiliates of LCC may not sell shares of TU Common Stock acquired in connection with the Merger except pursuant to: (i) an effective registration statement under the Securities Act covering such shares, (ii) paragraph (d) of Rule 145, or (iii) any other applicable exemption under the Securities Act.


                               THE PLAN OF MERGER


       The information contained in this Prospectus/Proxy Statement with respect to the Plan of Merger and the Merger is qualified in its entirety by reference to the Plan of Merger, a copy of which is attached hereto as Annex A and incorporated herein by reference.

EFFECTIVE TIME; EFFECT OF THE MERGER

       The Merger is to become effective upon the issuance of a Certificate of Merger by the Secretary of State of the State of Texas in accordance with the applicable provisions of the TBCA, after Articles of Merger have been executed and filed by the parties to the Merger. See "--Conditions to Consummation of the Merger; Regulatory Approvals" below.

       At the Effective Time, TU Sub will be merged with and into LCC. LCC, as the surviving corporation, will be a direct or indirect wholly owned subsidiary of TU and will continue to own all of LCC's assets and to be responsible for all of its liabilities.

       At the Effective Time, each then outstanding share of LCC Common Stock (other than Dissenting Shares) will be converted into the right to receive that number of shares of TU Common Stock equal to the amount ("Exchange Ratio") obtained by dividing $53.274 (or such lesser number as described below) by the Average TU Price. The "Average TU Price" will be the average of the closing sales prices of TU Common Stock as reported on the NYSE Consolidated Transactions Tape on the 20 consecutive trading days preceding the tenth trading day prior to the Effective Time; but will in no case be less than $31.00 or more than $37.00.

       The Plan of Merger provides that the numerator of the formula used to determine the Exchange Ratio may be subject to reduction under certain circumstances. The factors that will determine the amount of the reduction will include: (a) the amount of any net indebtedness of LCC as compared to an agreed upon level of $8,300,000, (b) the aggregate amount (up to $5,000,000) of certain bonuses paid or payable to LCC management, and (c) any unpaid transaction costs, in each case determined as of the Effective Time. (See
Section 2.01 of the Plan of Merger attached hereto as Annex A). The aggregate amount of the bonuses will be determined as described in "THE MERGER -- Interests of Director; Bonuses."

       No fractional shares of TU Common Stock will be issued and a person otherwise entitled to a fractional share will not be entitled to vote or to any rights as a holder of TU Common Stock with respect to such fractional share.
As promptly as practicable following the Effective Time, the Exchange Agent will determine the excess of: (i) the aggregate number of shares of TU Common Stock delivered to the Exchange Agent by TU, over (ii) the aggregate number of whole shares to be distributed to the holders of LCC Common Stock (the "Excess Shares"). As soon thereafter as is practicable, the Exchange Agent, as agent for the holders of LCC Common Stock, will sell the Excess Shares at the prevailing prices, and determine the portion of the net proceeds from the sale of the Excess Shares to which each holder of fractional shares is entitled, if any.

       The Articles of Incorporation and Bylaws of TU Sub immediately prior to the Effective Time will be the Articles of Incorporation and Bylaws of the surviving corporation. The officers of LCC and the directors of TU Sub immediately prior to the Effective Time will be the officers and directors, respectively, of the surviving corporation.

       Detailed instructions for surrendering certificates for LCC Common Stock will be mailed to holders of LCC Common Stock promptly after the Effective Time. These instructions will contain information regarding the procedures to be followed. HOLDERS OF CERTIFICATES REPRESENTING LCC COMMON STOCK SHOULD NOT SURRENDER SUCH CERTIFICATES UNTIL THEY RECEIVE THE APPROPRIATE TRANSMITTAL MATERIALS.

CONDITIONS TO CONSUMMATION OF THE MERGER; REGULATORY APPROVALS

       TU and LCC's respective obligations to consummate the Merger are subject, among other things, to: (i) the approval of the Plan of Merger by the holders of not less than two-thirds (2/3) of the outstanding LCC Common Stock;
(ii) receipt of a favorable opinion of Reid & Priest LLP, regarding the qualification of the Merger as a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code; (iii) the listing of the TU Common Stock to be issued in the Merger on the NYSE; (iv) expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"); (v) the absence of any litigation which would prevent the consummation of the Merger; and (vi) each party securing all necessary approvals of all federal, state and local government agencies. In addition, the obligations of LCC to effect the Merger are conditioned upon: (i) compliance by TU and TU Sub with the Plan of Merger and the accuracy of all of their representations and warranties contained in the Plan of Merger; (ii) receipt of a fairness opinion from Daniels, its financial advisor; (iii) the absence of any material adverse event with respect to TU; and (iv) receipt of a legal opinion as provided in the Plan of Merger. The obligations of TU and TU Sub to effect the Merger are further conditioned upon: (i) compliance by LCC with the Plan of Merger and the accuracy of all of its representations and warranties contained in the Plan of Merger; (ii) the holders of no more than five percent of the LCC Common Stock having perfected dissenters' rights under the TBCA; (iii) at least eight of the eleven existing officers of LCC and its subsidiaries having entered into employment agreements with the surviving corporation; (iv) the absence of any material environmental hazards on any of LCC's real property; (v) the absence of any material adverse event with respect to LCC; and (vi) receipt of legal opinions and comfort letters as provided in the Plan of Merger.

       Notifications and Report Forms with respect to the Merger under the HSR Act were filed with the Federal Trade Commission and the United States Department of Justice by TU and LCC on September 22, 1997; and the waiting period expired on __________, 1997.

       Although TU and LCC believe that they will receive the requisite regulatory approvals concerning the Merger, there can be no assurance as to the timing of such approvals or as to the ability to obtain such approvals on satisfactory terms. Due to the time that may be required to obtain such approvals, it is possible that the Merger may not be consummated for a number of months after the Meeting.


CONDUCT OF BUSINESS PRIOR TO THE MERGER

       Pursuant to the Plan of Merger, LCC has agreed, pending consummation of the Merger that it will, among other things: (i) conduct its business in the ordinary course of business; (ii) not amend or propose to amend its Articles of Incorporation or Bylaws; (iii) not split, combine or reclassify its capital stock or declare or pay any dividend or other distribution except for: (x) regularly scheduled quarterly dividends of not more than $0.34 per share of LCC Common Stock and (y) scheduled special dividends of not more than $0.12 per share which are expected to be paid in December; (iv) not issue or dispose of any additional shares of capital stock or options or rights therefor; (v) not acquire or dispose of any material assets, except in the ordinary course of business; (vi) not incur or become liable for borrowed money or incur any material liability or obligation; (vii) not make any capital expenditures, other than as specifically provided in the Plan of Merger; (viii) not take or fail to take any action to prevent the qualification of the Merger as a reorganization under Section 368(a) of the Code; (ix) use its best efforts to preserve its business organization, retain the services of its officers and key employees and preserve the goodwill of those having business relationships with it; and (x) not grant any severance or termination pay (other than pursuant to LCC's policies now in effect) or adopt any additional employee benefit plan or arrangement other than bonuses paid in the ordinary course of business and the Bonuses.

       The Plan of Merger provides that LCC will not, nor will it permit any officer, director, employee or investment banker, financial advisor, attorney, accountant or other agent retained by LCC to, initiate or solicit, directly or indirectly, any inquiries or the making of any proposal or offer with respect to the acquisition of all or any substantial part of the business, properties or capital stock of LCC, whether by merger, purchase of assets, tender offer or otherwise; provided that LCC may furnish information to, and may negotiate with, a third party if counsel to LCC has advised its Board of Directors that the failure to provide such information or negotiate could subject them to liability for a breach of their fiduciary duties.

       Under the Plan of Merger, LCC has agreed to afford TU and its accountants, counsel and other representatives with reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, assets and records.


AMENDMENT AND WAIVER

       The Plan of Merger may be amended by mutual agreement of TU and LCC at any time before or after approval of the Plan of Merger by the shareholders of LCC. After such shareholder approval, however, no amendment may be made which would reduce the amount or change the type of consideration into which each share of LCC Common Stock will be converted pursuant to the Plan of Merger.

       At any time prior to the Effective Time, the parties may extend the time for performance of, or waive compliance with, any of the agreements or conditions contained in the Plan of Merger.


TERMINATION; EXPENSES

       The Plan of Merger may be terminated prior to the Effective Time, whether before or after approval by the shareholders of LCC, (i) by mutual written consent of the Boards of Directors of TU and LCC; (ii) by TU if, prior to October 7, 1997, its review of information about LCC reveals that the Merger would be materially less favorable to TU than it had expected; or (iii) by either party if: (a) the Merger is not approved by holders of LCC Common Stock at the Meeting, (b) a court or governmental entity has entered a final non-appealable order prohibiting the Merger, (c) there is a material breach of the Plan of Merger by the other party which is not remedied within 20 days and which would result in the Merger being materially less favorable to the terminating party, or (d) the Merger is not consummated on or before December 31, 1997 (which TU may extend to June 29, 1998 under certain conditions) and the failure to effect the Merger is not the result of any breach of the Plan of Merger by the terminating party.

       The Plan of Merger may also be terminated by LCC if the LCC Board receives an unsolicited written bona fide offer with respect to a merger, consolidation or sale of assets or if an unsolicited tender or exchange offer for LCC Common Stock is commenced by a third party and, after notice to TU and subject to certain other qualifications, the LCC Board determines in good faith and based upon the advice of outside legal counsel, that the approval, acceptance or recommendation of such transaction is required by their fiduciary obligations.

       If (i) the Plan of Merger is terminated for any reason and LCC has breached its agreement not to solicit or initiate any competing offer to acquire LCC, (ii) the Plan of Merger is terminated as a result of a unsolicited offer which the LCC Board is obligated to approve, accept or recommend, or
(iii) within six months after termination of the Plan of Merger, LCC enters into a binding agreement with respect to a competing offer to acquire LCC, TU will be entitled to a termination fee of $19,000,000.

       Under certain circumstances, a termination that results from a breach by one party may require the breaching party to reimburse certain out-of-pocket expenses of the other party (up to a $750,000 maximum) or, if such breach is willful, may require payment by the breaching party of a $19,000,000 termination fee. Subject to the foregoing, all costs and expenses incurred in connection with the Plan of Merger and the transactions contemplated therein will be paid by the party incurring the costs or expenses.


                            TU AND ITS SUBSIDIARIES


       TU (formerly known as TUC Holding Company) is a Texas corporation organized in 1996 for the purpose of becoming the holding company for TEI and ENSERCH upon the mergers of TEI and ENSERCH into wholly owned subsidiaries of TU. At the effective time of such mergers, TU changed its name from TUC Holding Company to Texas Utilities Company and TEI changed its name from Texas Utilities Company to Texas Energy Industries, Inc.

       TEI is a holding company whose principal subsidiary, TU Electric, is an operating public utility company engaged in the generation, purchase, transmission, distribution and sale of electric energy in the north central, eastern and western portions of Texas, an area with a population estimated at 5,890,000. Two other subsidiaries of TEI are engaged directly or indirectly in public utility operations: (i) Southwestern Electric Service Company, which is engaged in the purchase, transmission, distribution and sale of electric energy in ten counties in the eastern and central parts of Texas, with a population estimated at 126,900 and (ii) Texas Utilities Australia Pty. Ltd., which holds the common stock of Eastern Energy Limited, a company engaged in the purchase, distribution and sale of electric energy to approximately 481,000 customers in the Melbourne area of Australia. Neither Southwestern Electric Service Company nor Eastern Energy Limited generates any electricity. TEI also has other wholly owned subsidiaries which perform specialized functions within and outside the TU System.

       ENSERCH, a Texas corporation, is an integrated company focused on natural gas. Its major business segments are natural gas pipeline, processing and marketing; natural gas distribution; and power generation. Through these business segments, ENSERCH is engaged in: (i) owning and operating interconnected natural gas transmission lines, underground storage reservoirs, compressor stations and related properties in Texas; gathering and processing natural gas to remove impurities and extract liquid hydrocarbons for sale; and the wholesale and retail marketing of natural gas in several areas of the United States, (ii) owning and operating approximately 550 local gas utility distribution systems in Texas, and (iii) developing, financing and operating electric power generating plants and cogeneration facilities worldwide, operating thermal energy plants for large building complexes, such as universities and medical centers, in Texas, and developing gas distribution systems in Mexico and South America.

       The principal executive offices of TU are located at Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411; the telephone number is (214) 812-4600.


                        DESCRIPTION OF TU CAPITAL STOCK


       The authorized capital stock of TU consists of Common Stock, without par value, of which __________ shares were outstanding at September 30, 1997 and serial preference stock, par value $25 per share, of which none is outstanding. The following statements with respect to such capital stock of TU are a summary of certain rights and privileges attaching to the stock under the laws of the State of Texas and the Restated Articles of Incorporation of TU ("TU Articles") and Bylaws, as amended, of TU ("TU Bylaws"). This summary does not purport to be complete and is qualified in its entirety by reference to such laws, the TU Articles and TU Bylaws for complete statements.

       Each holder of TU Common Stock is entitled to one vote for each share of TU Common Stock held on all questions submitted to shareholders and to cumulative voting at all elections of directors. The TU Common Stock has no preemptive or conversion rights. Upon issuance and delivery of the shares offered hereby, such shares will be fully paid and nonassessable.

       The holders of the preference stock are not accorded voting rights, except that, when dividends thereon are in default in an amount equivalent to four full quarterly dividends, the holders of the preference stock are entitled to vote for the election of one-third of the Board of Directors or two directors, whichever is greater, and, when dividends are in default in an amount equivalent to eight full quarterly dividends, for the election of the smallest number of directors necessary so that a majority of the full Board shall have been elected by the holders of the preference stock. TU must also secure the approval of the holders of two-thirds of the outstanding shares of preference stock prior to effecting various changes in its capital structure.

       After the payment of full preferential dividends on the preference stock, holders of TU Common Stock are entitled to dividends when and as declared by the Board of Directors. After payment to the holders of preference stock of the preferential amounts to which they are entitled, the remaining assets to be distributed, if any, upon any dissolution or liquidation of TU shall be distributed to the holders of the TU Common Stock. Each share of TU Common Stock is equal to every other share of TU Common Stock with respect to dividends and also with respect to distributions upon any dissolution or liquidation.

       The TU Common Stock is listed on the New York, Chicago and Pacific stock exchanges.

       The transfer agent and registrar for the TU Common Stock is Texas Utilities Shareholder Services, Dallas, Texas.


                        COMPARISON OF SHAREHOLDER RIGHTS


       Both TU and LCC are incorporated in the State of Texas. Shareholders of LCC, whose rights are currently governed by Texas law and the LCC Restated Articles of Incorporation, as amended ("LCC Articles"), and Bylaws ("LCC Bylaws") will, upon consummation of the Merger, become shareholders of TU and their rights will continue to be governed by Texas law and will also be governed by the TU Articles and TU Bylaws.

       Certain significant differences between the rights of shareholders of TU and shareholders of LCC are set forth below. This summary is not intended to be relied upon as an exhaustive list or a detailed description and analysis of the provisions discussed and is qualified in its entirety by the TBCA and by the LCC Articles and the LCC Bylaws and the TU Articles and the TU Bylaws, to which LCC shareholders are referred. See "AVAILABLE INFORMATION."

GENERAL

       The shares of TU Common Stock issuable to holders of LCC Common Stock pursuant to the Merger will in the aggregate represent only a small portion (approximately 4%) of the total votes that may be cast by the holders of all issued and outstanding shares of TU Common Stock.



PREEMPTIVE AND VOTING RIGHTS

       LCC.   Pursuant to the LCC Articles, each holder of LCC Common Stock is entitled to one vote for each share of LCC Common Stock on all questions
submitted to the shareholders.   Cumulative voting in the election of directors
and preemptive rights to subscribe to any issue of LCC Common Stock or other securities of LCC are expressly denied by the LCC Articles.

       TU. As provided by the TU Articles, each holder of TU Common Stock is entitled to one vote for each share of TU Common Stock held on all questions submitted to shareholders and to cumulative voting at all elections of directors. The TU Articles also provide that the TU Common Stock has no preemptive or conversion rights.

       The TU Articles provide that the holders of Preference Stock, none of which is currently outstanding, are not accorded voting rights, except that, when dividends thereon are in default in an amount equivalent to four full quarterly dividends, the holders of Preference Stock are entitled to vote for the election of one-third of the Board of Directors or two directors, whichever is greater, and, when dividends are in default in an amount equivalent to eight full quarterly dividends, for the election of the smallest number of directors necessary so that a majority of the full Board of Directors shall have been elected by the holders of the Preference Stock. Pursuant to the TU Articles, TU must also secure the approval of the holders of two-thirds of the outstanding shares of Preference Stock prior to effecting various changes in its capital structure.


INSURANCE, INDEMNIFICATION AND OTHER ARRANGEMENTS

       LCC AND TU. Both the TU Articles and LCC Articles contain a director exculpation provision, which limits the personal liability of a director, when acting in the capacity of a director to the fullest extent allowed by Texas law, and provide for the further elimination or limitation of personal liability if the present laws are amended to so provide. Both the LCC Articles and Bylaws and the TU Articles provide that their respective directors, officers, employees or agents shall be indemnified to the fullest extent allowed by Texas law.

       TU. The TU Bylaws provide that TU may purchase, enter into, maintain or provide insurance, indemnification or other arrangements for the benefit of any person who is or was a director, officer, employee or agent of TU, to the fullest extent permitted by the laws of the State of Texas, against any liability asserted against or incurred by any such person in any such capacity or arising out of such service in such capacity. The TU Bylaws further provide that if the laws of the State of Texas are amended to authorize indemnity, insurance or other arrangements to a greater extent than presently permitted, TU shall have the authority to act in accordance therewith.

BUSINESS COMBINATIONS

       LCC. The LCC Articles require the affirmative vote of at least 80% of the stock entitled to vote on certain transactions involving certain persons who beneficially own ten percent or more of the shares of LCC entitled to vote (an "Interested Shareholder"), unless: (1) a majority of the directors who are not affiliated with the Interested Shareholder and who were elected as directors prior to the time the Interested Shareholder became an Interested Shareholder ("Continuing Directors") approved the transaction, or (2) the consideration received meets or exceeds certain levels, and certain other conditions are satisfied. Since the Merger was approved by 11 of the 12 members of the LCC Board of Directors, all of whom are Continuing Directors and the consideration to be received by LCC shareholders in the Merger meets or exceeds the required levels, this provision does not apply to the Merger.

       TU. Neither the TU Articles nor the TU Bylaws contain any similar provisions.


                           INFORMATION CONCERNING LCC

BUSINESS OF LCC

       LCC is the parent company of Lufkin-Conroe Telephone Exchange, Inc. ("LCTX") and Lufkin-Conroe Telecommunications Corporation ("LCT") and its subsidiaries. LCTX is an independent local exchange carrier providing telephone services for almost 100 years to its customers and is the fourth largest telephone company in Texas (28th largest in the nation). LCTX has sixteen exchanges that serve approximately 100,000 access lines in the Alto, Conroe and Lufkin areas of Southeast Texas. It also provides access services to a number of interexchange carriers who provide long distance services. LCT and its subsidiaries own fiber optic cable systems which they lease to interexchange carriers, provide Internet access, radio communications tower rentals, cellular mobile telephone and radio paging services and private branch exchange (PBX) service to local customers. LCT, through its subsidiary, LCT Long Distance, Inc. ("LCTLD"), also provides interexchange long distance service, with a primary focus on business customers.


LCC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

       Available funds on hand and long-term borrowing provide the necessary resources and liquidity to fund the working capital needs and required capital expenditures of LCC and its subsidiaries. From 1994 to the present, LCC has regularly paid quarterly and special dividends to its shareholders.

       LCC and its subsidiaries have experienced steady growth in operating revenues from $74,972,436 for the year 1994, to $80,007,861 in 1995, and
$87,898,121 in 1996. For the six month period ended June 30, 1997, operating revenues continued to increase to $53,292,634. LCC and its subsidiaries experienced accompanying increases in operating expenses (including operating taxes) from $63,271,999 in 1994, to $65,986,922 in 1995, and $72,758,430 in
1996. For the six month period ended June 30, 1997, operating expenses (including operating taxes) also increased to $43,468,401.

       During the 1994-1996 period, the balance of cash and cash equivalents as of the end of each period increased from $6,049,237 in 1994, to $9,799,023 in 1995, and to $11,822,008 in 1996. At June 30, 1997, cash and cash equivalents were $8,386,948, a decrease of $3,435,060 from December 31, 1996. This decrease is due largely to an acceleration of the timing of capital expenditures for the 1997 year. Capital expenditures have remained relatively constant at $18,388,620, $18,293,482, and $18,393,043 for 1994, 1995
and 1996 respectively.

       LCC has paid aggregate annual dividends to its shareholders during this three year period ranging from a low of $ 6,407,143 in 1994 to a high of
$9,470,557 in 1995.   Dividends have been paid by LCC out of cash flow
generated from the operations of LCC and its subsidiaries with the exception of 1995 when additional dividends were paid out of proceeds of the sale of LCC's paging interests.

       LCC has maintained a line of credit with a commercial bank for a number of years. The most recent line of credit was for $8,000,000 with no funds drawn against the line of credit as of June 30, 1997. The line of credit expired August 29, 1997, and was not renewed at LCC's request due to the proposed Merger.

       LCC has obtained funding of a long-term nature through the issuance of long-term debt or notes. These funds have then been loaned to the subsidiaries to meet their capital requirements. Intercompany loans are made at rates similar to the rates paid by LCC to third-party lenders. Long-term debt and common stock equity represented the following percentages of total capitalization:


                          June 30,              December 31,
                          ----------       ------------------------
                             1997            1996            1995
                          ----------       --------        --------
Long-term debt                22%             24%             26%
Common stock equity           78%             76%             74%

       On February 12, 1997, LCC issued a long-term note to a bank in the amount of $8,780,000. This note re-financed maturing principal on the following: (i) indebtedness of $1,700,000 to such bank maturing April 1, 1997;
(ii) indebtedness of $5,580,000 to an insurance company maturing September 1, 1997; and (iii) $1,500,000 borrowed against lines of credit of a bank.

       Principal payments on long-term debt made by LCC (net of refinancing) consisted of $1,055,500 for the six month period ended June 30, 1997 and $1,638,000 for the year ended December 31, 1996. For the years 1995 and 1994, LCC increased its long-term debt (net of principal payments) by $1,862,000 and $1,362,000 respectively.

       LCC's operations involve market risks related to changes in interest rates. The amount of this risk is small, and LCC has not used contracts such as derivatives for hedging purposes. LCC does not experience market risk from foreign exchange and commodity price exposures.


RESULTS OF OPERATIONS

INCOME STATEMENT ANALYSIS.   Annual percentage changes for various components
of results of operations and regulated access line counts and growth are set forth below:

                                               Six Months Ended                Twelve Months Ended
                                                   June 30,                        December 31,
                                            -----------------------      --------------------------------
LCC Consolidated                               1997         1996            1996        1995      1994
                                            ----------   ----------       ---------   --------  ---------
Operating Revenues                            27.0%       8.2%              9.9%          6.7%      18.0%
Operating Expenses                            25.7%       8.5%             12.4%          3.5%      19.3%
Net Operating Income                          35.8%       3.2%             12.7%          2.6%      21.4%
Net Income (excluding
  sales of MHP & TCAC)                        40.9%       1.9%              9.8%         11.0%      22.0%
Net Income                                    41.0%     -32.9%            -12.6%         41.3%      22.3%

LCTX Access Lines                           94,437     86,808            90,281        83,648     78,868
Percent Growth                                 8.8%       7.0%              7.9%          6.1%       5.8%

       Increases in operating revenues since 1994 are attributable, to a significant degree, to high growth in access lines of LCTX. The growth rate in access lines is due principally to continued population growth in the Conroe, Texas area served by LCTX and increased demand for additional access lines for facsimile machines, modems and other uses.


SIX MONTH PERIOD ENDED JUNE 30, 1997 IN COMPARISON WITH THE SIX MONTH PERIOD ENDED JUNE 30, 1996. Operating revenues for the six month period ended June 30, 1997 as compared to the six month period ended June 30, 1996, increased by $11,346,363. While much of the increase is attributable to access line growth, long distance revenues also experienced a significant increase in 1997 over the comparable period in 1996. The increase was due in part to the addition of a long distance customer base in Huntsville, Nacogdoches and Bryan, Texas as a result of the TCA Communications, Inc. transaction discussed below. The increase in long distance revenues was also attributable to the commencement of a wholesale terminating access service by LCTLD to another interexchange carrier. This arrangement increased long distance revenues by as much as $450,000 in some months during the later period.

       Operating expenses and access expenses increased as compared to the six month period ended June 30, 1996, due to the costs of providing the wholesale terminating access services. Network maintenance costs as well as payroll and benefit costs increased due to the growth in access lines.

       During the six month period ended June 30, 1997, capital expenditures increased to $10,817,364 as compared to $8,068,973 for the six month period ended June 30, 1996. The increase was due in part to construction of a fiber optic route between Nacogdoches and Longview, Texas by LCC's subsidiary, East Texas Fiber Line Incorporated. Overall capital expenditures for 1997 are not expected to materially increase over 1996 expenditures.

YEAR ENDED DECEMBER 31, 1996 IN COMPARISON WITH YEAR ENDED DECEMBER 31, 1995. Operating revenues for 1996 as compared to 1995 increased by $7,890,260 due
mainly to the increase in the number of access lines of LCTX.   Operating
expenses likewise increased by $6,903,722 in 1996 as compared to 1995.

       Increases in operating revenues were partially offset by reductions in revenues for intraLATA long distance services during 1996. In 1994 and 1995, LCTX provided intraLATA long distance service under the Texas Exchange Carrier Association ("TECA") pooling arrangement. LCTX received long distance revenues from the pool in addition to those received from customers, up to the amount of LCTX's revenue requirement.

No terminating access charges were billed or paid by pool members. As of January 1, 1996, LCTX began to provide intraLATA long distance service as a primary toll carrier ("PTC"). As a PTC, LCTX bills its own customers for long distance calls, bills other carriers for terminating access charges, and pays other carriers for termination of LCTX's calls. As a result of leaving the TECA pool and becoming a PTC, LCC lost the toll subsidy of the TECA pool thereby reducing long distance revenues, increasing terminating access revenues, and increasing terminating access expenses.

       In 1996, LCC recorded a $823,762 loss on disposition of property in the nonoperating section of the income statement. Of that amount, $804,206 was attributable to a capital loss before tax benefit resulting from the exchange of assets by an LCC subsidiary for stock owned in TCA Communications, Inc. ("TCAC"). TCAC was formed as a Texas corporation in 1994 by LCC in alliance with TCA Cable TV, Inc., a Tyler based cable television company. LCC, through its subsidiaries, purchased a 50% ownership interest in TCAC by contributing a long distance customer base in Nacogdoches and Huntsville, Texas. In 1994, 1995 and 1996, TCAC losses of ($173,727), ($689,106) and ($801,423) were recorded as investment income (loss) in the nonoperating section of the income statement.

       LCC and TCA Cable TV, Inc. terminated their joint ownership of TCAC in 1996. Effective as of December 31, 1996, the assets of TCAC were divided and LCC subsidiaries exchanged their stock for various assets mostly related to the internet and long distance customer base in Huntsville, Nacogdoches, and Bryan, Texas. LCC recorded a capital loss of $804,206 based on the fair market value of the assets received in exchange for the TCAC stock. This transaction produced a tax benefit of $978,520 to LCC, which resulted in an increase of $174,314 in net income.

YEAR ENDED DECEMBER 31, 1995 IN COMPARISON WITH YEAR ENDED DECEMBER 31, 1994. Operating revenues in 1995 as compared to 1994 increased by $5,035,425 due mainly to high growth in access lines of LCTX. Operating revenues also increased in 1995 due to increases in Universal Service Fund ("USF") subsidy revenues.

       In April, 1995, LCC completed the sale of its 33% ownership interest in Metropolitan Houston Paging, Inc. ("MHP") to ProNet, Inc. The sale resulted in a capital gain of approximately $5,000,000, which was recorded as a gain on disposition of property in the nonoperating section of the income statement and contributed $3,300,000 to 1995 consolidated net income. LCC declared a special dividend related to this gain of $.33 per share, totaling $1,982,210. Also recorded in 1995 is a MHP dividend of $437,562.

       Long distance network service revenues decreased in 1995 in comparison to 1994 due to the contribution of the long distance customer base in Nacogdoches and Huntsville, Texas to TCAC in exchange for TCAC stock.
Increases in operating expenses in 1995 were somewhat lessened by extraordinary operating expenses for 1994 due to flood and freeze damage.



                         OWNERSHIP OF LCC COMMON STOCK

       On September 26, 1997, there were outstanding 6,006,696 shares of LCC Common Stock, the only class of LCC stock outstanding and the only persons owning of record or known to LCC to own beneficially 5% or more of the outstanding LCC Common Stock as of September 26, 1997 are the following:

NAME AND ADDRESS OF            SHARES OF LCC COMMON           PERCENT
BENEFICIAL OWNER               STOCK BENEFICIALLY OWNED      OF CLASS
----------------              -------------------------      --------
Linwood Newman                        438,675(1)                7.3%
3443 Ella Lee Lane
Houston, Texas 77027

Ernestine Lee Newman Palmer           431,732(2)                7.2%
4 Powderhorn Lane
Houston, Texas 77024

____________________________
       (1)Includes 60,183 shares beneficially owned by Ms. Palmer.

       (2)Includes 52,083 shares beneficially owned by Mr. Newman.


       The following lists the number of shares of LCC Common Stock owned by its directors and executive officers as of September 26, 1997:


                                                  SHARES OF LCC COMMON         PERCENT
NAME                     TITLE                   STOCK BENEFICIALLY OWNED      OF CLASS
----                     -----                  -------------------------      --------
William Bowers           Director                          10,122                0.2%
Carlos Hamilton          Director                         170,328                2.8%
Calvin W. Jayroe         Director                          70,557                1.2%
Suzanne S. Laidlaw       Director                           8,200                0.1%
Stephen P. Moore         Director and Secretary           146,032                2.4%
Linwood D. Newman        Director and
                         Chairman of the Board            438,675                7.3%
G.  I. Ross              Director,  President and CEO      50,239                0.8%
Douglass Shands          Director                          78,840                1.3%
Thomas O. Shelton        Director                         131,854                2.2%
Douglas S.  Shorwell     Director                          18,305                0.3%
Dale L. Trimble          Director                           5,376                0.1%
Deane C. Watson, Jr.     Director                         159,243                2.7%
T. Dale Green            Exec. Vice President               5,858                0.1%
Kenneth R. Whitton       Exec. Vice President               5,448                0.1%
M. Kirk Ross             Senior Vice President             24,000                0.4%
Deborah Huffman          Vice President, Controller,
                         Treasurer and Asst. Secretary      4,308                0.1%


All directors and
executive officers
as a group                                              1,327,385               22.1%

                                 OTHER BUSINESS

       The management of LCC knows of no other business which is likely to be brought before the Meeting. If other matters not now known to the management of LCC come before the Meeting, the persons named in the accompanying form of proxy will vote the shares of LCC Common Stock covered by validly executed proxies in accordance with their best judgment on said matters.


                      EXPERTS; LEGALITY OF TU COMMON STOCK

       The consolidated financial statements included in TEI's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated in this Proxy Statement/Prospectus by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in said Annual Report of TEI on Form 10-K, and have been incorporated by reference herein in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

       With respect to any unaudited condensed consolidated interim financial information included in TEI's or TU's Quarterly Reports on Form 10-Q, that are incorporated herein by reference, Deloitte & Touche LLP applies limited procedures in accordance with professional standards for reviews of such information. As stated in any of their reports that are included in TEI's or TU's Quarterly Reports on Form 10-Q, that are incorporated herein by reference, Deloitte & Touche LLP did not audit and did not express an opinion on such condensed consolidated interim financial information. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for any of their reports on such unaudited condensed consolidated interim financial information because those reports are not "reports" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

       The consolidated financial statements included in ENSERCH's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated in this Proxy Statement/Prospectus by reference, have been audited by Deloitte & Touche LLP, as stated in their report included in said Annual Report of ENSERCH on Form 10-K, and have been incorporated by reference herein in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

       With respect to any unaudited condensed consolidated interim financial information included in ENSERCH's Quarterly Reports on Form 10-Q, that are incorporated herein by reference, Deloitte & Touche LLP applies limited procedures in accordance with professional standards for reviews of such information. As stated in any of their reports that are included in ENSERCH's Quarterly Reports on Form 10-Q, that are incorporated herein by reference, Deloitte & Touche LLP did not audit and did not express an opinion on such condensed consolidated interim financial information. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for any of their reports on such unaudited condensed consolidated interim financial information because those reports are not "reports" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

       The balance sheets of LCC as of December 31, 1996 and 1995, and the operating statements for each of the years in the three-year period ended December 31, 1996, included in this Proxy Statement/Prospectus, have been included herein in reliance upon the report of Axley & Rode LLP, certified public accountants, appearing elsewhere herein, upon the authority of that firm as experts in accounting and auditing.

       The statements made as to matters of law and legal conclusions in this Proxy Statement/Prospectus under the caption "DESCRIPTION OF TU CAPITAL STOCK" have been reviewed by Worsham, Forsythe & Wooldridge, L.L.P., Dallas, Texas, General Counsel for TU. All of such statements are set forth herein in reliance upon the opinion of that firm given upon their authority as experts. At ____________, 1997, members of the firm of Worsham, Forsythe & Wooldridge, L.L.P. owned approximately ____________ shares of TU Common Stock.

       The legality of the shares of the TU Common Stock issued in connection with the Merger will be passed upon for TU by Worsham, Forsythe & Wooldridge, L.L.P. and by Reid & Priest LLP, New York, New York. However, all matters pertaining to incorporation and all other matters of Texas law will be passed upon only by Worsham, Forsythe & Wooldridge, L.L.P. Certain United States federal income taxation matters in connection with the Merger will be passed upon by Reid & Priest LLP.

                        LUFKIN-CONROE COMMUNICATIONS CO.


                         INDEX TO FINANCIAL STATEMENTS


                                                                                     Page
                                                                                     ----

Report of Certified Public Accountants............................................... F-2
Balance Sheets at December 31, 1995, December 31, 1996
   and June 30, 1997 (unaudited)..................................................... F-3
Statements of Income and Retained Earnings for the years ended December 31,
   1994, December 31, 1995, December 31, 1996 and the six month periods ended June 30, 1996 (unaudited) and June 30, 1997 (unaudited)..................... F-5
Statements of Cash Flows for the year ended December 31, 1994, December 31,
   1995 and December 31, 1996 and the six month periods ended June 30, 1996
   (unaudited) and June 30, 1997 (unaudited)......................................... F-7
Notes to Consolidated Financial Statements........................................... F-9

                                AXLEY & RODE LLP
                          CERTIFIED PUBLIC ACCOUNTANTS
                  LUFKIN o NACOGDOCHES o CROCKETT o LIVINGSTON
                                     TEXAS





                         REPORT OF INDEPENDENT AUDITORS



Board of Directors
Lufkin-Conroe Communications Co.
Lufkin, Texas


         We have audited the consolidated balance sheets of Lufkin-Conroe Communications Co. and Subsidiaries at December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lufkin-Conroe Communications Co., Inc. and Subsidiary at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                                   /s/ AXLEY & RODE LLP
                                                  -----------------------------
                                                  CERTIFIED PUBLIC ACCOUNTANTS

Lufkin, Texas
February 13, 1997

                                 BALANCE SHEET



Company:  Lufkin-Conroe Communications Co.
          Consolidated

                                                   UNAUDITED
                                                    June 30,      December 31,    December 31,
                                                     1997             1996            1995
                                                  -----------     -----------     -----------
                         ASSETS
CURRENT ASSETS
   Cash                                             3,837,711       3,304,095       1,869,413
   Special Cash Deposits                              150,000         100,000         100,000
   Temporary Investments                            4,399,237       8,417,913       7,829,610
                                                  -----------     -----------     -----------
   TOTAL CASH AND CASH EQUIVALENTS                  8,386,948      11,822,008       9,799,023


   Telecommunications Accounts Receivable          12,184,295      12,397,086       9,886,983
   Notes Receivable                                     2,155           1,020           1,856
   Interest Receivable                                 49,175          71,011         256,987
   Material & Supplies                              2,981,277       2,277,251       2,125,294
   Cost on Contracts                                  454,710         301,151           1,965
   Prepaid Federal Income Tax                              --         515,090         458,814
   Prepaid Taxes                                      164,326              --              --
   Prepaid Insurance                                  120,203         123,422         107,936
   Other Prepayments                                    5,025          17,358          29,499
   Capital Lease Receivable                           334,688         295,467         232,618
   Other Current Assets                                78,310          68,498          68,818
   Deferred Operating Federal Income Tax              624,867         433,881         447,215
   Deferred Franchise Tax                              78,120          52,766          51,442
   Deferred Charges                                    79,424          79,424          79,424
                                                  -----------     -----------     -----------
            TOTAL CURRENT ASSETS                   25,543,523      28,455,433      23,547,874
                                                  -----------     -----------     -----------
NONCURRENT ASSETS
   Investments in Debentures                          312,211         312,211       3,299,250
   Investments in Nonaffiliated Companies          13,963,651      12,476,726      12,348,690
   Nonregulated Investments                            37,226          38,658         190,373
   Cash Value Life Insurance                        1,237,442       1,015,314         913,234
   Deferred Charges                                   389,204         426,226         542,680
   Capital Lease Receivable                         1,095,154       1,274,926       1,639,682
   Franchise/Goodwill                               2,189,732       2,247,876         136,468
                                                  -----------     -----------     -----------
            TOTAL NONCURRENT ASSETS                19,224,620      17,791,937      19,070,377
                                                  -----------     -----------     -----------
PROPERTY,PLANT & EQUIPMENT
   Telecommunications Plant In Service            240,140,858     232,502,374     216,705,176
   Telecomm. Plant Under Constr.-Short-Term         1,469,355         204,587          25,933
   Nonoperating Plant                                      --         323,421         323,421
                                                  -----------     -----------     -----------
            TOTAL GROSS PLANT                     241,610,213     233,030,382     217,054,530
                                                  -----------     -----------     -----------
   Less:  Accumulated Depreciation                 99,619,415      94,830,387      84,414,983
          Accumulated Depr-Nonoperating Plant              --          40,950          32,875
                                                  -----------     -----------     -----------
   TOTAL ACCUMULATED DEPRECIATION                  99,619,415      94,871,337      84,447,858
                                                  -----------     -----------     -----------
        TOTAL PROPERTY,PLANT & EQUIP. NET         141,990,798     138,159,045     132,606,672
                                                  -----------     -----------     -----------
TOTAL ASSETS                                      186,758,941     184,406,415     175,224,923
                                                  ===========     ===========     ===========

                                 BALANCE SHEET


Company:  Lufkin-Conroe Communications Co.
          Consolidated

                                                          UNAUDITED
                                                           June 30,        December 31,    December 31,
                                                             1997             1996             1995
                                                         ------------      -----------     -----------
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts Payable - Other                                 4,347,371        8,125,288       6,601,217
   Advance Billings and Payments                              929,063          808,768         724,409
   Customer Deposits                                          717,902          797,340         803,044
   Current Maturities of Long-Term Debt                     2,188,000        1,310,000       1,490,000
   Accrued Federal Income Taxes                              (121,550)              --              --
   Accrued Taxes -  Other                                   2,680,173        1,832,565       1,480,842
   Accrued Interest - Other                                   495,752          735,757         732,153
   Accrued Payroll                                            797,537          602,161         354,670
   Other Deferred Credits                                     163,611           30,030          38,409
   Other Current Liabilities                                  115,183          154,381         225,882
   Accrued Benefits                                         1,200,898        1,005,280         980,634
   Accrued Postretirement Benefits                            204,000          204,000         204,000
   Debentures - Eastex Celco                                  148,000          148,000         148,000
   Dividends Payable                                               --        1,802,009       1,741,942
                                                         ------------      -----------     -----------
       TOTAL CURRENT LIABILITIES                           13,865,940       17,555,579      15,525,202
                                                         ------------      -----------     -----------
LONG-TERM DEBT
   Notes Payable - John Hancock                             2,760,000        8,340,000       8,520,000
   Notes Payable - T. L. L. Temple                          8,000,000        8,000,000       8,000,000
   Notes Payable - NationsBank                             17,052,000       13,150,000      14,080,000
   Notes Payable - First Bank & Trust                       1,200,000        1,400,000       1,600,000
   Notes Payable - First Bank of Conroe                       400,000          400,000         400,000
   Debentures - Eastex Celco                                  740,000          795,500         943,500
                                                         ------------      -----------     -----------
       TOTAL LONG-TERM DEBT                                30,152,000       32,085,500      33,543,500
                                                         ------------      -----------     -----------
OTHER LIABILITIES & DEFERRED CREDITS
   Accrued Postretirement Benefits                         16,709,814       15,420,988      13,547,355
   Net Noncurrent Deferred Operating FIT                   14,042,129       13,562,532      13,022,850
   Net Noncurrent Deferred Franchise Tax                    1,721,758        1,651,886       1,541,068
   Other Deferred Credits                                     105,534           77,925         119,752
   Regulatory Liabilities                                   2,157,873        2,313,355       2,624,318
                                                         ------------      -----------     -----------
   TOTAL OTHER LIAB & DEFERRED CREDITS                     34,737,108       33,026,686      30,855,343
                                                         ------------      -----------     -----------
TOTAL LIABILITIES                                          78,755,048       82,667,765      79,924,045
                                                         ------------      -----------     -----------

MINORITY INTEREST                                           1,474,833        1,424,090       1,346,439
                                                         ------------      -----------     -----------

SHAREHOLDERS' EQUITY
   Common Stock - 12,000,000 Shares Authorized,
        $1.25 Par Value, 6,006,696 Shares Issued and
         Outstanding                                        7,508,370        7,508,370       7,508,370
   Paid-In-Capital                                             71,093           71,093          71,093
   Retained Earnings                                       98,197,670       92,220,337      85,887,167
   Unrealized Holding Gain on Equity Securities               751,927          514,760         487,809
                                                         ------------      -----------     -----------
        TOTAL SHAREHOLDERS' EQUITY                        106,529,060      100,314,560      93,954,439
                                                         ------------      -----------     -----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                186,758,941      184,406,415     175,224,923
                                                         ============      ===========     ===========

                   STATEMENTS OF INCOME AND RETAINED EARNINGS


Company:  Lufkin-Conroe Communications Co.
          Consolidated

                                                          UNAUDITED
                                                       Six Months Ended                          Years Ended
                                                  -------------------------      -------------------------------------------
                                                    June 30,       June 30,       December 31,   December 31,   December 31,
                                                      1997          1996             1996           1995           1994
                                                  -----------   -----------      -------------   ------------   ------------
TELECOMMUNICATION OPERATIONS
  Operating Revenue:
     Local Network Services Revenue                13,040,380    11,237,763       23,252,328     20,593,718     17,647,548
     Service and Equipment Revenue                  4,761,494     2,906,406        6,813,164      7,508,829      7,894,918
     Network Access Services Revenue               18,950,911    16,450,037       34,349,734     26,205,223     23,227,446
     Long Distance Network Services Revenue        12,899,944     7,619,445       16,081,362     18,761,321     19,664,472
     Miscellaneous Revenue                          3,917,705     3,871,570        7,774,738      7,241,936      6,857,980
     Uncollectible Revenue                           (277,800)     (138,950)        (373,205)      (303,166)      (319,928)
                                                  -----------   -----------      -----------    -----------    -----------
          TOTAL OPERATING REVENUES                 53,292,634    41,946,271       87,898,121     80,007,861     74,972,436
                                                  -----------   -----------      -----------    -----------    -----------
  Operating Expenses
     Plant Specific Operations Expenses            10,897,428     8,058,864       18,277,015     17,975,099     17,758,806
     Plant Nonspecific Operations Expenses         15,681,780    12,413,004       25,929,507     21,506,476     21,019,711
     Customer Operations Expense                    5,435,404     4,304,784        9,127,736      8,232,298      7,598,662
     Corporate Operations Expense                   4,803,455     4,503,565        9,461,917      8,178,580      7,616,298
                                                  -----------   -----------      -----------    -----------    -----------
          TOTAL OPERATING EXPENSES                 36,818,067    29,280,217       62,796,175     55,892,453     53,993,477
                                                  -----------   -----------      -----------    -----------    -----------

INCOME FROM TELECOM OPERATIONS                     16,474,567    12,666,054       25,101,946     24,115,408     20,978,959
                                                  -----------   -----------      -----------    -----------    -----------
OPERATING TAXES
   Operating Federal Income Taxes                   4,558,957     3,144,297        5,773,319      6,182,313      5,929,336
   Operating Other Taxes                            2,091,377     2,076,148        4,188,936      3,912,156      3,349,186
                                                  -----------   -----------      -----------    -----------    -----------
        TOTAL OPERATING TAXES                       6,650,334     5,220,445        9,962,255     10,094,469      9,278,522
                                                  -----------   -----------      -----------    -----------    -----------

NET OPERATING INCOME                                9,824,233     7,445,609       15,139,691     14,020,939     11,700,437
                                                  -----------   -----------      -----------    -----------    -----------
NONOPERATING INCOME
   Dividend Income                                      3,292         3,342            6,658        444,145          6,583
   Interest Income - Other                            486,675       582,509          955,857        897,568        639,989
   Gain(Loss)/Disposition of Property                    (657)      (21,623)        (823,762)     4,980,163         48,990
   Allowance for Funds Used During Construction        20,691        15,656           77,237         15,968             --
   Other Nonoperating Income                           20,349         1,694            3,742         40,323         22,073
   Investment Income (Loss)                         1,868,884     1,437,671        3,386,325      2,758,843      3,358,516
                                                  -----------   -----------      -----------    -----------    -----------
        TOTAL NONOPERATING INCOME                   2,399,234     2,019,249        3,606,057      9,137,010      4,076,151
                                                  -----------   -----------      -----------    -----------    -----------
NONOPERATING EXPENSES
   Special Charges                                    113,838        88,284          137,471        104,886         99,399
   Nonoperating Federal Income Tax                    560,546       665,975          775,976      2,996,898             --
   Other                                                   --            --              683            830             --
                                                  -----------   -----------      -----------    -----------    -----------
        TOTAL NONOPERATING EXPENSES                   674,384       754,259          914,130      3,102,614         99,399
                                                  -----------   -----------      -----------    -----------    -----------

INCOME BEFORE INTEREST AND RELATED ITEMS           11,549,083     8,710,599       17,831,618     20,055,335     15,677,189
                                                  -----------   -----------      -----------    -----------    -----------

                   STATEMENTS OF INCOME AND RETAINED EARNINGS


Company:  Lufkin-Conroe Communications Co.
          Consolidated


                                                                     UNAUDITED
                                                                  Six Months Ended                       Years Ended
                                                              ------------------------     ---------------------------------------
                                                                June 30,      June 30,     December 31,  December 31,  December 31,
                                                                  1997          1996           1996          1995          1994
                                                              -----------   -----------    -----------   -----------   -----------

INCOME BEFORE INTEREST AND RELATED ITEMS                       11,549,083     8,710,599     17,831,618    20,055,335    15,677,189
                                                              -----------   -----------    -----------   -----------   -----------

INTEREST AND RELATED ITEMS:
   Interest on Funded Debt - Nonaffiliates                      1,452,993     1,482,573      2,935,122     3,026,068     3,063,336
   Amortization of Deferred Charges                                82,392        24,199         39,881       168,215       260,734
   Other Interest Deductions                                      261,485       258,564        516,954       547,216       424,050
                                                              -----------   -----------    -----------   -----------   -----------
       TOTAL INTEREST AND RELATED ITEMS                         1,796,870     1,765,336      3,491,957     3,741,499     3,748,120
                                                              -----------   -----------    -----------   -----------   -----------

NET INCOME BEFORE MINORITY INTEREST                             9,752,213     6,945,263     14,339,661    16,313,836    11,929,069


MINORITY INTEREST                                                 (50,728)      (62,340)       (77,652)       12,024       112,965
                                                              -----------   -----------    -----------   -----------   -----------
Net Income Before Cumulative Effect of Change
    in Accounting Principle                                     9,701,485     6,882,923     14,262,009    16,325,860    12,042,034

Cumulative Effect of Change in Accounting
    Principle                                                          --            --             --            --      (490,770)
                                                              -----------   -----------    -----------   -----------   -----------

TOTAL NET INCOME                                                9,701,485     6,882,923     14,262,009    16,325,860    11,551,264


    Retained Earnings -
     Beginning of Period                                       92,220,337    85,887,167     85,887,167    84,077,489    79,233,702



    Less:  Dividends Declared                                   3,724,152     3,604,018      7,928,839     9,510,602     6,707,477
           Stock Dividends                                             --            --             --     5,005,580            --
                                                              -----------   -----------    -----------   -----------   -----------
    Retained Earnings -
     End of Period                                             98,197,670    89,166,072     92,220,337    85,887,167    84,077,489
                                                              ===========   ===========    ===========   ===========   ===========


    Earnings per Share:

      Net Income Before Minority Interest                            1.62          1.16           2.39          2.72          1.99

      Minority Interest of Consolidated Subsidiary                  (0.01)        (0.01)         (0.01)         0.00          0.02

      Cumulative Effect of Change in Accounting Principle              --            --             --            --         (0.08)
                                                              -----------   -----------    -----------   -----------   -----------

          Net Income                                                 1.61          1.15           2.38          2.72          1.93
                                                              ===========   ===========    ===========   ===========   ===========


      Dividends Declared per Share                                   0.62          0.60           1.32          1.58          1.12
                                                              ===========   ===========    ===========   ===========   ===========


      Book Value per Share                                          17.74         16.19          16.70         15.64         14.49
                                                              ===========   ===========    ===========   ===========   ===========

                            STATEMENT OF CASH FLOWS


Company:  Lufkin-Conroe Communications Co.
          Consolidated


                                                           UNAUDITED
                                                        Six Months Ended                           Years Ended
                                                    --------------------------      -------------------------------------------
                                                      June 30,       June 30,       December 31,   December 31,    December 31,
                                                        1997           1996             1996           1995            1994
                                                    -----------    -----------      -----------    -----------     -----------
CASH FLOW FROM OPERATING ACTIVITIES
  Cash Received From Customers and Vendors           51,740,465     41,756,276       88,824,609     79,234,027      73,912,743
  Cash Paid to Suppliers and Employees              (32,081,601)   (27,094,102)     (51,879,937)   (44,892,637)    (45,424,106)
  Interest Received                                     508,501        537,162          858,036        690,378         617,559
  Interest Paid                                      (1,954,479)    (1,889,918)      (3,448,474)    (3,342,324)     (3,411,683)
  Dividends Received                                      3,292          3,342            6,658          6,583           6,583
  FIT Paid                                           (4,717,751)    (3,247,455)      (7,245,236)    (8,317,527)     (6,015,621)
                                                    -----------    -----------      -----------    -----------     -----------
NET CASH PROVIDED BY (USED IN) OPERATIONS            13,498,427     10,065,305       27,115,656     23,378,500      19,685,475
                                                    -----------    -----------      -----------    -----------     -----------

CASH FLOW FROM INVESTING ACTIVITIES
  Capital Expenditures                              (10,817,364)    (8,068,973)     (18,393,043)   (18,293,482)    (18,388,620)
  Cash Value Life Insurance                            (222,128)       (95,489)        (102,080)      (357,745)        (95,382)
  Other Investments                                     745,494        718,166        2,465,423      2,344,863         (55,488)
  Debentures Investment - TCA                                --             --               --     (3,000,000)             --
  Sale of Assets                                          1,621        130,528          130,528      6,737,816              --
  Proceeds from Capital Lease Receivable                140,551        178,590          301,907        567,463         687,999
                                                    -----------    -----------      -----------    -----------     -----------
NET CASH PROVIDED BY (USED IN) INVESTING            (10,151,826)    (7,137,178)     (15,597,265)   (12,001,085)    (17,851,491)
                                                    -----------    -----------      -----------    -----------     -----------

CASH FLOW FROM FINANCING ACTIVITIES
  Repayments on Notes                               (10,035,500)      (555,500)      (1,638,000)    (5,508,000)     (5,638,000)
  Proceeds on Notes                                   8,780,000             --               --      7,370,000       7,000,000
  Payment of Dividends                               (5,526,161)    (5,345,959)      (7,868,772)    (9,470,557)     (6,407,143)
  Sale of Stock                                              --             --               --             --         185,000
  Deferred Charges                                           --         11,366           11,366        (19,072)         (7,038)
                                                    -----------    -----------      -----------    -----------     -----------
NET CASH PROVIDED BY (USED IN) FINANCING             (6,781,661)    (5,890,093)      (9,495,406)    (7,627,629)     (4,867,181)
                                                    -----------    -----------      -----------    -----------     -----------


INCREASE(DECREASE) IN CASH AND CASH EQUIVALENTS      (3,435,060)    (2,961,966)       2,022,985      3,749,786      (3,033,197)

CASH AND CASH EQUIVALENTS -BEGINNING OF PERIOD       11,822,008      9,799,023        9,799,023      6,049,237       9,082,434
                                                    -----------    -----------      -----------    -----------     -----------

CASH AND CASH EQUIVALENTS -END OF PERIOD              8,386,948      6,837,057       11,822,008      9,799,023       6,049,237
                                                    ===========    ===========      ===========    ===========     ===========

                            STATEMENT OF CASH FLOWS


Company:  Lufkin-Conroe Communications Co.
          Consolidated


                                                                      UNAUDITED
                                                                   Six Months Ended                       Years Ended
                                                               ------------------------      --------------------------------------
                                                                 June 30,     June 30,       December 31, December 31, December 31,
                                                                   1997         1996             1996         1995         1994
                                                               -----------  -----------      -----------  -----------  -----------

NET INCOME                                                       9,701,485    6,882,923       14,262,009   16,325,860   11,551,264
                                                               -----------  -----------      -----------  -----------  -----------

ADJUSTMENT TO RECONCILE NET INCOME TO NET
 CASH PROVIDED BY OPERATING ACTIVITIES:
   Deferred Federal Income Tax                                       8,208      109,396          227,762      339,775     (251,732)
   Deferred Franchise Tax                                           44,518       42,409          109,494      119,477      879,379
   Depreciation and Amortization                                 7,066,371    6,609,427       13,271,377   12,647,834   11,484,835
   Provision for Postretirement Benefits                         1,288,826    1,356,701        1,873,633    2,792,301    1,372,072
   Minority Interest in Loss of Consolidated Sub                    50,728       62,340           77,652      (12,024)    (112,965)
   Allowance for Funds Used During Construction                    (20,691)     (15,656)         (77,237)     (15,968)          --
   (Gain)Losses/Disposition of Property                                657       21,623          823,762   (4,980,163)     (48,990)
   Partnership (Income)/Losses                                  (1,868,883)  (1,436,799)      (3,386,325)  (2,758,843)  (3,358,516)
   Provision for Bad Debt Losses                                   349,950      138,950          373,205      303,166      231,097
   Cumulative Effect due to Change in Accounting Principle              --           --               --           --      490,770
   Dividend Income                                                      --           --               --     (437,562)          --

 CHANGE IN ASSETS AND LIABILITIES:
   (Increase) Decrease in Accounts Receivable                     (137,159)    (587,957)      (2,020,251)  (2,066,502)  (1,486,439)
   (Increase) Decrease in Notes Receivable                          (1,135)         936              836         (176)        (109)
   (Increase) Decrease in Interest Receivable - Other               21,835      (65,455)         (97,820)    (207,189)     (22,431)
   (Increase) Decrease in Materials and Supplies                  (704,025)    (483,906)        (245,009)     (95,387)     113,377
   (Increase) Decrease in Cost on Contracts                       (153,559)    (393,870)        (206,134)     143,169           --
   (Increase) Decrease in Prepaid Expenses                        (144,852)    (134,752)          (3,468)      62,235        4,386
   (Increase) Decrease in Other Current Assets                      19,087       37,353           79,867       16,125       80,522
   (Increase) Decrease in Deferred FIT                                  --        7,985               --           --           --
   Increase (Decrease) in Accounts Payable                      (3,577,921)  (3,774,298)       1,524,167     (109,710)  (1,213,240)
   Increase (Decrease) in Advance Billings                         120,295        3,995           84,359       76,249      147,433
   Increase (Decrease) in Customer Deposits                        (79,438)      61,582           (5,704)      36,274       97,756
   Increase (Decrease) in Accrued Interest Payable                (240,004)    (129,544)           3,604      230,961       75,706
   Increase (Decrease) in Accrued Taxes-Other                      847,608      756,787          351,723      222,180       52,053
   Increase (Decrease) in Accrued Payroll                          195,376      323,352          247,491        9,064       66,274
   Increase (Decrease) in Accrued Benefits                         195,618      105,567           24,646      114,056       27,611
   Increase (Decrease) in Other Liabilities                        117,863      125,975         (121,707)     101,360      162,591
   Increase (Decrease) in Current Deferred Revenue                      --           --               --           --      (60,963)
   Increase (Decrease) in Accrued Federal
     Income Tax                                                    393,540      445,435          (56,276)     521,938     (596,266)
   Increase(Decrease in Deferred Credits                             4,129       (5,194)              --           --           --
                                                               -----------  -----------      -----------  -----------  -----------
     TOTAL ADJUSTMENTS                                           3,796,942    3,182,382       12,853,647    7,052,640    8,134,211
                                                               -----------  -----------      -----------  -----------  -----------

NET CASH PROVIDED BY OPERATING ACTIVITIES                       13,498,427   10,065,305       27,115,656   23,378,500   19,685,475
                                                               ===========  ===========      ===========  ===========  ===========


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Total increase in unrealized gain(loss) on securities
       available-for-sale                                          362,087       (8,229)          41,147      181,044      563,704
                                                               ===========  ===========      ===========  ===========  ===========

               LUFKIN-CONROE COMMUNICATIONS CO. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accounting policies of Lufkin-Conroe Communications Co. (the Company) and its subsidiaries conform to generally accepted accounting principles. The accounting records of the telephone subsidiary are maintained in accordance with the uniform system of accounts prescribed by the regulatory bodies under whose jurisdiction the subsidiary operates.

         Consolidation - The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Lufkin-Conroe Telephone Exchange, Inc., and Lufkin-Conroe Telecommunications Corporation. Lufkin-Conroe Telecommunications includes its wholly owned subsidiary LCT Long Distance, Inc., and East Texas Fiber Line, Inc. a 63% owned affiliate. All material intercompany balances and transactions have been eliminated.

         Nature of Operations - Lufkin-Conroe Communications, Co. (LCC) is the parent company to Lufkin-Conroe Telephone Exchange, Inc. (LCTX) and Lufkin-Conroe Telecommunications Corp. and its subsidiaries (LCT). LCC has no employees of its own. LCTX is an independent local exchange carrier providing regulated telephone services to its customers. LCTX has sixteen exchanges which serve over 94,000 access lines in Alto, Conroe and Lufkin. It also provides access services to a number of interexchange carriers who provide long distance services. Approximately 48% of LCTX revenues are derived from charges related to local and long distance services to end user customers. Approximately 41% of LCTX revenues are derived from access charges to interexchange carriers. LCT owns fiber optic cable systems which it leases to AT&T, provides internet access, radio communications tower rentals, cellular mobile telephones and radio paging services and private branch exchange (PBX) service to local customers. LCT Long Distance provides interexchange long distance service, with its primary focus on business customers. East Texas Fiber Line, Inc. is a communications transport facility provider, owning and operating approximately 200 miles of fiber optic cable.

         Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates based on management's knowledge and experience. Due to their prospective nature, actual results could differ from those estimates.

         Property, Plant, Equipment and Depreciation - Property, plant and equipment is stated at historical cost. Depreciation is computed generally on the straight-line method for financial reporting purposes and on both accelerated and straight-line methods for tax reporting purposes.

         Cash Equivalents - Cash equivalents are short-term, highly liquid investments readily convertible to known amounts of cash and so near maturity that there is no significant risk of changes in value due to changes in market rates of interest.

         Investments - The Company applies Statements of Financial Accounting Standards No. 115 (SFAS 115) Accounting for Certain Investments in Debt and Equity Securities. Investments in equity securities that have readily determinable fair values are categorized as available -for -sale securities, and are carried at fair value. The unrealized gains or losses on securities classified as available-for-sale are included as a separate component of stockholders' equity. Investments in associated companies that are accounted for using the equity method of accounting and investments that do not have readily determinable fair market values, which are carried at cost, are not affected by this accounting principle. (See Note H).

         Goodwill - Amounts paid for assets of other companies in excess of fair value are charged to goodwill. Goodwill is amortized over its useful life, but not more than 40 years.

         Allowance for Uncollectibles - The reserve method is used to account for losses on uncollectible accounts.

               LUFKIN-CONROE COMMUNICATIONS CO. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         Inventories - Inventories of materials and supplies are valued at the lower of cost or market. Cost is determined by a moving weighted average.

         Deferred Charges - Deferred charges applicable to long-term debt are being amortized over the life of the applicable notes payable. Deferred charges applicable to organizational costs are being amortized over five years. Deferred charges applicable to direct-response advertising are being amortized over three years.

         Postretirement Benefits - Pension benefits are provided for substantially all employees of the Company. In addition, substantially all employees may become eligible for certain health care and life insurance benefits. The Company also has deferred compensation agreements with the board of directors and certain key employees. Post-employment benefits expense is accrued on a current basis using actuarially determined costs. The Company generally funds the retirement plan to the extent that contributions are deductible for Federal income tax purposes.

         Federal Income Taxes and Deferred Credits - The Company has elected to file a consolidated Federal income tax return with its subsidiary companies, with the exception of ETFL which will file a separate Federal income tax return. Consolidated Federal income taxes or benefits are allocated to each subsidiary based on separately determined taxable income or loss. Investment credits were accounted for using the "flow-through" method in the preparation of consolidated financial statements.

         Deferred Federal income taxes are primarily due to the use of different depreciation methods, methods of recognizing losses from abnormal retirements, methods of recovering cost of removal, and methods of recording sales and use taxes and interest expense for financial reporting and tax reporting purposes. Such amounts have been reduced by the future income tax benefit of expense items such as postemployment benefits deducted in the determination of pretax income for financial reporting purposes that will be deducted for tax reporting purposes in later years. As the result of the reduction in statutory Federal income tax rates, the Company is amortizing excess deferred Federal income taxes applicable to 1986 and prior. East Texas Fiber Line, Inc. had no current or deferred Federal income taxes for all the periods presented.

         Operating Revenues - All material revenues are accounted for on the accrual basis. In 1995, the Company participated in both a toll revenue pool and an access revenue pool with other telephone companies. Such pools are funded by toll revenues and/or access charges. Effective January 1, 1996, the Company withdrew from the toll pool, therefore long distance revenues in 1996 consist of only toll revenues charged directly to customers. Access revenues recorded include estimated amounts which will be adjusted upon settlement with the pool administrators. Management believes the recorded amounts approximate the amounts to be ultimately received.

         Earnings Per Share - Earnings per share are calculated by dividing net income by the average number of shares outstanding during the year. A stock dividend was declared in 1995 and is recognized on a retroactive basis in calculating earnings per share. Therefore, the stock dividend was treated as though it occurred on the first day of the earliest period presented (See Note
N).

         Regulatory Activities - Pursuant to Section 3.403 of the Texas Public Utility Regulatory Act of 1995, LCTX elected to operate under Subtitle I:
Infrastructure Plan for Rate of Return Companies. This election was effective August 18, 1997. Under this plan, LCTX agrees to cap rates for six years and implement an infrastructure plan which includes specific infrastructure provisions. Under Subtitle I, LCTX is not subject to complaint or hearing on reasonableness of rates subject to the Texas Public Utility Commission's jurisdiction.

               LUFKIN-CONROE COMMUNICATIONS CO. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


NOTE B - PROPERTY,  PLANT AND EQUIPMENT

         Property, plant and equipment, at cost, is summarized by major classification and estimated useful lives as follows:

                                 UNAUDITED
                                  JUNE 30,               DECEMBER 31,
                               ------------     -----------------------------      ESTIMATED
                                   1997             1996              1995        USEFUL LIFE
                               ------------     ------------     ------------     -----------

Land                           $  2,723,564     $  2,569,023     $  2,411,265
Buildings                        16,312,870       15,837,278       14,885,809     7-50 years
Telephone plant                 192,541,637      187,009,232      174,225,021     6-30 years
Furniture and office equip       14,599,615       14,130,204       12,936,639     6-20 years
Automotive and other equip        9,509,325        8,539,667        8,059,406     3-4 years
Rental Equipment                  4,453,847        4,416,970        4,187,036     5-6 years
Nonoperating plant                       --          323,421          323,421     30 years
Construction in progress          1,469,355          204,587           25,933
                               ------------     ------------     ------------
                               $241,610,213     $233,030,382     $217,054,530
                               ------------     ------------     ------------

         Depreciation expense as follows:


                UNAUDITED
------------------------------------------            -----------------------------------------------------------------
                 JUNE 30,                                                       DECEMBER 31,
------------------------------------------            -----------------------------------------------------------------
       1997                   1996                           1996                  1995                    1994
------------------     -------------------            ------------------    -------------------    --------------------
   $6,989,227              $6,585,228                   $13,231,497            $12,479,621             $11,411,865

NOTE C - LONG-TERM DEBT

    Long-term debt consisted of the following:


                                                                UNAUDITED
                                                                 JUNE 30,            DECEMBER 31,
                                                               ----------     -------------------------
                                                                  1997           1996           1995
                                                               ----------     ----------     ----------
John Hancock Mutual Life Insurance Company:
    At  8.25% due September 1, 1997                            $       --     $5,580,000     $5,760,000
    At  8.80% due September 1, 2002                             2,940,000      2,940,000      3,120,000
                                                               ----------     ----------     ----------
                                                                2,940,000      8,520,000      8,880,000

T. L. L. Temple Foundation at 9.50%  due May 1, 2002            3,000,000      3,000,000      3,000,000
T. L. L. Temple Foundation at 10.5% due December 1, 2005        5,000,000      5,000,000      5,000,000
First Bank & Trust East Texas at 7.25%  due in ten equal
    installments beginning  March 1, 1995                       1,400,000      1,600,000      1,800,000
NationsBank of Texas, N.A., Lufkin at 9.61% due in
    equal installments at Dec. 31, 1995 and Dec. 31, 2000       1,500,000      1,500,000      1,500,000
NationsBank of Texas, N.A., Lufkin at 8.5%  due in
    equal installments at April 1, 1997  and May 1, 2002        1,700,000      3,400,000      3,400,000
NationsBank of Texas, N.A., Lufkin at 7.92%  due in ten
    equal installments of $130,000  beginning July 1, 1993        780,000        780,000        910,000

NationsBank of Texas, N.A., Lufkin at 7.15%  due in ten
    equal installments beginning  March 1, 1995                 2,100,000      2,400,000      2,700,000
First Bank of Conroe, at First Bank of Conroe base rate
    (8.50% at June 30, 1997)  due July 3, 1997                    400,000        400,000        400,000

               LUFKIN-CONROE COMMUNICATIONS CO. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


NOTE C - LONG-TERM DEBT- CONTINUED

                                                           UNAUDITED
                                                            JUNE 30,             DECEMBER 31,
                                                          -----------     ---------------------------
                                                              1997           1996            1995
                                                          -----------     -----------     -----------
NationsBank of Texas, N.A., Lufkin at 7.5% due in ten
    equal installments beginning June 30, 1996              4,000,000       4,500,000       5,000,000
NationsBank of Texas, N.A., Lufkin LIBOR rate
    line of credit                                                 --       1,500,000       1,500,000
Debentures payable - Eastex Celco Co. At 8.5% due in
    equal installments of $148,000                            888,000         943,500       1,091,500
NationsBank of Texas, N.A, Lufkin at 7.69% through
    September 1, 1997 and 7.99% to maturity date in
    ten equal installments beginning March 1, 1998          8,780,000              --              --
                                                          -----------     -----------     -----------
                                                           32,488,000      33,543,500      35,181,500
Less current maturities                                     2,336,000       1,458,000       1,638,000
                                                          -----------     -----------     -----------
         TOTAL LONG TERM DEBT                             $30,152,000     $32,085,500     $33,543,500
                                                          ===========     ===========     ===========

The above debt will be due in the following years:


     Year ended June 30,               YEAR ENDED
     -------------------               ----------

           1998                       $  2,336,000
           1999                          2,336,000
           2000                          3,836,000
           2001                          2,336,000
           2002                          2,336,000
           Thereafter                   19,308,000
                                      ------------
                  TOTAL               $ 32,488,000
                                      ============


      The notes payable to John Hancock Mutual Life Insurance Company, T.L.L. Temple Foundation, NationsBank of Texas, N.A., Lufkin, First Bank & Trust East Texas, and First Bank of Conroe provide certain limitations on additional debt, payment of cash dividends and sale of assets other than in the ordinary course of business.

      The $8,000,000 line of credit with NationsBank of Texas, N.A., Lufkin was renewed in August, 1996 and as of June 30, 1997, $-0- was drawn against it. Interest is paid, at the company's option, using the current prime rate or the London Interbank Rate (LIBOR).

        The note payable to First Bank of Conroe was renewed in July, 1996. It will mature in 1997, but the Company intends to refinance the note, and therefore, has elected not to show this note as a current maturity.

               LUFKIN-CONROE COMMUNICATIONS CO. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


NOTE D - FEDERAL INCOME TAXES

      Total federal income taxes were as follows:

              UNAUDITED
               JUNE 30,                                                  DECEMBER 31,
-------------------------------------          ---------------------------------------------------------------
       1997               1996                        1996                   1995                  1994
------------------ ------------------          ------------------     ------------------     -----------------
    $5,119,503         $3,810,272                  $6,549,295             $9,179,211            $5,929,336


                                                   UNAUDITED
                                                     JUNE 30,                                DECEMBER 31,
                                         ----------------------------       ----------------------------------------------
                                             1997             1996              1996             1995              1994
                                         -----------      -----------       -----------      -----------       -----------
Computed FIT at the expected
  statutory rate                         $ 5,253,325      $ 3,942,439       $ 6,778,310      $ 9,430,581       $ 6,142,754
Amortization of excess deferred FIT         (101,840)        (101,840)         (203,680)        (203,680)         (203,680)
Undistributed losses of
  unconsolidated subsidiaries                (30,224)         (37,148)          (46,272)         (77,818)            8,247
Other additions Net                           (1,758)           6,821            20,937           30,128           (17,985)
                                         -----------      -----------       -----------      -----------       -----------
       FEDERAL INCOME TAXES              $ 5,119,503      $ 3,810,272       $ 6,549,295      $ 9,179,211       $ 5,929,336
                                         -----------      -----------       -----------      -----------       -----------

Current FIT                              $ 5,111,293      $ 3,692,890       $ 6,349,216      $ 9,200,136       $ 4,820,123
Deferred FIT due to temporary
  differences                                110,050          219,222           403,759          182,755         1,312,893
Amortization of excess deferred FIT         (101,840)        (101,840)         (203,680)        (203,680)         (203,680)
                                         -----------      -----------       -----------      -----------       -----------
       FEDERAL INCOME TAXES              $ 5,119,503      $ 3,810,272       $ 6,549,295      $ 9,179,211       $ 5,929,336
                                         -----------      -----------       -----------      -----------       -----------

         Temporary differences and carryforwards which give rise to deferred tax assets and liabilities for are as follows:

                                                      UNAUDITED
                                                       JUNE 30,                DECEMBER 31,
                                                      ---------        ----------------------------
                                                         1997             1996              1995
                                                      ---------        ---------         ---------
Current Deferred Assets:
   Accrued Vacation                                   $ 414,310        $ 346,821         $ 338,319
   Allowance for uncollectibles                          70,327           65,636            84,583
   Unbilled toll                                         69,303            1,334             1,334
   Franchise tax                                         78,120           52,766            51,442
   Other                                                 70,927           20,090            22,979
                                                      ---------        ---------         ---------
       TOTAL CURRENT DEFERRED ASSETS                  $ 702,987        $ 486,647         $ 498,657
                                                      =========        =========         =========
Noncurrent Deferred Assets:
   Depreciation                                       $(278,449)       $(277,479)        $(266,262)
   Tax loss carryforwards (expires 2005-2008)           876,585          922,229           983,058
                                                      ---------        ---------         ---------
       SUBTOTAL                                         598,136          644,750           716,796
   Valuation allowance                                 (598,136)        (644,750)         (716,796)
                                                      ---------        ---------         ---------
       TOTAL NONCURRENT DEFERRED ASSETS               $      --        $      --         $      --
                                                      =========        =========         =========

               LUFKIN-CONROE COMMUNICATIONS CO. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


NOTE D - FEDERAL INCOME TAXES - CONTINUED

                                              UNAUDITED
                                               JUNE 30,                DECEMBER 31,
                                             ------------      ------------------------------
                                                 1997              1996              1995
                                             ------------      ------------      ------------
Noncurrent Deferred Liabilities:
Deferred FIT:
    Depreciation                             $ 21,930,133      $ 21,591,824      $ 20,822,156
    Post-retirement benefits                   (5,961,440)       (5,812,202)       (5,293,447)
    Franchise Tax                                (313,862)         (323,987)         (344,236)
    Partnership investment                        149,119           149,119           205,756
    Deferred adjustments - Depreciation        (2,157,874)       (2,313,355)       (2,624,317)
    Unrealized gain on equity securities          396,053           271,133           256,938
                                             ------------      ------------      ------------
         TOTAL DEFERRED FIT                  $ 14,042,129      $ 13,562,532      $ 13,022,850
                                             ============      ============      ============

Deferred Franchise Tax                       $  1,721,758      $  1,651,886      $  1,541,068
                                             ============      ============      ============

Regulatory Liabilities:
    Depreciation                             $  2,157,873      $  2,313,355      $  2,624,318
                                             ------------      ------------      ------------
         TOTAL REGULATORY LIABILITIES        $  2,157,873      $  2,313,355      $  2,624,318
                                             ============      ============      ============

NOTE E - POSTRETIREMENT BENEFIT PLANS

Pension Plan:

         The Company has noncontributory defined benefit pension plans covering substantially all qualified employees. The plan is in the name of Lufkin-Conroe Communications Co., and Its Affiliates. The plan calls for benefits to be paid to eligible employees at retirement based primarily on credited service with the Company and final average monthly pay. Plan assets consist of primarily corporate stocks and bonds, U. S. Government securities, pooled funds, mutual funds and guaranteed investment contracts.

         The following sets forth the funded status of the pension plan and the amounts reported in the Company's balance sheet at December 31, 1996, 1995, and 1994, respectively.

                                                                      DECEMBER 31,
                                                      --------------------------------------------
                                                         1996             1995              1994
                                                      -----------     -----------     ------------
Actuarial present value of benefit obligations:
  Vested benefits                                     $19,868,648     $16,985,214     $ 15,188,424
    Nonvested benefits                                  3,609,959       3,133,367        2,975,723
                                                      -----------     -----------     ------------
    Accumulated benefit obligation                     23,478,607      20,118,581       18,164,147
    Effect of anticipated future compensation
       levels and of other events                       9,679,756       8,513,622        8,157,464
                                                      -----------     -----------     ------------
    Projected benefit obligation                       33,158,363      28,632,203       26,321,611
    Fair value of plan assets                          34,505,071      30,768,698       25,149,856
                                                      -----------     -----------     ------------
    Funded excess (shortfall) of plan assets over
       (under) projected benefit obligation           $ 1,346,708     $ 2,136,495     $ (1,171,755)
                                                      ===========     ===========     ============

               LUFKIN-CONROE COMMUNICATIONS CO. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED



NOTE E - POSTRETIREMENT BENEFIT PLANS - CONTINUED

The funded excess (shortfall)  consists of the following:

                                                                    DECEMBER 31,
                                                   ---------------------------------------------
                                                       1996             1995              1994
                                                   -----------      -----------      -----------
    Net unrecognized gain from past experience
      different than assumed                       $ 7,074,555      $ 6,789,043      $ 2,501,109
    Unamortized asset at transition                  1,646,476        1,790,538        1,934,600
    Unrecognized prior service cost                 (1,951,953)      (1,316,492)      (1,418,406)
    Accrued pension expense included in
      accrued postretirement benefits               (5,422,370)      (5,126,594)      (4,189,058)
                                                   -----------      -----------      -----------
            FUNDED EXCESS (SHORTFALL)              $ 1,346,708      $ 2,136,495      $(1,171,755)
                                                   ===========      ===========      ===========

Net pension expense for the years ended December 31, 1996, 1995, and 1994 consists of the following:

                                                                       DECEMBER 31,
                                                      ---------------------------------------------
                                                          1996             1995             1994
                                                      -----------      -----------      -----------
    Service cost of the current period                $ 1,654,399      $ 1,427,456      $ 1,288,939
    Interest cost on the projected benefit obligation   2,230,365        1,915,617        1,757,030
    Actual return on assets held in the plan           (3,411,157)      (5,680,143)         561,949
    Net amortization of prior service cost of
      transition asset, and net gain                      910,249        3,723,228       (2,680,295)
                                                      -----------      -----------      -----------
    Pension Expense                                     1,383,856        1,386,158          927,623
    Less amount capitalized in accordance with
      regulatory requirements                             (61,881)         (54,612)         (42,872)
                                                      -----------      -----------      -----------
            NET PENSION EXPENSE                       $ 1,321,975      $ 1,331,546      $   884,751
                                                      ===========      ===========      ===========

         Actuarial information is available at year end only. However, the Company has recorded $606,567 and $610,477 for pension expense for June 30, 1997 and 1996, respectively.

         The assumed discount rate used to measure the projected benefit obligation is 7.5% per year, the rate of increase in future compensation levels is 6% per year and the expected long-term rate of return on plan assets is 7.5% per year.

Health Care and Life Insurance Benefits:

         In addition to providing pension benefits, the Company provides certain post-employment health care and life insurance benefits. Substantially all of the Company's employees may become eligible for these benefits if they reach age fifty-five while working for the Company. The Company adopted SFAS No. 106 Employer's Accounting for Postretirement Benefits Other Than Pensions, effective January 1,1995, as required for small companies by generally accepted accounting principles. SFAS No. 106 changed the practice of accounting for postretirement benefits from recognizing costs as benefits are paid to accruing the expected cost over an employee's years of service. The Company changed its method of accounting for postretirement benefits in 1987 from the "pay-as-you-go" basis to an accrual method; however, the accrual calculations did not encompass all of the required assumptions under SFAS No. 106.

               LUFKIN-CONROE COMMUNICATIONS CO. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


NOTE E - POSTRETIREMENT BENEFIT PLANS - CONTINUED

         The net postretirement benefit cost on a consolidated company basis as of December 31, 1996 and 1995 includes the following components:

                                                             1996           1995
                                                          ----------     ----------
     Service cost - benefits earned during the period     $  367,487     $  481,604
     Interest cost on projected benefit obligation           621,430        787,972
     Net amortizations and deferrals                         161,083        326,140
                                                          ----------     ----------
               NET POSTRETIREMENT BENEFITS COSTS          $1,150,000     $1,595,716
                                                          ==========     ==========

         Actuarial information is available at year end only. However, the Company has recorded $533,872 and $524,216 for post-retirement cost for June 30, 1997 and 1996, respectively.

         The funded status of the Company's postretirement benefit costs as of December 31, 1996 and 1995 was as follows:

                                                       1996              1995
                                                    -----------      -----------
     Accumulated benefit obligation:
       Retirees                                     $ 2,875,957      $ 1,852,925
       Fully eligible active plan participant         1,341,820        1,796,197
       Other active plan participants                 4,731,261        4,652,423
                                                    -----------      -----------
          TOTAL ACCUMULATED BENEFIT OBLIGATION        8,949,038        8,301,545

     Fair value of plan assets                               --               --
                                                    -----------      -----------

     Unfunded postretirement benefit obligation       8,949,038        8,301,545
     Less:
       Unrecognized transitional obligation          (3,925,091)      (4,143,152)
       Unrecognized net actuarial (gain)/loss         2,020,182        1,838,906
                                                    -----------      -----------

         ACCRUED POSTRETIREMENT BENEFIT COST        $ 7,044,129      $ 5,997,299
                                                    ===========      ===========

         The following assumptions were made in valuing the company's postretirement benefit obligation as of December 31, 1996 and 1995:

                                                         1996        1995
                                                       ---------   ---------
     Discount rate                                         7.50%       7.50%
     General medical cost trend                            9.00%      12.00%
     Medicare cost trend                                   8.50%      10.00%

               LUFKIN-CONROE COMMUNICATIONS CO. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


NOTE E - POSTRETIREMENT BENEFIT PLANS - CONTINUED

         It was assumed that the growth in the health care cost trend rates would gradually decline after 1995 to 4.5% by the year 2006 and then remain level for both general medical and medicare. This assumption greatly affects the amounts reported. To illustrate, increasing the assumed trend rate by 1% in each year would raise the Company accumulated postretirement benefit obligation by $1,393,962 and $1,453,315 at December 31, 1996 and 1995, respectively, and the postretirement benefit costs by $211,545 and $293,098.

         In 1994, accrued cost relating to post-retirement health care and life insurance benefits, of which $61,978 were paid, amounted to $947,780. In 1994, costs in the amount of $44,812 were capitalized in accordance with regulatory requirements. The Company's policy is not to fund cost accrued. At December 31, 1994, accrued post-retirement health care and life insurance benefits amounted to $4,530,174.

Deferred Compensation Agreements:

         The Company has deferred compensation agreements in the name of Lufkin-Conroe Communications Co. with the board of directors and certain key employees.

         The directors' plan provides for annual payments of varying amounts for life or a minimum of 10 years, beginning when the director reaches the age of 70. The benefits may be payable upon the death of the director before his retirement, depending on the director's insurability. Under certain conditions, the amount of deferred benefits can be reduced.

         The key employee plan provides for annual payments of varying amounts for 15 years, beginning when the employee reaches the age of 65 or at his/her death. Under certain conditions, the amount of deferred benefits can be reduced.

         The Company purchases policies of ordinary life insurance on each participant. Each participant makes a contribution toward the cost of the plan, based upon age and amount of benefit. It is anticipated that the tax consequences and the participant's contribution will result in minimal or no cost to the Company. The excess of the cash surrender value of life insurance policies over the notes payable balances related to these policies is reflected in the Company's financial statements. These plans do not qualify under the Internal Revenue Code and, therefore income tax deductions are allowed only when benefits are paid.

Costs accrued relating to deferred compenstion agreements amounted to:

              UNAUDITED
              JUNE 30,                                         DECEMBER 31,
-------------------------------------      -----------------------------------------------------
      1997                1996                   1996              1995               1994
-----------------   -----------------      -----------------  ---------------   ----------------
$         240,680   $         241,630      $         594,897  $       458,966   $        502,335

Costs that were paid in the period amounted to:

              UNAUDITED
              JUNE 30,                                         DECEMBER 31,
-------------------------------------      -----------------------------------------------------
      1997                1996                   1996              1995               1994
-----------------   -----------------      -----------------  ---------------   ----------------
$         116,707   $          93,076      $         204,702  $       139,408   $        140,560

Accrued cost amounted to:


              UNAUDITED
              JUNE 30,                                         DECEMBER 31,
-------------------------------------      -----------------------------------------------------
      1997                1996                   1996              1995               1994
-----------------   -----------------      -----------------  ---------------   ----------------
$       3,072,459   $       2,707,475      $       2,949,486  $     2,559,291   $      2,239,721

               LUFKIN-CONROE COMMUNICATIONS CO. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


NOTE E - POSTRETIREMENT BENEFIT PLANS - CONTINUED

401(k) Plan - Non-Bargaining:

         Lufkin-Conroe Communications Co. (LCC) sponsors a 401(k) plan for all non-bargaining employees who have one year of service (minimum of 1,000 hours of service) and are age twenty one or older. Eligible employees may contribute up to 15% of their annual compensation to the plan. The Company matches 100% of the first 3% of employee plan contributions. Participants are fully vested after 3 years of credited service.

LCC contributions to the plan amounted to:


              UNAUDITED
              JUNE 30,                                         DECEMBER 31,
-------------------------------------      -----------------------------------------------------
      1997                1996                   1996              1995               1994
----------------   ------------------      -----------------  ---------------   ----------------
$        139,714   $          133,899      $         263,128  $       267,671   $        186,343

401(k) Plan - Bargaining:

         Lufkin-Conroe Telephone Exchange, Inc. (LCTX) sponsors a 401(k) plan for all bargaining employees who have one year of service (minimum of 1,000 hours of service) and are age twenty one or older. Eligible employees may contribute up to 15% of their annual compensation to the plan. The Company matches 33% of the first 3% of employee plan contributions. Participants are fully vested after 3 years of credited service.

LCTX contributes to the plan amounted to:

              UNAUDITED
              JUNE 30,                                         DECEMBER 31,
-------------------------------------      -----------------------------------------------------
      1997                1996                   1996              1995               1994
----------------   ------------------      -----------------  ---------------   ----------------
$         29,231   $           18,865      $          48,047   $            -   $              -

NOTE F - OPERATING LEASES

         The Company is the lessor of fiber optic systems, a microwave tower, and business systems. The leases, accounted for as operating leases, provide for minimum future rentals to be received in each of the next five years and in the aggregate as follows:

                                                   MICROWAVE         FIBER
     YEARS ENDED JUNE 30,                            TOWER          SYSTEMS
     --------------------                          ---------      -----------
          1998                                     $ 23,884       $ 1,219,324
          1999                                        7,301           920,503
          2000                                        7,301           665,166
          2001                                        7,301           266,067
          2002                                        3,650                --
                                                   --------       -----------
     TOTAL MINIMUM FUTURE RENTALS                  $ 49,437       $ 3,071,060
                                                   ========       ===========

         Following, is a summary of property on lease:

                                                     UNAUDITED
                                                      JUNE 30,                  DECEMBER 31,
                                                    -----------        ------------------------------
                                                        1997               1996              1995
                                                    -----------        -----------        -----------
     Microwave towers                               $   381,644        $   341,103        $   169,329
     Fiber Optic System                               6,134,336          6,201,958          6,073,916
     Business Systems                                 4,072,203          4,027,239          3,969,079
                                                    -----------        -----------        -----------
                                                     10,588,183         10,570,300         10,212,324
     Less accumulated depreciation                    7,612,457          7,315,383          6,592,505
                                                    -----------        -----------        -----------
                                                    $ 2,975,726        $ 3,254,917        $ 3,619,819
                                                    ===========        ===========        ===========

               LUFKIN-CONROE COMMUNICATIONS CO. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


NOTE G - CAPITAL LEASE

         In September 1989, Lufkin-Conroe Telecommunications Corporation (LCT) entered into an agreement to construct a fiber optic system between Longview and Texarkana, Texas. Construction was completed in August, 1990. The agreement requires that the system be leased for a period of ten years at an annual lease price of $1,213,000 for the first five years and $649,000 for the last five years. The lease is being accounted for as a capital lease. A schedule of the components of the net investment in the lease as follows:

                                                                 UNAUDITED
                                                                  JUNE 30,               DECEMBER 31,
                                                                ----------       ---------------------------
                                                                   1997             1996             1995
                                                                ----------       ----------       ----------

     Future minimum lease payments receivable                   $2,062,481       $3,245,340       $3,093,722
     Less: Unearned income                                         665,758          857,203        1,271,349
                                                                ----------       ----------       ----------
               NET INVESTMENT IN CAPITAL LEASE                  $1,396,723       $2,388,137       $1,822,373
                                                                ==========       ==========       ==========

    Minimum future lease payments for the remainder of the lease period are as follows:


     Years ended June 30,
     --------------------
             1998                           $   651,310
             1999                               651,310
             2000                               651,310
             2001                               108,551
                                            -----------
             TOTAL                          $ 2,062,481
                                            ===========


NOTE H - INVESTMENTS IN NONAFFILIATED COMPANIES

         Marketable equity securities have been categorized as available for sale and as a result are stated at fair value. All securities are held for noncurrent uses and are classified as noncurrent assets on the balance sheet. Unrealized holding gains and losses are included as a component of stockholders' equity until realized. The overall effect of SFAS No. 115 resulted in a net of tax increase in stockholders' equity of $751,937 at June 30, 1997 and $514,760 and $487,809 at December 31,1996 and 1995, respectively.

         For the purpose of determining gross unrealized gains and losses, noncurrent marketable equity securities include the following:

                                                         COST                          FAIR VALUE
                                                    -------------- --------------------------------------------------
                                                                       UNAUDITED
                                                                        JUNE 30                DECEMBER 31,
                                                                   ----------------- --------------------------------
                                                                         1997             1996             1995
                                                    -------------- ----------------- --------------- ----------------
     Other marketable equity securities             $    1,778,963 $       2,926,942 $     2,564,855 $      2,505,490
                                                    -------------- ----------------- --------------- ----------------

         LCT accounts for the following investments using the equity method:

                                                                                   PERCENT OWNED
                                                               ----------------------------------------------------
                                                                   UNAUDITED
                                                                   JUNE 30,                 DECEMBER 31,
                                                               ----------------- ----------------------------------
                                                                     1997             1996              1995
                                                               ----------------- ---------------  -----------------

       GTE Mobilnet of Houston LTD. Partnership                            2.34%           2.34%              2.34%
       TCA Communications, Inc.                                                -               -             50.00%

         All other investments are carried at cost.

         LCT is a limited partner in several partnerships whose purpose is to provide cellular telephone service.

               LUFKIN-CONROE COMMUNICATIONS CO. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


NOTE H - INVESTMENTS IN NONAFFILIATED COMPANIES - CONTINUED

         During 1995, LCT received a dividend of $437,562 from Metropolitan Houston Paging Services, Inc. During 1995 LCT sold its stock in Metropolitan Houston Paging Services, Inc. for a sales price of $6,737,816 with a pre-tax gain of $4,979,363.

         On December 31, 1996 LCT exchanged its stock in TCA Communications for certain assets in the serving areas of Nacogdoches, Huntsville, and Bryan. LCT experienced a capital loss before tax benefit of $804,206, based on fair value of the assets received.


    Assets received were:
          Accounts receivable          $  863,244
          Customer base                 2,125,625
          Other Assets                    313,324
                                       ----------
                                       $3,302,193
                                       ==========


NOTE I - MINORITY INTEREST

         During 1990, LCT, in a joint venture with Eastex Celco (ETC), formed East Texas Fiber Line, Inc. (ETFL). ETC owns 37% of the outstanding stock of ETFL.

NOTE J - ACCOUNTING CHANGES

Cumulative Effect of Change in Accounting Principle

         During 1994, LCTX recorded the cumulative effect of accruing deferred franchise taxes as a result of adopting SFAS No. 109. This cumulative effect should have been recorded in 1993 with adoption of SFAS No. 109. This adjustment was necessary to reflect the effect of this change at January 1, 1994. This adjustment is technically a correction of an error. However, due to the immateriality to the statements as a whole, and the more descriptive nature of presenting the effect on net income as a separate item on the financial statements, the effect is presented as a cumulative effect of a change in accounting principle.

NOTE K - ACQUISITION

         On March 15, 1994 LCT Long Distance purchased certain assets from another long distance company. It is estimated that this purchase will increase annual revenue by approximately $1,100,000.
The purchase price of these assets totaled approximately $540,000.

         On June 1, 1994, LCT Long Distance contributed $1,797,500 of the customer base mentioned above and other assets to LCT in the form of a dividend. LCT in turn contributed these assets in exchange for a 50% interest in TCA Communications, Inc.

               LUFKIN-CONROE COMMUNICATIONS CO. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


NOTE L - SUMMARY OF SUBSIDIARIES' FINANCIAL POSITION

         The following table provides the subsidiaries' individual financial positions:

                                                                    LCTX
                               --------------------------------------------------------------------------------
                                         UNAUDITED
                                          JUNE 30,                                 DECEMBER 31,
                               -----------------------------     ----------------------------------------------
                                    1997             1996             1996             1995             1994
                               ------------     ------------     ------------     ------------     ------------

Total assets                   $148,480,246     $139,175,867     $146,598,097     $137,994,023     $125,093,119
Total liabilities                70,965,508       67,790,479       72,635,614       68,181,223       60,061,130
Total shareholders' equity       77,514,738       71,385,388       73,962,483       69,812,800       65,031,989
Total net income                  7,554,485        6,096,848       12,676,173       12,089,231        9,513,963


                                                             LCT CONSOLIDATED
                               --------------------------------------------------------------------------------
                                            UNAUDITED
                                             JUNE 30,                             DECEMBER 31,
                               -----------------------------     ----------------------------------------------
                                    1997             1996             1996             1995             1994
                               ------------     ------------     ------------     ------------     ------------

Total assets                   $ 35,970,754     $ 33,084,235     $ 33,325,217     $ 33,133,281     $ 31,053,693
Total liabilities                14,405,093       13,858,698       14,005,858       14,842,613       15,302,302
Minority interest                 1,474,833        1,408,779        1,424,089        1,346,439        1,358,462
Total shareholders' equity       20,090,828       17,816,758       17,895,269       16,944,229       14,392,929
Total net income                  2,195,559          872,530        1,743,040        4,556,050        2,471,721

NOTE M - LITIGATION

         LCC and subsidiaries are subject to various lawsuits and claims, which they are vigorously defending. Such matters arise out of the normal course of business and relate to government regulation (including anti-trust issues), property and personal damage claims, contractual claims, and other issues. Not all of the claims are covered by insurance. The Company is unable to express an opinion with respect to the ultimate outcome or the amount or range of potential loss if the outcome should be favorable, and no loss contingency has been recognized in the accompanying financial statements.

 .NOTE N - STOCK DIVIDEND

         On March 11, 1995, the shareholders ratified the actions of the Board of Directors amending the Company's articles of incorporation increasing the authorized shares to 12,000,000 shares, $1.25 par value per share, and declaring a 2 for 1 common stock dividend. These actions were effective April 1, 1995.

NOTE O - FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following methods and assumptions were used to estimate the fair value of each class of material financial instruments for which it is practicable to estimate the value:

         Cash and Short-Term Investments - Cash and cash equivalents are valued at their carrying amounts, which are reasonable estimates of their fair value because of the short maturity of those instruments

         Long-Term Investments - The fair value of one investment is estimated based on the quoted market price for that investment. The carrying cost of that investments has been adjusted on the Company's balance sheet to include the unrealized gain in market value. For other investments for which there are not quoted market prices because the stock is not publicly traded, reasonable estimates of fair value could not be made without incurring excessive costs.

               LUFKIN-CONROE COMMUNICATIONS CO. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


NOTE O - FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

         Long-Term Debt - The fair value of the Company's long-term debt is estimated based on the current rates offered to the Company for debt of the same remaining maturities.

         The estimated fair values of the Company's material financial instruments are as follows:

                                                       1996                            1995
                                            ---------------------------     ---------------------------
                                              CARRYING         FAIR          CARRYING           FAIR
                                               AMOUNT          VALUE          AMOUNT           VALUE
                                            -----------     -----------     -----------     -----------
Long-Term Investments for Which It Is:
     Practicable to estimate fair value     $ 1,423,659     $ 1,423,659     $ 1,382,544     $ 1,382,544
     Not practicable                          1,141,196       1,141,196       1,122,946       1,122,946
Long-term debt                               33,543,500      34,989,000      35,181,500      36,095,900

                                    ANNEX A





                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            TEXAS UTILITIES COMPANY

                             TUCOM ACQUISITION CO.

                                      and

                        LUFKIN-CONROE COMMUNICATIONS CO.


                          Dated as of August 23, 1997

                               TABLE OF CONTENTS


                                                                                                                     Page
                                                                                                                     ----
ARTICLE I    THE MERGER                                                                                               A-6

         SECTION 1.01.  The Merger                                                                                    A-6
         SECTION 1.02.  Effective Time                                                                                A-6
         SECTION 1.03.  Effect of the Merger                                                                          A-7
         SECTION 1.04.  Articles of Incorporation; Bylaws                                                             A-7
         SECTION 1.05.  Directors                                                                                     A-7

ARTICLE II   CONVERSION OF SECURITIES; EXCHANGE OF
         CERTIFICATES                                                                                                 A-7

         SECTION 2.01.  Conversion of Securities                                                                      A-7
         SECTION 2.02.  Exchange of Certificates                                                                      A-9
         SECTION 2.03.  Share Transfer Books                                                                         A-12
         SECTION 2.04.  Dissenting Shareholders                                                                      A-12
         SECTION 2.05.  Closing                                                                                      A-12

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY                                                           A-12

         SECTION 3.01.  Organization and Standing                                                                    A-13
         SECTION 3.02.  Subsidiaries and Cellular Partnerships                                                       A-13
         SECTION 3.03.  Articles of Incorporation and Bylaws                                                         A-14
         SECTION 3.04.  Capitalization                                                                               A-14
         SECTION 3.05.  Authority; Binding Obligation                                                                A-14
         SECTION 3.06.  No Conflict; Required Filings and Consents                                                   A-15
         SECTION 3.07.  Licenses; Compliance                                                                         A-16
         SECTION 3.08.  Financial Information                                                                        A-17
         SECTION 3.09.  Undisclosed Liabilities                                                                      A-17
         SECTION 3.10.  Absence of Certain Changes or Events                                                         A-17
         SECTION 3.11.  Litigation; Disputes                                                                         A-18
         SECTION 3.12.  Debt Instruments                                                                             A-19
         SECTION 3.13.  Leases                                                                                       A-19
         SECTION 3.14.  Other Agreements; No Default                                                                 A-20
         SECTION 3.15.  Labor Relations                                                                              A-21
         SECTION 3.16.  Pension and Benefit Plans                                                                    A-22
         SECTION 3.17.  Taxes and Tax Matters                                                                        A-26
         SECTION 3.18.  Access Lines; Customers                                                                      A-27
         SECTION 3.19.  Certain Business Practices                                                                   A-28
         SECTION 3.20.  Insurance                                                                                    A-28
         SECTION 3.21.  Potential Conflicts of Interest                                                              A-29
         SECTION 3.22.  Receivables                                                                                  A-29

         SECTION 3.23.  Real Property                                                                                A-30
         SECTION 3.24.  Books and Records                                                                            A-30
         SECTION 3.25.  Assets                                                                                       A-30
         SECTION 3.26.  No Infringement or Contest                                                                   A-31
         SECTION 3.27.  Board Recommendation                                                                         A-31
         SECTION 3.28.  Vote Required                                                                                A-31
         SECTION 3.29.  Banks; Attorneys-in-fact                                                                     A-31
         SECTION 3.30.  Voting Agreements                                                                            A-32
         SECTION 3.31.  Brokers                                                                                      A-32
         SECTION 3.32.  Environmental Matters                                                                        A-32
         SECTION 3.33.  Disclosure                                                                                   A-33
         SECTION 3.34.  Company Shareholders                                                                         A-33
         SECTION 3.35.  Directors and Officers                                                                       A-33
         SECTION 3.36.  Copies of Documents                                                                          A-33
         SECTION 3.37.  Operation of the Company's Business                                                          A-33

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF ACQUIROR
         AND ACQUIROR SUB                                                                                            A-34

         SECTION 4.01.  Organization and Qualification; Subsidiaries                                                 A-34
         SECTION 4.02.  Articles of Incorporation and Bylaws                                                         A-34
         SECTION 4.03.  Authority; Binding Obligation                                                                A-34
         SECTION 4.04.  No Conflict; Required Filings and Consents                                                   A-35
         SECTION 4.05.  No Prior Activities of Acquiror Sub                                                          A-35
         SECTION 4.06.  Brokers                                                                                      A-36
         SECTION 4.07.  SEC Documents                                                                                A-36
         SECTION 4.08.  Acquiror Common Stock                                                                        A-36
         SECTION 4.09.  Capitalization                                                                               A-36
         SECTION 4.10   Compliance                                                                                   A-37
         SECTION 4.11   Absence of Certain Changes or Events; Absence of
                         Undisclosed Liabilities                                                                     A-37
         SECTION 4.12   Litigation                                                                                   A-37
         SECTION 4.13   Registration Statement                                                                       A-37
         SECTION 4.14   Tax Matters                                                                                  A-38
         SECTION 4.15   Employee Matters; ERISA                                                                      A-38
         SECTION 4.16   Environmental Matters                                                                        A-39
         SECTION 4.17   Regulation as a Utility                                                                      A-39
         SECTION 4.18   Insurance                                                                                    A-39
         SECTION 4.19   NRC Actions                                                                                  A-39

ARTICLE V   COVENANTS RELATING TO CONDUCT OF BUSINESS                                                                A-40

         SECTION 5.01.  Conduct of Business of the Company                                                           A-40
         SECTION 5.02.  Other Actions                                                                                A-43
         SECTION 5.03.  Certain Tax Matters                                                                          A-43
         SECTION 5.04.  Access and Information                                                                       A-43
         SECTION 5.05.  No Solicitation                                                                              A-43

ARTICLE VI    ADDITIONAL AGREEMENTS                                                                                  A-45

         SECTION 6.01.  Meeting of Shareholders                                                                      A-45
         SECTION 6.02.  Appropriate Action; Consents; Filings                                                        A-45
         SECTION 6.03.  Letters of Accountants                                                                       A-46
         SECTION 6.04.  Disclosure Schedules; Updated Disclosures; Breaches                                          A-46
         SECTION 6.05.  Public Announcements                                                                         A-47
         SECTION 6.06.  Employee Matters.                                                                            A-47
         SECTION 6.07.  Acquiror Information                                                                         A-48
         SECTION 6.08.  Obligations of Acquiror Sub                                                                  A-48
         SECTION 6.09.  Unaudited Financial Information                                                              A-48
         SECTION 6.10.  Rule 145 Affiliates                                                                          A-48
         SECTION 6.11.  Environmental Matters                                                                        A-48
         SECTION 6.12.  Acquiror SEC Documents                                                                       A-49
         SECTION 6.13.  Directors' and Officers' Indemnification and Insurance                                       A-49

ARTICLE VII   CONDITIONS TO CLOSING                                                                                  A-50

         SECTION 7.01.  Conditions to Obligations of Each Party Under
                         This Merger Agreement                                                                       A-50
         SECTION 7.02.  Additional Conditions to Obligations of Acquiror
                         and Acquiror Sub                                                                            A-51
         SECTION 7.03.  Additional Conditions to Obligations of the
                         Company                                                                                     A-52

ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER                                                                      A-53

         SECTION 8.01.  Termination                                                                                  A-53
         SECTION 8.02.  Effect of Termination                                                                        A-54
         SECTION 8.03.  Expenses                                                                                     A-55
         SECTION 8.04.  Amendment                                                                                    A-56
         SECTION 8.05.  Extension; Waiver                                                                            A-56


ARTICLE IX    GENERAL PROVISIONS                                                                                     A-56

         SECTION 9.01.  Nonsurvival of Representations and Warranties                                                A-56
         SECTION 9.02.  Notices                                                                                      A-56
         SECTION 9.03.  Headings                                                                                     A-57
         SECTION 9.04.  Severability                                                                                 A-57
         SECTION 9.05.  Entire Agreement                                                                             A-57
         SECTION 9.06.  Assignment                                                                                   A-58
         SECTION 9.07.  Parties in Interest                                                                          A-58
         SECTION 9.08.  Mutual Drafting                                                                              A-58
         SECTION 9.09.  Governing Law                                                                                A-58
         SECTION 9.10.  Counterparts                                                                                 A-58

         SECTION 9.11.  Further Assurances                                                                           A-58

ARTICLE X  DEFINITIONS                                                                                               A-58

         AGREEMENT AND PLAN OF MERGER, dated as of August 23, 1997 (this"Merger Agreement"), among Texas Utilities Company, a Texas corporation ("Acquiror"), TUCOM Acquisition Co., a Texas corporation ("Acquiror Sub") and a wholly owned direct subsidiary of Acquiror, and Lufkin-Conroe Communications Co., a Texas corporation (the "Company").

         WHEREAS, upon the terms and subject to the conditions of this Merger Agreement and in accordance with the Texas Business Corporation Act ("Texas Law"), Acquiror Sub will merge with and into the Company (the "Merger") and the Company shall continue as the sole surviving corporation of the Merger;

         WHEREAS, the Board of Directors of the Company has approved and adopted this Merger Agreement and the transactions contemplated hereby and has recommended approval and adoption of this Merger Agreement by the shareholders of the Company;

         WHEREAS, the Board of Directors of Acquiror has determined that the Merger is in the best interests of Acquiror and its shareholders, the Board of Directors of Acquiror Sub has approved and adopted this Merger Agreement and the transactions contemplated hereby and has recommended approval and adoption of this Merger Agreement to its shareholder and the shareholder of Acquiror Sub has approved and adopted this Merger Agreement; and

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization under the provisions of
Section 368 of the United States Internal Revenue Code of 1986, as amended (the "Code");

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:


                                   ARTICLE I

                                   THE MERGER


         SECTION 1.01.  THE MERGER.

         Upon the terms and subject to the conditions set forth in this Merger Agreement, and in accordance with Texas Law, at the Effective Time (as defined in Section 1.02) Acquiror Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Acquiror Sub shall cease and the Company shall continue as the sole surviving corporation of the Merger (the "Surviving Corporation") as a direct or indirect wholly owned subsidiary of Acquiror.

         SECTION 1.02.  EFFECTIVE TIME.

         Subject to the provisions of Section 2.05, as promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing this Merger Agreement, articles of merger or other appropriate Documents (in any such case, the "Articles of Merger") with the Secretary of State of the State of Texas, in such form as required by, and executed in accordance with the relevant provisions of, Texas Law (the effective date and time of such filing being the "Effective Time").

         SECTION 1.03.  EFFECT OF THE MERGER.

         At the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of Texas Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, if any, of Acquiror Sub shall succeed to, be possessed by and vest in the Surviving Corporation, and any duties of Acquiror Sub shall succeed to, be assumed by and become the duties of the Surviving Corporation, all without further act or deed.

         SECTION 1.04.  ARTICLES OF INCORPORATION; BYLAWS.

                 (a) Unless otherwise determined by Acquiror prior to the Effective Time, at the Effective Time the articles of incorporation of Acquiror Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation, until thereafter amended in accordance with Texas Law and such articles of incorporation.

                 (b) Unless otherwise determined by Acquiror prior to the Effective Time, at the Effective Time the bylaws of Acquiror Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with Texas Law, the articles of incorporation of the Surviving Corporation and such bylaws.

         SECTION 1.05.  DIRECTORS.

         The directors of Acquiror Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation.


                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

         SECTION 2.01.  CONVERSION OF SECURITIES.

         At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror Sub, the Company or holders of any of the following securities:

                 (a) Company Common Shares. Subject to the other provisions of this Section 2.01, each share of common stock, par value $1.25 per share, of the Company ("Company Common Shares") issued and outstanding immediately prior to the Effective Time (other than any Company Common Shares to be canceled pursuant to Section 2.01(c) or any Company Common Shares ("Dissenting Shares") held by any shareholder of the Company who elects to exercise appraisal rights under Texas Law) shall be converted, subject to Sections 2.01 (e) and 2.02(e), into the right to receive a number of shares of the common stock, without par value, of Acquiror ("Acquiror Common Stock") (rounded to the nearest 1/1000th) (the "Common Share Exchange Ratio") equal to the amount determined by dividing $53.274 (the "Common Share Numerator," which is an amount determined by dividing $320,000,000 by the outstanding Company Common Shares) by the average of the closing sales price of Acquiror Common Stock as reported on the NYSE Consolidated Transactions Tape on each of the 20 consecutive trading days preceding the tenth trading day prior to the Effective Time ("Average Acquiror Price"); provided, however, that notwithstanding the actual Average Acquiror Price, the Average Acquiror Price shall be deemed to be $31.00 if the actual Average Acquiror Price is less than $31.00 and shall be deemed to be $37.00 if the actual Average Acquiror Price is greater than $37.00.

                 (b) Cancellation and Retirement of Company Common Shares. All such shares of Company Common Shares referred to in Section 2.01(a) (other than any Company Common Shares to be canceled pursuant to Section 2.01(c) or any Dissenting Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the shares and fractions thereof of Acquiror Common Stock into which such Company Common Shares were converted in the Merger. The holders of certificates previously representing Company Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Shares except as otherwise provided herein or by Law. Certificates previously representing such Company Common Shares shall be exchanged for the whole shares of Acquiror Common Stock to be issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.02, without interest. No fractional share of Acquiror Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.02(e) hereof.

                 (c) Cancellation of Treasury Shares. Any Company Common Shares held in the treasury of the Company and any shares of Company Common Shares owned by any direct or indirect wholly owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                 (d) Acquiror Sub Common Stock. Each share of common stock of Acquiror Sub outstanding immediately prior to the Effective Time shall be converted into the shares of common stock of the Surviving Corporation and each certificate evidencing ownership of any such Acquiror Sub shares as of the Effective Time shall evidence the same number of shares of the Surviving Corporation.

                 (e) Adjustment of Common Share Exchange Ratio and Common Share Numerator. The Common Share Exchange Ratio and Common Share Numerator shall be subject to certain adjustments, as follows:

                          (i) In the event that between the date of this Merger Agreement and the Effective Time the outstanding shares of Acquiror Common Stock or Company Common Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares, or Acquiror shall have declared, paid or set aside a distribution (other than a cash dividend) on the Acquiror Common Stock, the Common Share Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares, stock dividend or other distribution.

                          (ii) The CSN Adjustment Amount as of the Effective Time shall be calculated in the manner set forth below based on schedules prepared by the Company in accordance with GAAP on a consolidated basis consistent with the Company's prior practices, to which Deloitte & Touche LLP shall have applied confirmation procedures acceptable to Acquiror and the Company within 10 days after the Effective Time and reasonably acceptable to Acquiror and the Company (the "Closing Schedules"):

                 CSN Adjustment Amount = L + C + T - CE - CH - U - B, where

                 L=       long-term debt of the Company (exclusive of the outstanding aggregate principal amount of  8.5%
                          Debentures of Eastex Celco Co.)
                 C=       current maturities of long-term debt of the Company
                 T=       unpaid out-of-pocket transaction costs of the Company for the transactions contemplated by this
                          Merger Agreement, including legal, accounting and investment advisor fees (the "Transaction
                          Costs")
                 CE=      cash and cash equivalents of the Company (assuming for the purposes of this calculation that any Bonuses that have been paid by the Company have not been paid)
                 CH=      an agreed value of $2,000,000 for the 32,917 shares of common stock of Champion International
                          Corporation owned by the Company
                 U=       an agreed value of $2,900,000 for the 208,930 shares of common stock, the 105 shares of
                          Series A Preferred Stock and $315,000 principal amount of convertible debentures of USTN
                          Holdings, Inc. owned by the Company
                 B=       an agreed base line level of net indebtedness of $8,300,000.

                 If the CSN Adjustment Amount is negative, the Common Share Numerator shall be reduced by an amount equal to (A) the aggregate amount of the Bonuses less one-half of the CSN Adjustment Amount (expressed as a positive number for purposes of this calculation), divided by (B) 6,006,696. If the CSN Adjustment Amount is zero, the Common Share Numerator shall be reduced by an amount equal to the aggregate amount of the Bonuses divided by 6,006,696. If the CSN Adjustment is positive, the Common Share Numerator shall be reduced by an amount equal to (A) the sum of the aggregate amount of the Bonuses plus the CSN Adjustment Amount divided by (B) 6,006,696. In each case any reduction to the Common Share Numerator shall be rounded to the nearest 1000th and in no case shall the Common Stock Numerator be increased by this calculation.

         SECTION 2.02.  EXCHANGE OF CERTIFICATES.

                 (a) Exchange Agent. As of the Effective Time, Acquiror shall transfer or cause to be transferred to Acquiror Sub as a capital contribution and Acquiror Sub shall thereupon deposit, or shall cause to be deposited, with a bank, trust company or other entity designated by Acquiror (the "Exchange Agent"), and reasonably acceptable to the Company, for the benefit of the holders of Company Common Shares, for exchange through the Exchange Agent in accordance with this Article II, certificates representing the shares of Acquiror Common Stock issuable pursuant to Section 2.01 in exchange for outstanding Company Common Shares (such certificates for shares of Acquiror Common Stock, together with any dividends or distributions described in Section 2.02(c), and such amounts of cash as shall be generated in accordance with Section 2.02(e)(ii) hereof, being hereafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to this Merger Agreement and irrevocable instructions from the holders of Company Common Shares, deliver the shares of Acquiror Common Stock to be issued pursuant to Section 2.01 and the amount of cash to be paid pursuant to Section 2.02(e) out of the Exchange Fund.

                 (b) Exchange Procedures. Acquiror shall, promptly after the delivery to the Acquiror of the Closing Schedules, mail to each holder of record of a certificate or certificates which immediately prior to the date of such mailing represented outstanding shares of Company Common Shares (the "Certificates"): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for shares of Acquiror Common Stock and cash in lieu of any fractional share. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and executed, and such other Documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, as soon as practicable after the delivery to Acquiror of the Closing Schedules (i) a certificate representing that number of whole shares of Acquiror Common Stock which such holder has the right to receive in respect of the Company Common Shares formerly represented by such Certificate (after taking into account all Company Common Shares then held by such holder under all such Certificates so surrendered), and (ii) the amount of cash in lieu of any fractional share of Acquiror Common Stock to which such holder is entitled pursuant to Section 2.02(e). The Certificates so surrendered shall be canceled forthwith following the Effective Time. In the event of a transfer of ownership of Company Common Shares which is not registered in the transfer records of the Company, the proper number of shares of Acquiror Common Stock may be issued and the proper amount of cash in lieu of any fractional share may be paid to a transferee if the Certificates representing such Company Common Shares, properly endorsed or otherwise in proper form for transfer, are presented to the Exchange Agent, accompanied by all Documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by
         Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the shares of Acquiror Common Stock issuable pursuant to
         Section 2.01 in exchange therefor, and cash in lieu of any fractional share of Acquiror Common Stock to which such holder is entitled pursuant to Section 2.02(e). No interest will be paid or will accrue on any cash payable pursuant to Sections 2.02(c) or 2.02(e).

                 (c) Distributions with Respect to Unexchanged Shares of Acquiror Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the whole shares of Acquiror Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax, withholding or other applicable Laws, following surrender of any such Certificate, there shall be paid, without interest, to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor (i) promptly, the amount of dividends or other distributions having a record date after the Effective Time theretofore paid with respect to such whole shares of Acquiror Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, having a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Acquiror Common Stock.

                 (d) No Further Rights in Company Capital Stock. All shares of Acquiror Common Stock issued and all cash paid upon conversion of the Company Common Shares in accordance with the terms hereof (including any cash paid pursuant to Sections 2.02(c) or (e)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Common Shares.

                 (e) No Fractional Shares. No fractional shares of Acquiror Common Stock shall be issued upon surrender for exchange of the Certificates, and any such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Acquiror. Notwithstanding any other provision of this Merger Agreement, each holder of Company Common Shares who would otherwise be entitled to receive a fraction of a share of Acquiror Common Stock, after aggregating all Certificates delivered by such holder, and rounding down to the nearest whole share, shall receive, in lieu thereof, an amount in cash determined as follows:

                          (i) As promptly as practicable following the delivery to Acquiror of the Closing Schedules, the Exchange Agent shall determine the excess of (x) the number of full shares of Acquiror Common Stock over (y) the aggregate number of whole shares of Acquiror Common Stock to be issued to holders of Company Common Shares pursuant to Section 2.01, such excess being herein called the "Excess Shares." As soon after the delivery to Acquiror of the Closing Balance Schedules as practicable, the Exchange Agent, as the agent for the holders of Company Common Shares, shall sell the Excess Shares at the then prevailing prices on the NYSE, all in the manner provided in subparagraph (ii) of this Section 2.02(e).

                          (ii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Company Common Shares, the Exchange Agent shall hold such proceeds in trust for the benefit of such holders as part of the Exchange Fund. Acquiror shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent reasonably incurred in connection with such sales of Excess Shares. The Exchange Agent shall determine the portion of such proceeds to which each holder of Company Common Shares is entitled and distribute such amounts in accordance with this
                 Section 2.02.

                 (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Shares for one year after the Effective Time shall be delivered to Acquiror, upon request, and any holders of Company Common Shares who have not theretofore complied with this Article II shall thereafter look only to Acquiror for the shares of Acquiror Common Stock to which they are entitled pursuant to Section 2.01, any dividends or other distributions with respect to Acquiror Common Stock to which they are entitled pursuant to Section 2.02(c) and any cash in lieu of fractional shares of Acquiror Common Stock to which they are entitled pursuant to Section 2.02(e).

                 (g) No Liability. None of Acquiror, Acquiror Sub, the Company or the Exchange Agent shall be liable to any Person for any shares of Acquiror Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

                 (h) Lost, Stolen or Destroyed Certificates. In the event any certificate evidencing Company Common Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Acquiror Common Stock and cash for any fractional shares, if any, as may be required pursuant to this Article II; provided, however, that the Exchange Agent or Acquiror may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation, or the Exchange Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

         SECTION 2.03.  SHARE TRANSFER BOOKS.

         At the Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Shares thereafter on the records of the Company. From and after the Effective Time, the holders of certificates representing Company Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Shares except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Acquiror for any reason shall be converted into shares of Acquiror Common Stock and/or cash, including any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c) and any cash in lieu of fractional shares of Acquiror Common Stock to which the holders thereof are entitled pursuant to Section 2.02(e).

         SECTION 2.04.  DISSENTING SHAREHOLDERS.

         Subject to the terms and conditions hereof, at and after the Effective Time, any holder of Company Common Shares who complies with Article 5.12 of Texas Law (a "Dissenting Shareholder") shall be entitled to obtain payment from the Surviving Corporation solely from the historical assets of the Company of the fair value of such Dissenting Shareholder's Company Common Shares as determined pursuant to Article 5.12 of Texas Law; provided, however, that no such payment shall be made unless and until such Dissenting Shareholder has surrendered to the Exchange Agent the Certificate representing the Company Common Shares for which payment is being made. The Company shall give Acquiror prompt notice of any demands for appraisal or withdrawals of demands for appraisal received by the Company and any other Documents obtained by the Company pursuant to the provisions of Article 5.12 of Texas Law, and, except with the prior written consent of Acquiror, shall not settle or offer to settle any such demands.

         SECTION 2.05.  CLOSING.

         Subject to the terms and conditions of this Merger Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. local time on the second business day immediately following the date on which the last of the conditions set forth in Article VII hereof is satisfied or, if permissible, waived (the "Closing Date"), at the offices of Worsham, Forsythe & Wooldridge, L.L.P., 30th Floor, Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201, unless another date or place is agreed to in writing by the parties hereto.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as specifically set forth in the Disclosure Schedule to be delivered by the Company to Acquiror in accordance with the terms of Section
6.04 (the "Company Disclosure Schedule"), the Company hereby represents and warrants (which representation and warranty shall be deemed to include the disclosure with respect thereto so specified in the Company Disclosure Schedule) to, and covenants and agrees with, Acquiror and Acquiror Sub as set forth below, in each case as of the date of this Merger Agreement. With respect to each representation and warranty set forth in Sections 3.06, 3.07, 3.09, 3.10, and 3.11 each reference therein to "Subsidiary" or "Subsidiaries" shall be deemed to include the Cellular Partnerships, except that each such representation and warranty as to the Cellular Partnerships shall be deemed to be made to the Knowledge of the Company and the Subsidiaries.

         SECTION 3.01.  ORGANIZATION AND STANDING.

         The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas, and has all requisite corporate power and authority to own, operate and lease its Assets, to carry on its business as currently conducted. The Company is not qualified to conduct business in any jurisdiction other than Texas, and neither the nature of the business conducted by the Company nor the character of the Assets owned, leased or otherwise held by it makes any such qualification necessary, except where the absence of such qualification as a foreign corporation would not have a Company Material Adverse Effect.

         SECTION 3.02.  SUBSIDIARIES AND CELLULAR PARTNERSHIPS.

         The Company has no Subsidiaries and no material investment or other interest, whether by debt or equity, in any corporation, association, partnership, joint venture or other entity, except as set forth in Section 3.02 of the Company Disclosure Schedule. Each of the limited partnerships in which the Company or a Subsidiary has any investment (the "Cellular Partnerships") and the nature and amount as of a recent date of such investment is identified in Section 3.02 of the Company Disclosure Schedule. The Company Disclosure Schedule sets forth: (a) the authorized capital stock or other equity interests of each direct and indirect Subsidiary of the Company and the percentage of the outstanding capital stock or other equity interests of each Subsidiary directly or indirectly owned by the Company, and (b) the nature and amount as of a recent date of any such equity investment. All of such shares of capital stock or other equity interests of Subsidiaries and the Cellular Partnerships directly or indirectly held by the Company have been duly authorized and validly issued and are outstanding, fully paid and nonassessable. Except as set forth in Section 3.02 of the Company Disclosure Schedule, the Company directly, or indirectly through wholly owned Subsidiaries, owns all such shares of capital stock or other equity interests of the direct or indirect Subsidiaries free and clear of all Encumbrances. All equity interests in the Cellular Partnerships held by the Company directly or indirectly through wholly owned Subsidiaries are owned free and clear of all Encumbrances, except as set forth in the partnership agreements governing the partnerships, copies of which have been made available to Acquiror. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas, and has all requisite corporate power and authority to own, operate and lease its Assets and to carry on its business as currently conducted. Each Subsidiary is qualified to conduct business and is in good standing in the State of Texas. The Subsidiaries are not qualified to conduct business in any jurisdiction other than Texas, and neither the nature of their businesses nor the character of the Assets owned, leased or otherwise held by them makes any such qualification necessary, except where the absence of licensing or qualification as a foreign corporation would not have a Company Material Adverse Effect. None of the Company, the Subsidiaries or the Cellular Partnerships is a "public utility company," a "holding company," a "subsidiary company" or an "affiliate" of any public utility company within the meaning of the Public Utility Holding Company Act of 1935, as amended ("PUHCA").

         SECTION 3.03.  ARTICLES OF INCORPORATION AND BYLAWS.

         The Company has furnished to Acquiror a true and complete copy of the certificate or articles of incorporation of the Company and of each Subsidiary, as currently in effect, certified as of a recent date by the Secretary of State (or comparable Governmental Entity) of their respective jurisdictions of incorporation, and a true and complete copy of the bylaws of the Company and of each Subsidiary, as currently in effect, certified by their respective corporate secretaries. The Company has furnished to Acquiror a true and complete copy of the agreement of limited partnership of each of the Cellular Partnerships, as currently in effect, certified by an executive officer of the Company and the certificate of limited partnership of each of the Cellular Partnerships, as currently in effect, certified as of a recent date by the Secretary of State (or comparable Governmental Entity) of their respective jurisdictions of organization. All such certified copies are attached as exhibits to, and constitute an integral part of, the Company Disclosure Schedule.

         SECTION 3.04.  CAPITALIZATION.

         The authorized capital stock of the Company consists of 12,000,000 Company Common Shares, of which: (i) 6,006,696 shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; and (ii) no shares are held in the treasury of the Company. No Company Common Shares have been reserved for any purpose. There are no outstanding securities convertible into or exchangeable for Company Common Shares, any other securities of the Company, or any capital stock or other securities of any of the Subsidiaries and no outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such capital stock or other securities of the Company or any of the Subsidiaries. Except as set forth in Section 3.04 of the Company Disclosure Schedule, there are no outstanding Agreements to which the Company is a party affecting or relating to the voting, issuance, purchase, redemption, registration, repurchase or transfer of Company Common Shares, any other securities of the Company, or any capital stock or other securities of any Subsidiary, except as contemplated hereunder. Since December 31, 1996, no Company Common Shares have been issued by the Company. Each of the outstanding Company Common Shares and the capital stock of, or other equity interest in, the Subsidiaries was issued in compliance with all applicable federal and state Laws concerning the issuance of securities. The names and addresses of, and number of shares or other securities held by, all holders of record of Company Common Shares (the "Company Shareholders") and all holders of record of capital stock or other securities of the Subsidiaries are set forth in Section 3.04 of the Company Disclosure Schedule. All of the outstanding Company Common Shares are owned by the Company Shareholders, free and clear, to the Knowledge of the Company and the Subsidiaries, of all Encumbrances which to the Company's Knowledge currently restrict the holder thereof from voting such shares in favor of the Merger . Except as set forth in Section 3.04 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any Subsidiary to provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, or provide any guarantee with respect to, any Subsidiary or any Cellular Partnership. Except as set forth in
Section 3.04 of the Company Disclosure Schedule and except for cash dividends and employee bonuses paid or to be paid in the customary manner by the Company (as set forth in Section 5.01(b) in the case of dividends), there are no Agreements pursuant to which any Person is or may be entitled to receive from Company or any Subsidiary any of the revenues or earnings, or any payment based thereon or calculated in accordance therewith, of the Company, any Subsidiary or any Cellular Partnership.

         SECTION 3.05.  AUTHORITY; BINDING OBLIGATION.

         The execution and delivery by the Company of this Merger Agreement, the execution and delivery by the Company and the Subsidiaries of all other Documents contemplated hereby, and the consummation by the

Company and the Subsidiaries of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company or the Subsidiaries are necessary to authorize this Merger Agreement and the other Documents contemplated hereby, or to consummate the transactions contemplated hereby and thereby, other than the approval and adoption of this Merger Agreement by the holders of two-thirds of the outstanding Company Common Shares, in accordance with Texas Law and the Company's articles of incorporation and bylaws and the satisfaction (or waiver by Acquiror) of Section 7.02(f). This Merger Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be subject to shareholder approval and all required regulatory approval, and to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting creditors' rights generally and subject to the effects of general equitable principles (whether considered in a proceeding in equity or at law).

         SECTION 3.06.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                 (a) The execution, delivery and performance by the Company of this Merger Agreement and all other Documents contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with, or violate any provision of, the articles of incorporation or bylaws of the Company, the certificate or articles of incorporation or bylaws of any Subsidiary or the certificate or agreement of limited partnership of any Cellular Partnership; (ii) subject to (A) obtaining the requisite approval and adoption of this Merger Agreement by the holders of two-thirds of the outstanding Company Common Shares, in accordance with Texas Law and the Company's articles of incorporation and bylaws and the satisfaction (or waiver by Acquiror) of Section 7.02(f) and (B) obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, the applicable Governmental Entity pursuant to the applicable requirements, if any, of the Securities Act, Blue Sky Laws, the HSR Act, the Communications Act , the Federal Aviation Act, applicable state utilities Laws, applicable municipal franchise Laws and the filing and recordation of the Articles of Merger as required by Texas Law, conflict with or violate any Law applicable to the Company, any Subsidiary or any Cellular Partnership, or any of their respective Assets; (iii) conflict with, result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under any Agreement to which the Company or any Subsidiary, or, any Agreement to which any Cellular Partnership, is a party or by which the Company, any Subsidiary or any Cellular Partnership or any of their respective Assets, may be bound; or (iv) result in or require the creation or imposition of, or result in the acceleration of, any indebtedness or any Encumbrance of any nature upon, or with respect to, the Company, any Subsidiary or any Cellular Partnership or any of the Assets now owned or hereafter acquired by the Company, any Subsidiary or any Cellular Partnership; except for any such conflict or violation described in clause (ii), any such conflict, breach or default described in clause (iii), or any such creation, imposition or acceleration described in clause (iv) that would not have a Company Material Adverse Effect.

                 (b) Except as set forth in Section 3.06(b) of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Merger Agreement and all other Documents contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not: (i) require any consent, approval, authorization or permit of, or filing with or notification to, any Person not a party to this Merger Agreement, except (A) the approval and adoption of this Merger Agreement by the holders of two-thirds of the outstanding Company Common Shares, in accordance with Texas Law and the Company's articles of incorporation and bylaws and the satisfaction (or waiver by Acquiror) of Section 7.02(f), (B) pursuant to the applicable requirements, if any, of the Securities Act, Blue Sky Laws, the HSR Act, the Communications Act, the Federal Aviation Act, applicable state utilities Laws and applicable municipal franchise Laws, and (C) the filing and recordation of the Articles of Merger as required by Texas Law; or (ii) result in or give rise to any penalty, forfeiture, Agreement termination, right of termination, amendment or cancellation, or restriction on business operations of Acquiror, the Company, the Surviving Corporation, any Subsidiary or any Cellular Partnership.

         SECTION 3.07.  LICENSES; COMPLIANCE.

                 (a) The Company and each Subsidiary is in possession of all Licenses necessary for the Company or any Subsidiary to own, lease and operate its Assets or to carry on its business as it is now being conducted (the "Company Licenses"), except where the failure to possess any such Company License would not have a Company Material Adverse Effect. All Company Licenses that are FCC, FAA or state utilities Licenses or municipal franchises are listed and described in
         Section 3.07(a)(1) of the Company Disclosure Schedule, and all other material Company Licenses are listed and described in Section 3.07(a)(2) of the Company Disclosure Schedule. All Company Licenses are valid and in full force and effect through the respective dates indicated in the Company Disclosure Schedule, except for any such invalidity or failure to be in full force and effect that would not, alone or in the aggregate, have a Company Material Adverse Effect, and no suspension, cancellation, complaint, proceeding, order or investigation of or with respect to any Company License is pending or, to the Knowledge of the Company or any Subsidiary, threatened.
         Neither the Company nor any Subsidiary is in violation of or default under any Company License, except for any such violation or default that would not have a Company Material Adverse Effect. Except as set forth in Section 3.07(a)(3) of the Company Disclosure Schedule, since December 31, 1996, neither the Company nor any Subsidiary has received written or, to the Knowledge of the Company, oral notice from any Governmental Entity of any such violation or default.

                 (b) Neither the Company nor any Subsidiary is in violation of or default under, nor has it breached: (i) any term or provision of its articles of incorporation, bylaws or agreement of limited partnership or (ii) any Agreement or restriction to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary, or any of their respective Assets, is bound or affected, except for any such violation, default or breach described in clause
         (ii) that would not have a Company Material Adverse Effect. The Company and the Subsidiaries have complied and are in full compliance with all Laws, except where the failure so to comply would not have a Company Material Adverse Effect.

                 (c) To the Knowledge of the Company: (i) all material returns, reports, statements and other Documents required to be filed by the Company or any Subsidiary with any Governmental Entity have been filed and complied with and are true, correct and complete in all material respects, and (ii) all material records of every type and nature relating to the Company Licenses or the business, operations or Assets of the Company or any Subsidiary have been maintained in all material respects in accordance with good business practices and the rules of any Governmental Entity and are maintained at the Company or the appropriate Subsidiary.

         SECTION 3.08.  FINANCIAL INFORMATION.

                 (a) The Company has prepared audited consolidated balance sheets of the Company and the Subsidiaries as of the end of the fiscal year ending on December 31 in each of 1996, 1995 and 1994 (the "Audited Balance Sheets") and the related audited consolidated statements of income, shareholders' equity and cash flows of the Company and the Subsidiaries for each of such fiscal years (the Audited Balance Sheets and such audited consolidated statements of income, shareholders' equity and cash flows are hereinafter referred to collectively as the "Audited Statements"), in each case, audited by Axley & Rode LLP in accordance with generally accepted auditing standards and accompanied by the related report of Axley & Rode LLP.
         A true and complete copy of each of the Audited Statements has been delivered to Acquiror and is attached as an exhibit to, and constitutes an integral part of, the Company Disclosure Schedule. The Company has also prepared unaudited consolidated balance sheets of the Company and the Subsidiaries as of the last day of each calendar quarter ending after January 1, 1997 (including the unaudited consolidated balance sheets to be furnished to Acquiror pursuant to
         Section 6.09, the "Unaudited Balance Sheets") and the unaudited consolidated statements of income and cash flows of the Company and the Subsidiaries for the quarterly periods then ended (the Unaudited Balance Sheets and such statements of income and cash flows, including the unaudited consolidated statements of income and cash flows to be furnished to Acquiror pursuant to Section 6.09, are hereinafter referred to collectively as the "Unaudited Statements" and, together with the Audited Statements, as the "Financial Statements").

                 (b) The Financial Statements (including, without limitation, the notes thereto): (i) are complete and correct in all material respects, (ii) have been prepared in accordance with the books and records of the Company and the Subsidiaries, and (iii) present fairly the consolidated financial position of the Company and the Subsidiaries and their consolidated results of operations and cash flows as of and for the respective dates and time periods in accordance with GAAP applied on a basis consistent with prior accounting periods, except as noted thereon and subject to, in the case of the Unaudited Statements, normal and recurring audit adjustments which were not or are not expected to be material in amount. All changes in accounting methods (for financial accounting purposes) made, agreed to, requested or required with respect to the Company or any of the Subsidiaries since January 1, 1994 are reflected in the Financial Statements.

         SECTION 3.09.  UNDISCLOSED LIABILITIES.

         There are no material liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required to be reflected by GAAP in a consolidated corporate balance sheet, including but not limited to liabilities for Taxes, that are not reflected on, or reserved against in, the Audited Balance Sheets at the end of 1996, and the notes thereto. Except as described in Section 3.09 of the Company Disclosure Schedule, since December 31, 1996, neither the Company nor any Subsidiary has incurred any material liabilities or obligations (whether absolute, accrued, contingent or otherwise) other than in the Ordinary Course of Business.

         SECTION 3.10.  ABSENCE OF CERTAIN CHANGES OR EVENTS.

         Other than as set forth in Section 3.10 to the Company Disclosure Schedule, since December 31, 1996, there has been no material adverse change, and no change except in the Ordinary Course of Business, in the business, operations, condition (financial or otherwise), Assets or liabilities of the Company or any Subsidiary or, to the Company's Knowledge and excluding general trends in the industry, no material adverse change in the prospects of the Company or any Subsidiary. Except as set forth in Section 3.10 to the Company Disclosure Schedule, since December 31, 1996, the Company and the Subsidiaries have conducted their respective businesses substantially in the manner heretofore conducted and only in the Ordinary Course of Business, and neither the Company nor any Subsidiary has:
(a) incurred any material damage, destruction or loss not covered by insurance (except for industry-standard deductibles) with respect to any Assets of the Company or of any such Subsidiary; (b) issued any capital stock or other equity securities or granted any options, warrants or other rights calling for the issuance thereof; (c) issued any bonds or other long-term debt instruments, granted any options, warrants or other rights calling for the issuance thereof, or borrowed any funds other than in the Ordinary Course of Business; (d) incurred, or become subject to, any material obligation or liability (whether absolute, contingent, accrued or otherwise), except current liabilities incurred in the Ordinary Course of Business; (e) except for debt reduction required by Company obligations, discharged or satisfied any Encumbrance or paid any material obligation or liability (whether absolute or contingent, matured or unmatured, known or unknown) other than current liabilities shown in the Unaudited Balance Sheets and current liabilities incurred since December 31, 1996, except in the Ordinary Course of Business; (f) declared or made payment of, or set aside for payment, any dividends (except for the dividends the payment of which is reflected in the books and records of the Company on the date of this Merger Agreement or described in Section 5.01(b)) or distributions of any Assets, or purchased, redeemed or otherwise acquired any of its capital stock, any securities convertible into capital stock, or any other securities; (g) mortgaged, pledged or subjected to any Encumbrance any of its Assets; (h) sold, exchanged, transferred or otherwise disposed of any of its Assets, or canceled any debts or claims, except in each case in the Ordinary Course of Business; (i) written down the value of any Assets or written off as uncollectible any debt, notes or accounts receivable, except where previously reserved against in the Financial Statements and not material in amount, and except for write-downs and write-offs in the Ordinary Course of Business, none of which, individually or in the aggregate, are material; (j) entered into any transactions other than in the Ordinary Course of Business or which in the aggregate would have a Company Material Adverse Effect; (k) increased the rate of compensation payable, or to become payable, by it to any of its officers, employees, agents or independent contractors over the rate being paid to them on December 31, 1996, except for any increase in the rate of compensation payable, or to become payable, by it in the Ordinary Course of Business to employees who are not directors or officers; (l) made or permitted any amendment or termination of any material Agreement to which it is a party;
(m) through negotiation or otherwise made any commitment or incurred any liability to any labor organization; (n) made any accrual or arrangement for or payment of bonuses or special compensation of any kind to any director, officer or employee, except for any accrual or arrangement for or payment of bonuses or special compensation in the Ordinary Course of Business to employees who are not directors or officers and bonuses permitted in accordance with Section 5.01(a); (o) directly or indirectly paid any severance or termination pay in excess of two months' salary to any officer or employee with an annual salary in excess of $100,000; (p) made capital expenditures, or entered into commitments therefor, not provided for in the Company's capital budget for 1997 (a copy of which has been furnished by the Company to Acquiror) or, if applicable, the Company's capital budget for 1998 (which capital budget has been furnished to Acquiror as provided in Section 5.01(i)), except for capital expenditures permitted by Section 5.01; (q) made any change in any method of accounting or accounting practice; (r) entered into any transaction of the type described in Section 3.19; (s) made any charitable contributions or pledges exceeding $50,000 individually or $300,000 in the aggregate; or (t) made any Agreement to do any of the foregoing. At the Closing, the Company shall deliver to Acquiror an updated Section 3.10 to the Company Disclosure Schedule in accordance with the provisions of Section 6.04.

         SECTION 3.11.  LITIGATION; DISPUTES

                 (a) Except as disclosed in Section 3.11(a) of the Company Disclosure Schedule, there are no actions, suits, claims, arbitrations, proceedings or investigations pending or, to the Knowledge of the Company or any Subsidiary, threatened against, affecting or involving the Company or any Subsidiary or their respective businesses or Assets, or the transactions contemplated by this Merger Agreement, at law or in equity, or before or by any court, arbitrator or Governmental Entity, domestic or foreign. Neither the Company nor any Subsidiary is: (i) operating under or subject to any order, award, writ, injunction, decree or judgment of any court, arbitrator or Governmental Entity other than regulations and orders imposed upon the Subsidiaries by the PUC and the FCC as telecommunications utilities, or (ii) in default with respect to any order, award, writ, injunction, decree or judgment of any court, arbitrator or Governmental Entity.

                 (b) Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is currently involved in, or to the Knowledge of the Company or any Subsidiary, reasonably anticipates any dispute with, any of its current or former employees, agents, brokers, distributors, vendors, customers, business consultants, franchisees, franchisors, representatives or independent contractors (or any current or former employees of any of the foregoing Persons) affecting the business or Assets of the Company or any Subsidiary, except for any such dispute that, if resolved adversely to the Company or any Subsidiary, would not have a Company Material Adverse Effect.

         SECTION 3.12.  DEBT INSTRUMENTS.

         Section 3.12 of the Company Disclosure Schedule lists all material mortgages, indentures, notes, guarantees and other Agreements for or relating to borrowed money (including, without limitation, conditional sales agreements and capital leases) to which the Company or any Subsidiary is a party or which have been assumed by the Company or any Subsidiary or to which any Assets of the Company or any Subsidiary are subject. To the Knowledge of the Company (i) the Company and the Subsidiaries have performed all the material obligations required to be performed by any of them to date under any of the foregoing, and
(ii) are not in default in any material respect under any of the foregoing, and
(iii) there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default.

         SECTION 3.13.  LEASES.

         Section 3.13 of the Company Disclosure Schedule lists all material leases and other Agreements under which the Company or any Subsidiary is lessee or lessor of any Asset, or holds, manages or operates any Asset owned by any third party, or under which any Asset owned by the Company or by any Subsidiary is held, operated or managed by a third party. To the Knowledge of the
Company: (i) the Company and the Subsidiaries are the owners and holders of all the leasehold estates purported to be granted to them by the Documents listed in Section 3.13 of the Company Disclosure Schedule, (ii) each such lease and other Agreement is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto and grants the leasehold estate it purports to grant free and clear of all Encumbrances, (iii) the Company and the Subsidiaries have in all respects performed all material obligations thereunder required to be performed by any of them to date, (iv) no party to any such Agreement or arrangement is in default in any material respect under any of the foregoing, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default, and (v) all of the Assets subject to such leases and other Agreements are in a condition adequate for the uses to which they are currently being used.

         SECTION 3.14.  OTHER AGREEMENTS; NO DEFAULT.

                 (a) Section 3.14(a) of the Company Disclosure Schedule lists each material Agreement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound, and which is:

                          (i) an Agreement for the employment of any director, officer, salaried employee, consultant or independent contractor, or providing for severance payments to any such director, officer, salaried employee, consultant or independent contractor;

                          (ii) a license Agreement or distributor, dealer, sales representative, sales agency, advertising, property management or brokerage Agreement involving an annual payment in excess of $50,000;

                          (iii) an Agreement with any labor organization or other collective bargaining unit;

                          (iv) an Agreement for the future purchase or lease of materials, supplies, services, merchandise, equipment or other Assets involving payments of more than $250,000 over its remaining term (including, without limitation, periods covered by any option to renew by either party);

                          (v)     a profit-sharing, bonus, incentive
                 compensation, deferred compensation, stock option, severance pay, stock purchase, employee benefit, insurance, hospitalization, pension, retirement or other similar plan or Agreement;

                          (vi) an Agreement for the sale of any of its material Assets or the grant of any preferential rights to purchase any of its material Assets or rights, other than in the Ordinary Course of Business;

                          (vii) an Agreement that contains any provisions requiring the Company or any Subsidiary to indemnify any other party;

                          (viii) a joint venture Agreement or other Agreement involving the sharing of revenues or profits;

                          (ix) an Agreement with an Affiliate of the Company or any Subsidiary;

                          (x) an Agreement (including, without limitation, an Agreement not to compete or an exclusivity Agreement) that reasonably could be interpreted to impose any restriction on the business or operations of the Company or any Subsidiary, or any of their respective Affiliates, prior to the Effective Time, or on the business or operations of Acquiror or any of its Affiliates after the Effective Time;

                          (xi) an Agreement with any Governmental Entity, except tariffs and filings of public record with the PUC or the FCC;

                          (xii) an Agreement with any customer of the Company or any Subsidiary that was billed an aggregate of $1 million during the year ended December 31, 1996 or $500,000 during the period from January 1, 1997 through the date of this Merger Agreement;

                          (xiii) any other Agreement (A) that is material to the Company and the Subsidiaries, taken as a whole, or to the conduct of their businesses or operations, or (B) the absence of which would have a Company Material Adverse Effect, (the foregoing Agreements referred to herein as the "Company Contracts"). To the Knowledge of the Company, the Company has made available to Acquiror true and complete copies of each written Company Contract (including any amendments thereto) and a written summary of the material terms of each oral Company Contract.

                 (b) To the Knowledge of the Company: (i) each Company Contract is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto, (ii) all necessary approvals of any Governmental Entity with respect thereto have been obtained, (iii) all necessary filings or registrations therefor have been made, and there are no outstanding disputes thereunder and, to the Knowledge of the Company, no threatened cancellation or termination thereof, (iv) the Company and the Subsidiaries have performed all material obligations thereunder required to be performed by any of them to date, (v) no party is in default in any material respect under any of the Company Contracts, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default, (vi) except as specifically described in Section 3.14(a) of the Company Disclosure Schedule, there has been no material written or oral modification or amendment to any Company Contract and, to the Knowledge of the Company, there are no reasonably expected material changes to any Company Contract, and (vii) at the Closing, the Company shall deliver to Acquiror an updated Section 3.14(a) to the Company Disclosure
         Schedule in accordance with the provisions of Section 6.04.

         SECTION 3.15.  LABOR RELATIONS.

         Section 3.15(a) of the Company Disclosure Schedule lists all collective bargaining or other labor Agreements to which the Company or any Subsidiary is a party. There are no strikes, work stoppages, union organization efforts, arbitrations, grievances or other controversies pending, threatened or reasonably anticipated between the Company or any Subsidiary and
(a) any current or former employees of the Company or of any Subsidiary or (b) any union or other collective bargaining unit representing such employees. The Company and the Subsidiaries have complied and are in compliance with all Laws relating to employment or the workplace, including, without limitation, Laws relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, employment discrimination, immigration, withholding, unemployment compensation, worker's compensation, employee privacy and right to know, except where the failure so to comply would not have a Company Material Adverse Effect. Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has been notified by any Governmental Agency, counsel to any claimant, or any other Person of any unresolved violation or alleged violation of any Law relating to employment, equal employment opportunity, civil or human rights, or employment discrimination generally. Except as set forth in Section 3.15(c) to the Company Disclosure Schedule, there are no employment Agreements between the Company or any Subsidiary and any of their respective employees, or professional service Agreements relating to the businesses and Assets of the Company or of any Subsidiary. Except as set forth in Section 3.15(d) to the Company Disclosure Schedule, the consummation of the transactions contemplated hereby will not cause Acquiror, the Surviving Corporation, the

Company or any Subsidiary to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payments to any Person, except that no warranty is made as any customary payments historically made by the Company which would normally result from a termination and are made because of a voluntary or involuntary termination of employment because of the consummation of the transactions contemplated hereby.

         SECTION 3.16.  PENSION AND BENEFIT PLANS.

                 (a) Except as set forth in Section 3.16(a) to the Company Disclosure Schedule, neither the Company nor any Subsidiary (i) maintains or has during the past six (6) years maintained any Plan or Other Arrangement, (ii) is or has during the past six (6) years been a party to any Plan or Other Arrangement or (iii) has obligations under any Plan or Other Arrangement.

                 (b) The Company has furnished to Acquiror true and complete copies of each of the following Documents: (i) the Documents setting forth the current terms of each Plan; (ii) all current related trust Agreements or annuity Agreements (and any other current funding Document) for each Plan; (iii) for the three most recent plan years, all annual reports (Form 5500 series), including all schedules and attachments thereto, and summary annual reports, on each Plan; (iv) the current summary plan description and subsequent summaries of material modifications for each Title I Plan, and all administrative policies or procedures relating to each Plan; (v) all Documents relating to or describing any funding deficiencies or under funding of any Plan subject to Title IV of ERISA; (vi) all correspondence with or from the DOL on any Plan during the last three (3) years, and all DOL opinions on any Plan; (vii) all correspondence with or from the PBGC on any Plan during the past three (3) years; (viii) all correspondence with or from the IRS on any Plan during the past three (3) years, and all IRS rulings, opinions or technical advice relating to any Plan and the current IRS determination letter issued with respect to each Qualified Plan; (ix) all current Agreements with service providers or fiduciaries for providing services on behalf of any Plan; and (x) all reports or similar documents prepared in connection with any internal audits or studies of any Plan during the last three (3) years. For each Other Arrangement, the Company has furnished to Acquiror true and complete copies of each Agreement or other Document setting forth or explaining the current terms of the Other Arrangement, all related trust agreements or other funding Documents (including, without limitation, insurance contracts, certificates of deposit, money market accounts, etc.), all significant employee communications, all correspondence or other submissions with any Governmental Entity exchanged or made during the past three (3) years, and all current Agreements with service providers or fiduciaries for providing services on behalf of any Other Arrangement.

                 (c)      No Plan is a Multiemployer Plan.

                 (d)      No Plan is an ESOP.

                 (e) The funding method used under each Minimum-Funding Plan does not violate the funding requirements in Title I, Subtitle B,
         Part 3, of ERISA. For each Defined Benefit Plan , the Company has furnished to Acquiror a true and complete copy of the actuarial valuation reports issued by the actuaries of that Defined Benefit Plan for the three (3) most recent plan years, setting forth: (i) the actuarial present value (based upon the same actuarial assumptions as were used for that period for funding purposes) of all vested and nonvested accrued benefits under that Defined Benefit Plan; (ii) the actuarial present value (based upon the same actuarial assumptions, other than turnover assumptions, as were used for that period for funding purposes) of vested benefits under that Defined Benefit Plan;

         (iii) the net fair market value of that Defined Benefit Plan's Assets; and (iv) a detailed description of the funding method used under that Defined Benefit Plan.

                 (f)      No "accumulated funding deficiency" as defined in
         Section 302(a)(2) of ERISA or Section 412 of the Code, whether or not waived, and no "unfunded current liability" as determined under
         Section 412(l) of the Code exists with respect to any Minimum-Funding Plan. No security is required under Section 401(a)(29) of the Code as to any Minimum-Funding Plan. Section 3.16(f) of the Company Disclosure Schedule sets forth all unpaid obligations and liabilities of the Company and the Subsidiaries to provide contributions currently due with respect to any Minimum-Funding Plan.

                 (g) Section 3.16(g) of the Disclosure Schedule sets forth the contributions that (i) the Company or any Subsidiary has promised or is otherwise obligated to make under each Individual Account Plan that is a Statutory-Waiver Plan and (ii) are due and unpaid as of the date of this Merger Agreement.

                 (h) The Company and the Subsidiaries have made all contributions and other payments required by and due under the terms of each Plan and Other Arrangement and, except as set forth in Section 3.16(h) of the Company Disclosure Schedule, have taken no action during the past three (3) years (other than actions required by Law) relating to any Plan or Other Arrangement that will increase Acquiror's, the Surviving Corporation's, the Company's or any Subsidiary's obligation under any Plan or Other Arrangement.

                 (i) Section 3.16(i) of the Company Disclosure Schedule sets forth a list of all Qualified Plans. Except as disclosed in
         Section 3.16(i) of the Company Disclosure Schedule, to the Company's Knowledge, all Qualified Plans and any related trust Agreements or annuity Agreements (or any other funding Document) comply and have complied (in form and administration) with ERISA, the Code (including, without limitation, the requirements for Tax qualification described in Section 401 thereof), and all other Laws in all material respects. The trusts established under such Plans are exempt from federal income
         taxes under Section 501(a) of the Code.   The Company and the
         Subsidiaries have received determination letters issued by the IRS with respect to each Qualified Plan as currently in effect, and the Company has furnished to Acquiror true and complete copies of the most recent determination letter for each Qualified Plan. To the Knowledge of the Company: (i) all statements made by or on behalf of the Company or any Subsidiary to the IRS in connection with applications for such determination letters with respect to each Qualified Plan were true and complete when made and continue to be true and complete and, (ii) nothing has occurred since the date of the most recent applicable determination letter that would adversely affect the tax-qualified status of any Qualified Plan.

                 (j) To the Company's Knowledge, the Company and the Subsidiaries have complied in all material respects with all applicable provisions of the Code, ERISA, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Securities Act, the Exchange Act , and all other Laws, orders or assessments pertaining to the Plans, Other Arrangements and other employee or employment related benefits. Neither the Company nor any Subsidiary has any material liability for any delinquent contributions within the meaning of Section 515 of ERISA (including, without limitation, related attorneys' fees, costs, liquidated damages and interest) or for any arrearages of wages. The Company has no Knowledge of pending unfair labor practice charges, contract grievances under any collective bargaining agreement, other administrative charges, claims, grievances or lawsuits before any Court, arbiter or Governmental Entity relating to any Plan or Other Arrangement, and to the Knowledge of the Company there exists no fact that is reasonably likely to give rise to such a claim, charge, grievance or suit.

                 (k) To the Company's Knowledge, none of the Company, any Subsidiary or any of the Plans has engaged in any violation of Section 406(a) or 406(b) of ERISA for which no exemption exists under Section 408 of ERISA or any "prohibited transactions" (as such term is defined in Section 4975(c)(1) of the Code), for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code. Neither the Company nor any Subsidiary, fiduciary or party-in-interest has requested a prohibited transaction exemption with respect to any Plan, nor is the Company or any Subsidiary aware of any circumstance pursuant to which such a request is being contemplated or may be made.

                 (l) The Company and the Subsidiaries have paid all premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC for each Defined Benefit Plan. The Company has reflected (or shall reflect) in each of the Financial Statements the current value of such premium obligation that is accrued and unsatisfied as of the date of each such Financial Statement. Section 3.16(l) of the Company Disclosure Schedule, sets forth the amount of all such unpaid premium obligations (including, without limitation, proportionate partial accruals for the current year). Other than being required to make premium payments when due, no liability to the PBGC has been incurred by the Company or by any Common Control Entity. During the past three years, no filing has been made by, or required of, the Company or any Common Control Entity with the PBGC, the PBGC has not started any proceeding to terminate any Defined Benefit Plan that was or is maintained or wholly or partially funded by the Company or any Common Control Entity, and to the Knowledge of the Company no fact exists that is reasonably likely to permit the PBGC to begin such a proceeding. Neither the Company nor any Common Control Entity has, or will have as a result of the transactions contemplated hereby, (i) withdrawn as a substantial employer so as to become subject to Section 4063 of ERISA; or (ii) ceased making contributions to any Pension Plan that is subject to
         Section 4064(a) of ERISA to which the Company or any Common Control Entity made contributions during the past five years.

                 (m) Section 3.16(m) of the Company Disclosure Schedule identifies any terminated Plan or Other Arrangement that covered any current or former employees of the Company or any Subsidiary, and any other Plan that has been terminated, during the past three (3) years. The Company has furnished to Acquiror true and complete copies of all filings with any Governmental Entity, employee communications, board minutes and all other Documents relating to each such Plan and Other Arrangement termination. Except as disclosed in Section 3.16(m) of the Company Disclosure Schedule, all liabilities and obligations of the Company and Subsidiaries arising out of, or relating to, each such termination, have been fully satisfied in all material respects.

                 (n) Except as set forth in Section 3.16(n) of the Company Disclosure Schedule, no Plan or Other Arrangement, individually or collectively, provides for any payment by the Company or any Subsidiary to any employee or independent contractor that is not deductible under Section 162(a)(1) or 404 of the Code or that is, or may be, an "excess parachute payment" pursuant to Section 280G of the Code.

                 (o) Except as disclosed in Schedule 3.16(o) of the Company Disclosure Schedule, no Plan has, within the past three (3) years, experienced a "reportable event" (as such term is defined in Section 4043(b) of ERISA) whether or not such event is subject to an administrative or statutory waiver from the reporting requirement.

                 (p) No Plan is a "qualified foreign plan" (as such term is defined in Section 404A(e) of the Code), and no Plan is subject to the Laws of any jurisdiction other than the United States of America or one of its political subdivisions.

                 (q) The Company and the Subsidiaries have timely filed and the Company has made available to Acquiror true and complete copies of each Form 5330 (Return of Excise Taxes Related to Employee Benefit Plans) that the Company or any Subsidiary filed on any Plan during the past three (3) years. To the Company's Knowledge, the Company and the Subsidiaries have no liability for Taxes required to be reported on Form 5330.

                 (r) Section 3.16(r) of the Company Disclosure Schedule lists all funded Welfare Plans that provide benefits to current or former employees of the Company or any Subsidiary, or to their beneficiaries. The funding under each Welfare Plan does not exceed and has not exceeded the limitations under Sections 419A(b) and 419A(c) of the Code. To the Company's Knowledge, the Company and the Subsidiaries are not subject to taxation on the income of any Welfare Plan's welfare benefit fund (as such term is defined in Section 419(e) of the Code) under Section 419A(g) of the Code.

                 (s)      Section 3.16(s) of the Company Disclosure Schedule
         (i) identifies all post-retirement medical, life insurance or other benefits promised, provided or otherwise due now or in the future to current, former or retired employees of the Company or any Subsidiary,
         (ii) identifies the method of funding (including, without limitation, any individual accounting) for all such benefits, (iii) discloses the funded status of the Plans providing or promising such benefits, and
         (iv) sets forth the method of accounting for such benefits to any key employees (as defined in Section 416(i) of the Code) of the Company or any Subsidiary.

                 (t) All Welfare Plans and the related trusts that are subject to Section 4980B(f) of the Code and Sections 601 through 607 of ERISA comply in all material respects with and have been administered in compliance with the health care continuation-coverage requirements for tax-favored status under Section 4980B(f) of the Code (formerly Section 162(k) of the Code), Sections 601 through 607 of ERISA, and all proposed or final regulations under Section 162 of the Code explaining those requirements.

                 (u) To the Knowledge of the Company, the Company and the Subsidiaries have (i) filed or caused to be filed all returns and reports on the Plans that they are required to file and (ii) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. To the Knowledge of the Company, all other fees, interest, penalties and assessments that are due and payable by or for the Company or any Subsidiary with respect to any Plan have been timely reported, fully paid and discharged. There are no unpaid fees, penalties, interest or assessments due from the Company or any Subsidiary or from any other Person that are or could become an Encumbrance on any Asset of the Company or any Subsidiary and would have a Company Material Adverse Effect. To the Knowledge of the Company, the Company and the Subsidiaries have collected or withheld all amounts that are required to be collected or withheld by them to discharge their obligations with respect to each Plan, and all of those amounts have been paid to the appropriate Governmental Entity or set aside in appropriate accounts for future payment when due.

         SECTION 3.17.  TAXES AND TAX MATTERS.

                 (a) The Company and the Subsidiaries have (or, in the case of Company Tax Returns becoming due after the date hereof and before the Effective Time, will have prior to the Effective Time) duly filed all Company Tax Returns required to be filed by the Company and the Subsidiaries since January 1, 1989 at or before the Effective Time with respect to all applicable material Taxes. No material penalties or other charges are or will become due with respect to any such Company Tax Returns as the result of the late filing thereof. All such Company Tax Returns are (or, in the case of returns becoming due after the date hereof and before the Effective Time, will be) true and complete in all material respects. The Company and the Subsidiaries:
         (i) have paid all Taxes due or claimed to be due by any Taxing authority in connection with any such Company Tax Returns (without regard to whether or not such Taxes are shown as due on such Company Tax Returns); or (ii) have established (or, in the case of amounts becoming due after the date hereof, prior to the Effective Time will have paid or established) in the Financial Statements adequate reserves (in conformity with GAAP consistently applied) for the payment of such Taxes. The amounts set up as reserves for Taxes in the Financial Statements are sufficient for the payment of all unpaid Taxes, whether or not such Taxes are disputed or are yet due and payable, for or with respect to the applicable period, and for which the Company or any Subsidiary may be liable in its own right (including, without limitation, by reason of being a member of the same affiliated group) or as a transferee of the Assets of, or successor to, any Person.

                 (b) Neither the Company nor any Subsidiary, either in its own right (including, without limitation, by reason of being a member of the same affiliated group) or as a transferee, has or at the Effective Time will have any material liability for Taxes payable for or with respect to any periods prior to and including the Effective Time in excess of the amounts actually paid prior to the Effective Time or reserved for in the Financial Statements, except for any Taxes due in connection with the Merger.

                 (c) Except as set forth in Section 3.17(c) of the Company Disclosure Schedule, all federal and Texas Company Tax Returns have been examined by the relevant Taxing authorities, or closed without audit by applicable Law, and all deficiencies proposed as a result of such examinations have been paid or settled, for all taxable years prior to and including the taxable year ended December 31, 1992. Except as set forth in Section 3.17(c) of the Company Disclosure Schedule, there is no action, suit, proceeding, audit, investigation or claim pending or, to the Knowledge of the Company or any Subsidiary, threatened in respect of any Taxes for which the Company or any Subsidiary is or may become liable, nor has any deficiency or claim for any such Taxes been proposed, asserted or, to the Knowledge of the Company or any Subsidiary, threatened. Except as set forth in
         Section 3.17(c) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has consented to any waivers or extensions of any statute of limitations with respect to any taxable year of the Company or any Subsidiary. Except as set forth in Section 3.17(c) of the Company Disclosure Schedule, there is no Agreement, waiver or consent providing for an extension of time with respect to the assessment or collection of any Taxes against the Company or any Subsidiary, and no power of attorney granted by the Company or any Subsidiary with respect to any Tax matters is currently in force.

                 (d) The Company has furnished to Acquiror true and complete copies of all Company Tax Returns and all written communications with any Governmental Entity relating to any such Company Tax Returns or to any deficiency or claim proposed or asserted, irrespective of the outcome of such matter, but only to the extent such items relate to Tax years (i) which are subject to an audit, investigation, examination or other proceeding, or (ii) with respect to which the statute of limitations has not expired.

                 (e) Section 3.17(e) of the Company Disclosure Schedule sets forth (i) all federal Tax elections that currently are in effect with respect to the Company or any Subsidiary, and (ii) all elections for purposes of foreign, state or local Taxes and all consents or Agreements for purposes of federal, foreign, state or local Taxes in each case that reasonably could be expected to affect or be binding upon the Surviving Corporation or any Subsidiary or their respective Assets or operations after the Effective Time. Section 3.17(e) of the Company Disclosure Schedule sets forth all changes in accounting methods for Tax purposes made, agreed to, requested or required with respect to the Company or any of the Subsidiaries since January 1, 1994.

                 (f) Except for the Cellular Partnerships and except as set forth in Section 3.17(f) of the Company Disclosure Schedule, neither the Company nor any Subsidiary (i) is or has, since January 1, 1989, been a partner in a partnership or an owner of an interest in an entity treated as a partnership for federal income Tax purposes; (ii) since January 1, 1989, has executed or filed with the IRS any consent to have the provisions of Section 341(f) of the Code apply to it;
         (iii) is subject to Section 999 of the Code; (iv) is a passive foreign investment company as defined in Section 1296(a) of the Code; or (v) is a party to an Agreement relating to the sharing, allocation or payment of, or indemnity for, Taxes (other than an Agreement the only parties to which are the Company and the Subsidiaries).

                 (g) The Company has no Knowledge of, and believes that there does not exist, any plan or intention on the part of the Company Shareholders (a "Shareholder Plan") to engage in a sale, exchange, transfer, distribution (including, without limitation, a distribution by a partnership to its partners or by a corporation to its shareholders), pledge, disposition or any other transaction which results in a reduction in the risk of ownership or a direct or indirect disposition (a "Sale") of a number of the shares of Acquiror Common Stock that are to be issued to such Company Shareholders in the Merger, which would reduce the Company Shareholders' ownership of Acquiror Common Stock to a number of shares having an aggregate fair market value, as of the Effective Time, of less than fifty percent (50%) of the aggregate fair market value, immediately prior to the Merger, of all outstanding Company Common Shares. For purposes of this paragraph, (i) Company Common Shares with respect to which a Company Shareholder receives consideration in the Merger other than Acquiror Common Stock (including, without limitation, cash received pursuant to the exercise of dissenters' rights or in lieu of fractional shares of Acquiror Common Stock) and/or (ii) Company Common Shares with respect to which a Sale occurs prior to and in contemplation of the Merger, shall be considered outstanding Company Common Shares exchanged for Acquiror Common Stock in the Merger and then disposed of pursuant to a Shareholder Plan. As a condition to Closing as provided in Section 7.01(e) herein the Company will obtain from Company Shareholders who hold in the aggregate at least 50% of the outstanding Company Common Shares at the Effective Time a written statement confirming that such Company Shareholders have at the time of the statement no plan or intention to engage in a Sale of the Acquiror Common Stock received in the Merger and that they will advise the Company if their plans or intentions change prior to the Effective Time.

         SECTION 3.18.  ACCESS LINES; CUSTOMERS.

                 (a) Section 3.18(a) of the Company Disclosure Schedule sets forth as of July 31, 1997, or other recent date as the Company and Acquiror may agree to, the approximate number of (i) access lines for local network service, (ii) network access customers for switched access or special access services, (iii) long distance service customers, (iv) voice mail service customers, (v) Internet access customers and (vi) all other customer classifications of the Company, the Subsidiaries and the Cellular Partnerships.

                 (b) Except as set forth in Section 3.18(b) of the Company Disclosure Schedule, to the Knowledge of the Company, the relationships of the Company, the Subsidiaries and the Cellular Partnerships with their respective Material Customers are good commercial working relationships. Except as set forth in Section 3.18(b) of the Company Disclosure Schedule, during the twelve (12) months prior to the date of this Merger Agreement, no Material Customer of the Company or any Subsidiary has canceled or otherwise terminated its relationship with the Company or any Subsidiary.

         SECTION 3.19.  CERTAIN BUSINESS PRACTICES.

         To the Knowledge of Company, neither the Company nor the Subsidiaries nor any Cellular Partnership nor the officers, directors, employees or agents of the Company, any Subsidiary or any Cellular Partnership (or shareholders, distributors, representatives or other persons acting on the express, implied or apparent authority of the Company, any Subsidiary, or any Cellular Partnership) have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful, questionable payment of money or other thing of value, any unlawful extraordinary discount, or any other unlawful inducement, to or from any Person or Governmental Entity in the United States or elsewhere in connection with or in furtherance of the business of the Company, any Subsidiary or any Cellular Partnership (including, without limitation, any offer, payment or promise to pay money or other thing of value
(a) to any foreign official or political party (or official thereof) for the purposes of influencing any act, decision or omission in order to assist the Company, any Subsidiary or any Cellular Partnership in obtaining business for or with, or directing business to, any Person, or (b) to any Person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes). The business of the Company, the Subsidiaries and, to the Knowledge of the Company, the Cellular Partnerships is not in any manner dependent upon the making or receipt of such payments, discounts or other inducements.

         SECTION 3.20.  INSURANCE.

         Section 3.20 of the Company Disclosure Schedule, lists and briefly describes all policies of Asset, fire, hazard, casualty, liability, life, worker's compensation and other forms of insurance of any kind owned or held by the Company or any Subsidiary. All such policies: (a) are with insurance companies reasonably believed by the Company to be financially sound and reputable; (b) are in full force and effect; (c) are sufficient for compliance by the Company and by each Subsidiary with all requirements of Law and of all Agreements to which the Company or any Subsidiary is a party; (d) are valid and outstanding policies enforceable against the insurer; (e) insure against risks of the kind believed by the Company to be customarily insured against and in amounts believed by the Company to be adequate to insure sufficiently against such risks, and in the opinion of Company to provide adequate insurance coverage for the businesses and Assets of the Company and the Subsidiaries; and
(f) provide that they will remain in full force and effect at least through the Effective Time, except as set forth in Section 6.13.

         SECTION 3.21.  POTENTIAL CONFLICTS OF INTEREST.

         Except as set forth in Section 3.21 of the Company Disclosure Schedule, to the Knowledge of the Company, neither any present nor former director, officer, or employee with a salary in excess of $100,000 of the Company or any Subsidiary, nor any Affiliate of such director, officer or employee:

                 (a) owns, directly or indirectly, any interest in (except for holdings in securities that are listed on a national securities exchange, quoted on a national automated quotation system or regularly traded in the over-the-counter market, where such holdings are not in excess of two percent (2%) of the outstanding class of such securities and are held solely for investment purposes), or is a shareholder, partner, other holder of equity interests, director, officer, employee, consultant or agent of any Person that is a competitor, lessor, lessee or customer of, or supplier of goods or services to, the Company or any Subsidiary, except where the value to such individual of any such arrangement with the Company or any Subsidiary has been less than $60,000 in the last twelve (12) months;

                 (b) owns, directly or indirectly, in whole or in part, any Assets with a fair market value of $60,000 or more which the Company or any Subsidiary currently uses in its business;

                 (c) has any cause of action or other suit, action or claim whatsoever against, or owes any amount to, the Company or any Subsidiary, except for claims arising in the Ordinary Course of Business from any such Person's service to the Company or any Subsidiary as a director, officer or employee;

                 (d) has sold or leased to, or purchased or leased from, the Company or any Subsidiary any Assets for consideration in excess of $60,000 in the aggregate since January 1, 1994;

                 (e) is a party to any Agreement pursuant to which the Company or any Subsidiary provides office space to any such Person, or provides services of any nature to any such Person, other than in the Ordinary Course of Business in connection with the employment of such Person by the Company or any Subsidiary; or

                 (f) has, since January 1, 1994, engaged in any other material transaction with the Company or any Subsidiary involving in excess of $60,000, other than (i) in the Ordinary Course of Business in connection with the employment of such Person by the Company or any Subsidiary, and (ii) dividends, distributions and stock issuances to all common and preferred shareholders (as applicable) on a pro rata basis.

         SECTION 3.22.  RECEIVABLES.

         The accounts receivable of the Company and the Subsidiaries shown on the Audited Balance Sheets and the Unaudited Balance Sheets, or thereafter acquired by any of them, arose in the Ordinary Course of Business and represent amounts owed by an account debtor for goods sold or services rendered by the Company and the Subsidiaries, and the allowance for doubtful accounts shown on such Audited Balance Sheets and Unaudited Balance Sheets was established in accordance with past practice, and, in the reasonable judgment of the Company, should be sufficient for such purposes.

         SECTION 3.23.  REAL PROPERTY.

                 (a) Section 3.23(a) of the Company Disclosure Schedule lists all the material Real Property, specifying the owner of each parcel thereof, and all Real Property of the Company is suitable and adequate for the uses for which it is currently being used.

                 (b) Except as set forth in Section 3.23(b) of the Company Disclosure Schedule, the Company and the Subsidiaries are the sole owners of good, valid, fee simple, and indefeasible title to the material Real Property listed in Section 3.23(a) of the Company Disclosure Schedule respectively owned by them, including, without limitation, all buildings, structures, fixtures and improvements thereon, in each case free and clear of all Encumbrances and title defects except for Encumbrances and title defects that would not have a Company Material Adverse Effect.

                 (c) All buildings, structures, fixtures and other improvements on the Real Property are fit for the uses to which they are currently devoted. All such buildings, structures, fixtures and improvements on the Real Property conform in all material respects to all Laws, except for any such non-conformance that would not have a Company Material Adverse Effect.

                 (d) To the Company's Knowledge (i) none of the material Real Property listed in Schedule 3.23(a) of the Company Disclosure
         Schedule is subject to any Agreement or other restriction of any nature whatsoever (recorded or unrecorded) preventing or limiting the Company's or any Subsidiary's right to use it in the manner in which it is currently being used, and (ii) except as set forth in Section 3.23(d) of the Company Disclosure Schedule, none of such Real Property is subject to any Agreement preventing or limiting the Company's or any Subsidiary's right to convey it.

                 (e) No portion of the Real Property or any building, structure, fixture or improvement thereon is the subject of any condemnation, eminent domain or inverse condemnation proceeding currently instituted or pending, and neither the Company nor any Subsidiary has any Knowledge that any of the foregoing are, or will be, the subject of any such proceeding.

                 (f) The Real Property has access to adequate electric, gas, water, sewer and telephone lines, all of which are adequate for the uses to which the Real Property is currently devoted.

         SECTION 3.24.  BOOKS AND RECORDS.

         The books of account, stock records, minute books and other corporate and financial records of the Company are complete and correct in all material respects and have been maintained in accordance with good business practices and applicable regulatory requirements, and the matters contained therein are appropriately and accurately reflected in all material respects in the Financial Statements.

         SECTION 3.25.  ASSETS.

         Except as set forth in Section 3.25 of the Company Disclosure Schedule, the Company and the Subsidiaries have valid and indefeasible title to all material Assets respectively owned by them, including, without limitation, all material Assets reflected in the Audited Balance Sheets and in the Unaudited Balance Sheets and all material Assets purchased by the Company or by any Subsidiary since December 31, 1996 (except for Assets reflected in such Audited Balance Sheets and Unaudited Balance Sheets or acquired since December

31, 1996 which have been sold or otherwise disposed of in the Ordinary Course of Business), free and clear of all Encumbrances, except for Encumbrances that are reflected on the Unaudited Balance Sheets or Encumbrances that would not have a Company Material Adverse Effect. Except as set forth in Section 3.25 of the Company Disclosure Schedule, to the Company's Knowledge, all material personal property of the Company and the Subsidiaries is in a condition adequate for the uses for which it is currently being used.

         SECTION 3.26.  NO INFRINGEMENT OR CONTEST.

         Section 3.26 of the Company Disclosure Schedule sets forth all material (i) trademarks, service marks, trade names, trade styles and all registrations or applications therefor, (ii) patents, inventions and all registrations or applications therefor, (iii) Company developed software or licensed software used by the Company or any Subsidiary, and (iv) Agreements to which the Company or any Subsidiary is a party, either as licensee or licensor, relating to any of the foregoing, in each case owned, licensed or used by the Company or any Subsidiary (including specification of whether each such item listed is owned, licensed or used by the Company or any Subsidiary). With respect to the material Intellectual Property that is owned by the Company or any Subsidiary, the Company and the Subsidiaries have the right to enforce their proprietary rights thereto. With respect to the Intellectual Property that is licensed to the Company or any Subsidiary, such Intellectual Property can be used by the Company and the Subsidiaries in their respective businesses as currently conducted by them in accordance with the terms and conditions of such licenses. As used in the businesses of the Company and the Subsidiaries as currently conducted, none of the Company's or any Subsidiary's Intellectual Property infringes or misappropriates or otherwise violates any Intellectual Property of any other Person, nor to the Knowledge of Company, is the Company or any Subsidiary otherwise in the conduct of their respective businesses infringing upon, or alleged to be infringing upon, any Intellectual Property of any other Person. Except as set forth in Section 3.26 of the Company Disclosure Schedule, to the Company's Knowledge, the Company and the Subsidiaries own or possess adequate rights to use all Intellectual Property materially necessary to the conduct of the respective businesses of the Company and the Subsidiaries as currently conducted.

         SECTION 3.27.  BOARD RECOMMENDATION.

         At a meeting duly called and held in compliance with Texas Law, the Board of Directors of the Company has adopted a resolution approving and adopting this Merger Agreement and the transactions contemplated hereby and recommending approval and adoption of this Merger Agreement and the transactions contemplated hereby by the Company Shareholders.

         SECTION 3.28.  VOTE REQUIRED.

         The affirmative vote of the holders of two-thirds of the outstanding Company Common Shares is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the transactions contemplated by this Merger Agreement.

         SECTION 3.29.  BANKS; ATTORNEYS-IN-FACT.

         Section 3.29 of the Company Disclosure Schedule sets forth a complete list showing the name of each bank or other financial institution in which the Company or any Subsidiary has accounts (including a description of the names of all Persons authorized to draw thereon or to have access thereto). Such list also shows the name of each Person holding a power of attorney from the Company or any Subsidiary and a brief description thereof.

         SECTION 3.30.  VOTING AGREEMENTS.

         A Voting Agreement and Irrevocable Proxy in the form attached hereto as Exhibit "A" has been executed and delivered to Acquiror on or prior to the date of this Merger Agreement from each member of the Board of Directors of the Company that voted in favor of this Merger Agreement.

         SECTION 3.31.  BROKERS.

         No broker, finder or investment banker (other than Daniel & Associates) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of the Company or any Subsidiary. Prior to the date of this Merger Agreement, the Company has furnished to Acquiror a complete and correct copy of all Agreements between the Company and Daniel & Associates pursuant to which such firm will be entitled to any payment relating to the transactions contemplated by this Merger Agreement.

         SECTION 3.32.  ENVIRONMENTAL MATTERS.

                 (a) The Company and each of the Subsidiaries has complied and is in compliance with, and the Real Property and all improvements thereon are in compliance with, all Environmental Laws, except where the failure so to comply would not have a Company Material Adverse Effect.

                 (b) Except as set forth in Section 3.32(b) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no pending or threatened actions, suits, claims, legal proceedings or other proceedings based on, and none of the Company, any Subsidiary or any Cellular Partnership has received since January 1, 1992 any formal or informal notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Governmental Entity or any other Person or knows any fact(s) which form the basis for any such actions or notices arising out of or attributable to: (i) the current or past presence at any part of the Real Property of Hazardous Materials or any substances that pose a hazard to human health or an impediment to working conditions; (ii) the current or past release or threatened release into the environment from the Real Property (including, without limitation, into any storm drain, sewer, septic system or publicly owned treatment works) of any Hazardous Materials or any substances that pose a hazard to human health or an impediment to working conditions; (iii) the off-site disposal of Hazardous Materials originating on or from the Real Property or the businesses or Assets of the Company, any Subsidiary or any Cellular Partnership; (iv) any facility operations, procedures or designs of the Company, any Subsidiary or any Cellular Partnership which do not conform to requirements of the Environmental Laws; or (v) any violation of Environmental Laws at any part of the Real Property or otherwise arising from the Company's, any Subsidiary's or any Cellular Partnership's activities, or the activities of the Company's or any Subsidiary's predecessors in title, or the activities of any Person whose liability has or may have been retained or assumed contractually or by operation of Law by the Company, any Subsidiary or any Cellular Partnership, involving Hazardous Materials.

                 (c)      To the Company's Knowledge, except as set forth in
         Section 3.32(c) of the Company Disclosure Schedule, the Company and the Subsidiaries and the Cellular Partnerships, have been duly issued, and currently have and will maintain through the Effective Time, all Licenses required under any Environmental Law. A true and complete list of such Licenses, all of which are valid and in full force and effect, is set out in Section 3.32(c) of the Company Disclosure Schedule. Except in accordance with such permits, licenses, certificates and approvals or as described in
         Section 3.32(c) of the Company Disclosure Schedule, to the Company's Knowledge, there has been no Hazardous Discharge or discharge of any other material regulated by such Licenses.

                 (d) Except as set forth in Section 3.32(d) of the Company Disclosure Schedule, to the Company's Knowledge, the Real Property contains no underground storage tanks, or underground piping associated with such tanks, used currently or in the past for the storage, throughput or other management of Hazardous Materials.

         SECTION 3.33.  DISCLOSURE.

         No representation or warranty by the Company in this Merger Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which made, not misleading.

         SECTION 3.34.  COMPANY SHAREHOLDERS.

         Section 3.34 of the Company Disclosure Schedule lists all holders of record of Company Common Shares showing their addresses of record.

         SECTION 3.35.  DIRECTORS AND OFFICERS.

         Section 3.35 of the Company Disclosure Schedule lists all current directors and officers of the Company and the Subsidiaries, showing each such person's name, positions, and annual remuneration, bonuses and fringe benefits paid by the Company or any Subsidiary for the current fiscal year and the most recently completed fiscal year.

         SECTION 3.36.  COPIES OF DOCUMENTS.

         True and complete copies of all Documents listed in the Company Disclosure Schedule have been made available to Acquiror.

         SECTION 3.37.  OPERATION OF THE COMPANY'S BUSINESS.

                 (a) Section 3.37(a) of the Company Disclosure Schedule sets forth all complaints filed with the FCC or the PUC regarding "slamming" (as such term is understood in the telephone industry) or other allegations with respect to the Company, any Subsidiary or any of their respective employees, resellers, agents or representatives since January 1, 1996; and

                 (b) Section 3.37(b) of the Company Disclosure Schedule sets forth all material filings by the Company or any Subsidiary and, to the Knowledge of the Company, by any Cellular Partnership, with the FCC, the PUC or the FAA since January 1, 1996.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                          OF ACQUIROR AND ACQUIROR SUB

         Except as specifically set forth in the Disclosure Schedule to be delivered by Acquiror and Acquiror Sub to the Company in accordance with the provisions of Section 6.04 (the "Acquiror Disclosure Schedule"), Acquiror and Acquiror Sub hereby jointly and severally represent and warrant (which representation and warranty shall be deemed to include the disclosure with respect thereto so specified in the Acquiror Disclosure Schedule) to the Company as set forth below, in each case as of the date of this Merger Agreement. With respect to each representation and warranty set forth in this
Article IV, (i) each reference herein to "Subsidiary" or "Subsidiaries" shall be deemed to include the ENSERCH Subsidiaries except that each such representation and warranty as to the ENSERCH Subsidiaries shall be deemed to be made only to the Knowledge of the Acquiror and not otherwise and (ii) each reference herein to "Acquiror Benefit Plan" shall be deemed to include such plans sponsored by ENSERCH Corporation except that each such representation and warranty to such plans shall be deemed to be made only to the Knowledge of the Acquiror and not otherwise.

         SECTION 4.01.  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

         Each of Acquiror and Acquiror Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, and has the full and unrestricted corporate power and authority to own, operate and lease its Assets, and to carry on its business as currently conducted Acquiror is duly qualified to conduct business as a foreign corporation and is in good standing in the states, countries and territories in which the nature of the business conducted by it or the character of the Assets owned, leased or otherwise held by it makes such qualification necessary, except where the absence of such qualification as a foreign corporation would not have an Acquiror Material Adverse Effect.

         SECTION 4.02.  ARTICLES OF INCORPORATION AND BYLAWS.

         Acquiror has furnished to the Company a true and complete copy of the Amended and Restated Articles of Incorporation of Acquiror and the articles of incorporation of Acquiror Sub, as currently in effect, certified as of a recent date by the Secretary of State (or comparable Governmental Entity) of their respective jurisdictions of incorporation, and a true and complete copy of the Amended and Restated Bylaws of Acquiror and the bylaws of Acquiror Sub, as currently in effect, certified by their respective corporate secretaries. Such certified copies are attached as exhibits to, and constitute an integral part of, the Acquiror Disclosure Schedule.

         SECTION 4.03.  AUTHORITY; BINDING OBLIGATION.

         Each of Acquiror and Acquiror Sub has the full and unrestricted corporate power and authority to execute and deliver this Merger Agreement and to carry out the transactions contemplated hereby. The execution and delivery by Acquiror and Acquiror Sub of this Merger Agreement and all other Documents contemplated hereby, and the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Acquiror or Acquiror Sub are necessary to authorize this Merger Agreement and the other Documents contemplated hereby, or to consummate the transactions contemplated hereby and thereby. This Merger Agreement has been duly executed and delivered by Acquiror and Acquiror Sub and constitutes a legal, valid and binding obligation of Acquiror and Acquiror Sub in accordance with its terms, except as such enforceability may be subject to the effect of any applicable bankruptcy, insolvency fraudulent conveyance, reorganization, moratorium or other Laws affecting creditors' rights generally and subject to the effect of general equitable principles (whether considered in a proceeding in equity or at law).

         SECTION 4.04.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                 (a) The execution, delivery and performance by Acquiror and Acquiror Sub of this Merger Agreement and all other Documents contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with, or violate any provision of, the Amended and Restated Articles of Incorporation or the Amended and Restated Bylaws of Acquiror, or the articles of incorporation or bylaws of Acquiror Sub; or (ii) subject to obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, the applicable Governmental Entity pursuant to the applicable requirements, if any, of the Securities Act, Blue Sky Laws, the HSR Act, the Communications Act, the Federal Aviation Act, applicable state utilities Laws and applicable municipal franchise Laws, and the filing and recordation of the Articles of Merger as required by Texas Law, conflict with or violate any Law applicable to Acquiror or Acquiror Sub, or any of their respective Assets; (iii) conflict with, result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under any Agreement to which Acquiror or Acquiror Sub, is a party or by which Acquiror or Acquiror Sub, or any of their respective Assets, may be bound; or (iv) result in or require the creation or imposition of, or result in the acceleration of, any indebtedness or any Encumbrance of any nature upon, or with respect to, Acquiror or Acquiror Sub, or any of the Assets of Acquiror or Acquiror Sub; except for any such conflict or violation described in clause (ii), any such conflict, breach or default described in clause (iii), or any such creation, imposition or acceleration described in clause (iv) that would not have an Acquiror Material Adverse Effect.

                 (b) Except as set forth in Section 4.04(b) of the Acquiror Disclosure Schedule, the execution, delivery and performance by Acquiror and Acquiror Sub of this Merger Agreement and all other Documents contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby and thereby, do not and will not: (i) require any consent, approval, authorization or permit of, or filing with or notification to, any Person not party to this Merger Agreement, except
         (A) pursuant to the applicable requirements, if any, of the Securities Act, Blue Sky Laws, the HSR Act, the Communications Act, the Federal Aviation Act, applicable state utilities Laws and applicable municipal franchise Laws, and (B) the filing and recordation of the Articles of Merger as required by Texas Law; or (ii) result in or give rise to any penalty, forfeiture, Agreement termination, right of termination, amendment or cancellation, or restriction on business operations of Acquiror or the Surviving Corporation.

         SECTION 4.05.  NO PRIOR ACTIVITIES OF ACQUIROR SUB.

         Acquiror Sub (i) was formed solely for the purpose of engaging in the transactions contemplated by this Merger Agreement, (ii) has no assets except the nominal capital required for incorporation under Texas Law, and (iii) has engaged in no other business activities and has conducted its operations only as contemplated hereby.

         SECTION 4.06.  BROKERS.

         No broker or finder or investment banker (other than Communications Capital Partners, LLC and Salomon Brothers Inc) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of Acquiror.

         SECTION 4.07.  SEC DOCUMENTS.

         Acquiror has filed all required reports, schedules, forms, statements and other Documents with the SEC since January 1, 1991 (including the Post-Signing SEC Documents, the "Acquiror SEC Documents"). As of their respective dates, the Acquiror SEC Documents complied or, in the case of the Post-Signing SEC Documents, will comply as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Acquiror SEC Documents contained or, in the case of the Post-Signing SEC Documents, will contain, any untrue statement of a material fact or omitted or, in the case of the Post-Signing SEC Documents, will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Acquiror included in the Acquiror SEC Documents comply or, in the case of the Post-Signing SEC Documents, will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been or, in the case of the Post-Signing SEC Documents, will have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Acquiror and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

         SECTION 4.08.  ACQUIROR COMMON STOCK.

         The Acquiror Common Stock, when issued and delivered to the Company Shareholders pursuant to the Merger, will be duly authorized, validly issued, fully paid and nonassessable, and will have been approved for listing on the New York Stock Exchange.

         SECTION 4.09.  CAPITALIZATION.

         The authorized capital stock of Acquiror consists of (a) 500,000,000 shares of Acquiror Common Stock, of which, as of August 5, 1997: (i) 240,510,829 shares were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights; (ii) no shares were held in the treasury of Acquiror; (iii) an aggregate of approximately 9,400,000 shares were reserved for issuance pursuant to employee and other plans of Acquiror, and (iv) an aggregate of 2,900,000 shares were reserved for issuance pursuant to the conversion of ENSERCH's 6 3/8% Convertible Subordinated Debentures due 2002; and (b) 50,000,000 shares of serial preferred stock, without par value, of which: (i) no shares are issued and outstanding; and (ii) no shares are held in the treasury of Acquiror. Except for rights pursuant to plans and debentures included in clauses (a)(iii) and (a)(iv) above, as of August 5, 1997, there were no outstanding securities convertible into or exchangeable for capital stock or any other securities of Acquiror, and no outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such capital stock or other securities of Acquiror. Except as set forth in Section 4.09(a) of the Acquiror Disclosure Schedule and except for Agreements relating to the plans and debentures specified in clauses (a)(iii) and (a)(iv) above, there are no outstanding Agreements to which Acquiror is a party affecting or relating to the voting, issuance, purchase, redemption, registration, repurchase or transfer of capital stock or any other securities of Acquiror, except as contemplated hereunder. Each of the outstanding shares of Acquiror Common Stock was issued in compliance with all applicable federal and state Laws concerning the issuance of securities.

         SECTION 4.10.  COMPLIANCE.

                 (a) Except as set forth in Section 4.10(a) of the Acquiror Disclosure Schedule or as disclosed in the Acquiror SEC Documents, neither Acquiror nor any of its Subsidiaries nor, to the Knowledge of Acquiror, any of its Joint Ventures, is in violation of or under investigation with respect to, or has been given notice or been charged with any violation of, any Law, exception for violations that do not have, and, would not reasonably likely have, an Acquiror Material Adverse Effect.

                 (b) Except as set forth in Section 4.10(b) of the Acquiror Disclosure Schedule, Acquiror, its Subsidiaries and, to the Knowledge of Acquiror, its Joint Ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted, except those the failure to obtain which would not reasonably likely have an Acquiror Material Adverse Effect.

         SECTION 4.11. ABSENCE OF CERTAIN CHANGES OR EVENTS; ABSENCE OF UNDISCLOSED LIABILITIES.

                 (a)      Except as set forth in the Acquiror SEC Documents or
         Section 4.11 of the Acquiror Disclosure Schedule, no fact or condition exists that would reasonably likely have, an Acquiror Material Adverse Effect.

                 (b) Except as set forth in the Acquiror SEC Documents, neither Acquiror nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated corporate balance sheet, except liabilities, obligations or contingencies that are accrued or reserved against in the consolidated financial statements of Acquiror or reflected in the notes thereto for the year ended December 31, 1996, or that were incurred after December 31, 1996 and would not reasonably likely have an Acquiror Material Adverse Effect.

         SECTION 4.12.  LITIGATION.

         Except as set forth in the Acquiror SEC Documents or as set forth in
Section 4.12 of the Acquiror Disclosure Schedule, there are no claims, suits, actions or proceedings, pending or, to the Knowledge of Acquiror, threatened, nor are there, to the Knowledge of Acquiror, any investigations or reviews pending or threatened against, relating to or affecting Acquiror or any of its Subsidiaries or Joint Ventures, or judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to Acquiror or any of its Subsidiaries or Joint Ventures, that would have, or would reasonably likely have, an Acquiror Material Adverse Effect.

         SECTION 4.13.  REGISTRATION STATEMENT.

                 (a) None of the information supplied or to be supplied by or on behalf of Acquiror for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which made, not misleading.

                 (b) The Registration Statement as of its date will comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

         SECTION 4.14.  TAX MATTERS.

                 (a) Except as set forth on Schedule 4.14 of the Acquiror Disclosure Schedule, Acquiror and each of its Subsidiaries has (i) filed within the time and in the manner prescribed by law, all required income Tax Returns, Texas franchise Tax Returns and other Tax Returns calculated on or with reference to income, profits, earnings or gross receipts and all other Tax Returns required to be filed that would report a material amount of Tax, (ii) paid all Taxes that are shown on such Tax Returns as due and payable within the time and in the manner prescribed by law except for those being contested in good faith and for which adequate reserves have been established, and (iii) paid all applicable material Taxes otherwise required to be paid.

                 (b) Except as set forth on Schedule 4.14(b) of the Acquiror Disclosure Schedule, as of the date hereof there are no claims, assessments, audits or administrative or court proceedings pending against Acquiror or any of its Subsidiaries for any alleged deficiency in Tax, and none of Acquiror or any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

                 (c) Acquiror has established adequate accruals for Taxes and for any liability for deferred Taxes in the Acquiror Financial Statements in accordance with GAAP.

         SECTION 4.15.  EMPLOYEE MATTERS; ERISA.

         Except as disclosed in the Acquiror SEC Documents or Section 4.15 of the Acquiror Disclosure Schedule and except as would not, individually or in the aggregate, be reasonably expected to result in an Acquiror Material Adverse
Effect:

                 (a) Each Acquiror Benefit Plan that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA and is intended to be "qualified" within the meaning of Code Section 401(a) ("Acquiror Pension Benefit Plan") and each trust under each such Acquiror Pension Benefit Plan which is intended to be exempt from federal income taxation under Code Section 501, has received a favorable determination letter from the IRS to such effect, or is the subject of a previously submitted and currently pending application for an IRS determination. Acquiror has operated each Acquiror Benefit Plan in material compliance with all applicable laws, rules and final regulations governing such plans, including ERISA and the Code.

                 (b) All material contributions required to have been made to the Acquiror Benefit Plans prior to the date hereof have been made.

                 (c) Acquiror has not incurred any liability under Title IV of ERISA relating to the termination of any Acquiror Pension Benefit Plan.

                 (d) Except as set forth in Section 4.15(d) of the Acquiror Disclosure Schedule, (i) no "Reportable Event," as defined in ERISA, has occurred with respect to any of the Acquiror Benefit Plans for which the 30- day notice requirement or penalty has not been waived by the PBGC; (ii) there are no pending claims (other than routine claims for benefits or claims pursuant to domestic relations orders) or lawsuits which have been asserted or instituted against the assets of any of the trusts under the Plans by present or former participants, their present or former spouses, their beneficiaries, the Department of Labor, the Internal Revenue Service or any other party; and (iii) Acquiror has not engaged in any prohibited transactions with respect to any Acquiror Benefit Plan, any or all of which would reasonably likely have an Acquiror Material Adverse Effect.

         SECTION 4.16.  ENVIRONMENTAL MATTERS.

         Except as disclosed in the Acquiror SEC Documents and except as would not, individually or in the aggregate, be reasonably expected to result in an Acquiror Material Adverse Effect, (i) Acquiror and its Subsidiaries are in compliance with all applicable Environmental Laws and the terms and conditions of all applicable Environmental Permits, (ii) there are no Environmental Claims against the Acquiror or any of its Subsidiaries, and (iii) no Hazardous Materials have been released, discharged or disposed of on any of the properties owned or occupied by Acquiror or its Subsidiaries in any manner or quantity which requires investigation, assessment, monitoring, remediation or cleanup under current applicable Environmental Laws.

         SECTION 4.17.  REGULATION AS A UTILITY.

                 (a) Acquiror is a public utility holding company as defined in the PUHCA exempt from all provisions of the PUHCA, except section 9(a)(2), by order of the SEC pursuant to section 3(a)(1) of the PUHCA. Texas Utilities Electric Company, a Subsidiary of Acquiror is regulated as a public utility in the State of Texas and in no other state and Texas Utilities Fuel Company and ENSERCH Corporation, Subsidiaries of Acquiror, are regulated as gas utilities in the State of Texas and in no other state.

         SECTION 4.18.  INSURANCE.

                 (a) Except as set forth in Section 4.18(a) of the Acquiror Disclosure Schedule, Acquiror and each of its Subsidiaries is insured in such amounts and against such risks and losses believed by Acquiror to be customary for companies conducting the respective businesses conducted by Acquiror and its Subsidiaries during such time period.

                 (b) Except as set forth in Section 4.18(b) of the Acquiror Disclosure Schedule, neither Acquiror nor any of its Subsidiaries has received any notice of cancellation or termination, currently in effect, with respect to any material insurance policy thereof.

                 (c) All material insurance policies of Acquiror and its Subsidiaries are valid and enforceable policies.

         SECTION 4.19.  NRC ACTIONS.

         Except as set forth in Section 4.19 of the Acquiror Disclosure Schedule, Acquiror is not in violation of, is not under investigation with respect to, has not been given notice of or been charged with any actual or potential violation of, and is not the subject of any ongoing proceeding, inquiry, special inspection, diagnostic evaluation or other Nuclear Regulatory Commission action (including rulemakings of general application that may affect the conduct of Acquiror's business regarding the Comanche Peak Nuclear Power Plant) of which Acquiror has actual Knowledge under the Atomic Energy Act, any applicable regulations thereunder or the terms and conditions of any license granted to Acquiror regarding the Comanche Peak Nuclear Power Plant (collectively, "NRC Actions"), which NRC Actions would have, or Acquiror reasonably believes would reasonably likely have, an Acquiror Material Adverse Effect.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

         SECTION 5.01.  CONDUCT OF BUSINESS OF THE COMPANY.

         The Company hereby covenants and agrees that, from the date of this Merger Agreement until the Effective Time, the Company, unless otherwise expressly contemplated by this Merger Agreement or consented to in writing by Acquiror, will, and will cause the Subsidiaries to and, to the extent, and only to the extent, such action is permitted by law and the partnership agreements and will not cause the Company or its Subsidiary, as the case may be, to become or be treated as a general partner rather than a limited partner, will endeavor to cause the Cellular Partnerships to, carry on their respective businesses only in the Ordinary Course of Business, use their respective best efforts to preserve intact their business organizations and Assets, maintain their rights and franchises, retain the services of their officers and key employees and maintain their relationships with customers, suppliers, licensors, licensees and others having business dealings with them, and use their respective best efforts to keep in full force and effect liability insurance and bonds comparable in amount and scope of coverage to that currently maintained. Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Merger Agreement, from the date of this Merger Agreement until the Effective Time the Company shall not, and shall not permit any of the Subsidiaries to:

                 (a) (i) increase in any manner the compensation or fringe benefits of, or pay any bonus or other form of special compensation to, any director, officer or employee, except for (A) increases or bonuses in the Ordinary Course of Business to employees who are not directors or officers, (B) customary year-end bonuses to officers in accordance with amounts provided for in the Company's 1997 budget, and
         (C) Bonuses; (ii) grant any severance or termination pay (other than pursuant to the normal severance, change-in-control, or similar policy of the Company or any Subsidiary in effect on the date of this Merger Agreement) to, or enter into any severance, change-in-control or similar Agreement with, any director, officer or employee, or enter into any employment Agreement with any director, officer or employee;
         (iii) establish, adopt, enter into or amend any Plan or Other Arrangement, except as may be required to comply with applicable Law;
         (iv) pay any benefit not required to be paid under any Plan, Agreement or Other Arrangement; (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Plan or Other Arrangement (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units, or the removal or acceleration of existing restrictions or vesting criteria in any Plan or Other Arrangement or Agreement or awards made thereunder), except for grants in the Ordinary Course of Business; or
         (vi) except as set forth in Schedule 5.01(a), take any action to fund or in any other way secure the payment of compensation or benefits under any Agreement, Plan or Other Arrangement;

                 (b) declare, set aside or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock of Company or any of its Subsidiaries except for the following:

                          (i) if the Effective Time has not occurred prior to the scheduled date for payment of the dividend in question, the regular quarterly cash dividends in an amount not to exceed $0.34 per quarter per Company Common Share scheduled to be paid to Company Shareholders on September 15, 1997, and December 15, 1997, and the special cash dividend in an amount not to exceed $0.12 per Company Common Share scheduled to be paid to Company Shareholders on December 1, 1997,

                          (ii) if the Effective Time has not occurred prior to the scheduled date for payment of the dividend in question, the regular quarterly cash dividend in an amount not to exceed $0.34 per quarter per Company Common Share that are provided for in the budget of the Company for the year beginning January 1, 1998, and are scheduled to be paid March 15, 1998, June 15, 1998, September 15, 1998, and December 15, 1998, and the special cash dividend in an amount not to exceed $0.12 per Company Common Share that is provided for in the budget of the Company for the year beginning January 1, 1998, and is scheduled to be paid December 1, 1998, and

                          (iii) dividends and other distributions to the Company and its directly or indirectly wholly-owned Subsidiaries.

         provided, however, with respect to provisions (i) and (ii) of this provision (b), in the event that the Effective Time is going to occur at a time which would cause the Company Shareholders to not receive the quarterly dividend of either the Company or Acquiror for such quarter, then the Company, prior to the Effective Time, may declare and pay its regular $0.34 quarterly dividend for such calendar quarter and any $0.12 special dividend for December that would have been paid in that calendar quarter;

                 (c) (i) redeem, purchase or otherwise acquire any shares of capital stock of the Company or any Subsidiary or any securities or obligations convertible into or exchangeable for any shares of capital stock of the Company or any Subsidiary, or any options, warrants or conversion or other rights to acquire any shares of capital stock of the Company or any Subsidiary or any such securities or obligations, or any other securities thereof; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

                 (d) issue, deliver, award, grant or sell, or authorize the issuance, delivery, award, grant or sale (including the grant of any limitations in voting rights or other Encumbrances) of, any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares, or amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof;

                 (e) acquire or agree to acquire, by merger, consolidation, purchase or otherwise, an equity interest in or a portion of the Assets of any business or corporation, partnership, association or other business organization or division thereo, or otherwise acquire or agree to acquire any Assets of any other Person, except for the purchase of Assets from suppliers or vendors in the Ordinary Course of Business and except as contemplated in the current budgets of the Company and its Subsidiaries and if the Effective Time does not occur prior to January 1, 1998, the budgets of Company and its Subsidiaries for the year beginning January 1, 1998);

                 (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any Encumbrance or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of: (i) any of the Equity Investments or (ii) any other material Assets except for normal dispositions, extensions to or replacements of Assets in the Ordinary Course of Business consistent with prior practice and those contemplated in the current budgets of Company and its Subsidiaries and, if the Effective Time does not occur prior to January 1, 1998, the budgets of Company and its Subsidiaries for the year beginning January 1, 1998;

                 (g)      adopt any amendments to its articles of
         incorporation, bylaws or other comparable charter or organizational documents;

                 (h) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1995, except in either case as may be required by Law, the IRS or GAAP;

                 (i) make or agree to make any new capital expenditure or expenditures which are not included in the Company's current capital budget, a copy of which has been furnished to Acquiror (and, if the Effective Time has not occurred prior to January 1, 1998, the Company's capital budget for 1998, a copy of which has been furnished to Acquiror), and which are, individually, in excess of $50,000 or, in the aggregate, in excess of $500,000; provided, however, that the Company agrees not to allow any material deterioration of its system and in any event to make capital expenditures in an average monthly amount of not less than $1,000,000 during each calendar month such average to be calculated for the period from July 1, 1997, to the Effective Time;

                 (j) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary, guarantee any debt securities of another Person, enter into any "keep well" or other Agreement to maintain any financial statement condition of another Person or enter into any Agreement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the Ordinary Course of Business, or (ii) except capital contributions to Cellular Partnerships that are required by the Cellular Partnerships, make any loans, advances or capital contributions to, or investments in, any other Person other than intra-group loans, advances, capital contributions or investments between or among the Company and any of its wholly owned Subsidiaries;

                 (k) pay, discharge, settle or satisfy any material claims, liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown), other than the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with their terms, of liabilities (i) reflected or reserved against in, or contemplated by, the most recent Financial Statement,
         (ii) incurred in the Ordinary Course of Business, or (iii) associated with the Transaction Costs, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar Agreements to which the Company or any Subsidiary is a party;

                 (l) except in the Ordinary Course of Business, waive, release or assign any rights or claims, or modify, amend or terminate any Agreement to which the Company or any Subsidiary is a party;

                 (m) make any material change in any method of accounting or accounting practice or policy other than those required by applicable Laws or GAAP;

                 (n) make any filing, other than in the Ordinary Course of Business, to change its rates on file or otherwise with any Governmental Entity that could have a material adverse effect on the benefits associated with the business combination provided herein;

                 (o) take any action or fail to take any action which could reasonably be expected to have a Company Material Adverse Effect prior to or after the Effective Time or that could reasonably be expected to adversely effect the ability of the Company or any Subsidiary prior to the Effective Time, or Acquiror or any of its subsidiaries after the Effective Time, to obtain consents of third parties or approvals of Governmental Entities required to consummate the transactions contemplated in this Merger Agreement; or

                 (p) authorize, or commit or agree to do any of the foregoing.

         SECTION 5.02.  OTHER ACTIONS.

         The Company and Acquiror shall not, and shall not permit any of their respective Affiliates to, take any action that would, or that could reasonably be expected to, result in (a) any of the representations and warranties of such party set forth in this Merger Agreement becoming untrue, or (b) any of the conditions to the Merger set forth in Article VII not being satisfied.

         SECTION 5.03.  CERTAIN TAX MATTERS.

         From the date hereof until the Effective Time, the Company and the Subsidiaries (a) will accurately prepare and timely file with the relevant Taxing authority all Company Tax Returns ("Post-Signing Returns") required to be filed, (b) will timely pay all Taxes due and payable with respect to such Post-Signing Returns, (c) will pay or otherwise make adequate provision for all Taxes payable by the Company and the Subsidiaries for which no Post-Signing Return is due prior to the Effective Time, and (d) will promptly notify Acquiror of any action, suit, proceeding, claim or audit pending against or with respect to the Company or any in respect of any Taxes.

         SECTION 5.04.  ACCESS AND INFORMATION.

         For so long as this Merger Agreement is in effect, the Company shall, and shall cause each Subsidiary to, and shall request each Cellular Partnership to, (a) afford to Acquiror and its officers, employees, accountants, consultants, legal counsel and other representatives reasonable access during normal business hours to all of their respective properties, Agreements, books, records and personnel and (b) furnish promptly to Acquiror (i) a copy of each Document filed with, or received from any Governmental Entity and (ii) all other information concerning their respective businesses, operations, prospects, conditions (financial or otherwise), Assets, liabilities and personnel as Acquiror and its representatives may reasonably request. Without limiting the foregoing, the Company shall, and shall cause each Subsidiary to, and request each Cellular Partnership to, confer on a regular and frequent basis with one or more representatives of Acquiror to discuss operational matters and the status of its ongoing operations. The Company will allow the accounting firm of Deloitte & Touche, LLP to have reasonable and timely access to the Company's books, records and personnel prior to the Closing Date to verify the computations by Company officers for purposes of verifying the Closing Schedules; provided, however, neither Company nor any of its Subsidiaries nor any Cellular Partnership shall be required, by this Section
5.04 or any other provision of this Agreement, to provide access to or furnish anything that would constitute a waiver of the attorney-client or any other privilege or right of privacy or that is not reasonably necessary to the performance of its obligations in connection with the transactions contemplated by this Agreement.

         SECTION 5.05.  NO SOLICITATION.

                 (a) The Company shall, and shall cause each of its subsidiaries to and shall use its best efforts to cause all of the directors, officers, employees, representatives and agents of Company and each of its Subsidiaries to, immediately cease any discussions or negotiations with any Person that may be ongoing with respect to a Competing Transaction (as defined in this Section 5.05 below). The Company shall not, and shall cause the Subsidiaries not to, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into discussions or furnish any information or negotiate with any Person or otherwise cooperate in any way in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of the directors, officers, employees, agents or representatives of the Company or any Subsidiary to take any such action, and the Company shall, and shall cause the Subsidiaries to, direct and instruct and use its or their best efforts to cause the directors, officers, employees, agents and representatives of the Company and the Subsidiaries (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by the Company or any Subsidiary) not to take any such action, and the Company shall, and shall use its best efforts to cause all of the directors, officers, employees, agents, investment brokers, financial advisors, attorneys, accountants and other representatives to, promptly notify Acquiror if any such inquiries or proposals are received by the Company or any Subsidiary, and the Company shall promptly inform Acquiror as to the material terms of such inquiry or proposal and, if in writing, promptly deliver or cause to be delivered to Acquiror a copy of such inquiry or proposal, and the Company shall keep Acquiror informed, on a current basis, of the nature of any such inquiries and the status and terms of any such proposals. For purposes of this Merger Agreement, "Competing Transaction" shall mean any of the following involving the Company or the Subsidiaries (other than the transactions contemplated by this Merger Agreement): (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of ten percent (10%) or more of the Assets of the Company and the Subsidiaries, taken as a whole, or issuance of ten percent (10%) or more of the outstanding voting securities of the Company or any Subsidiary in a single transaction or series of transactions; (iii) any tender offer or exchange offer for ten percent (10%) or more of the outstanding shares of capital stock of the Company or any Subsidiary or the filing of a registration statement under the Securities Act in connection therewith; (iv) any solicitation of proxies in opposition to approval by the Company Shareholders of the Merger; (v) any Person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, ten percent (10%) or more of the then outstanding shares of capital stock of the Company or any Subsidiary; or (vi) any Agreement to, or public announcement by the Company or any other Person of a proposal, plan or intention to, do any of the foregoing; provided, however, provisions (iii) and (v) above shall not apply to the thirty-seven percent (37%) of the capital stock of East Texas Fiber Line Incorporated, presently owned by Eastex Celco Company, Inc.

                 (b) Notwithstanding anything in this Section 5.05 to the contrary, unless this Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company Shareholders, the Company may, to the extent that the Board of Directors of the Company determines in good faith, based on the written advice of outside legal counsel, that a failure to do so would reasonably be expected to result in a breach of its fiduciary duties under applicable law, participate in discussions or negotiations with, furnish information to, and afford access to the Assets, books and records of the Company and its Subsidiaries to any person or entity in connection with a possible Competing Transaction.

                 (c) The provisions of this Section 5.05 shall continue in effect for a period of six months following the termination of this Merger Agreement.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

         SECTION 6.01.  MEETING OF SHAREHOLDERS.

         The Company shall promptly after the effective date of the Registration Statement take all action necessary in accordance with Texas Law and its articles of incorporation and bylaws to convene a meeting of the Company Shareholders to consider the Merger (the "Company Shareholders' Meeting"), and the Company shall consult with Acquiror in connection therewith, provided, however, that it shall be a condition to the mailing of any notice or other materials to the Company Shareholders that the Company shall have received an opinion from Daniels & Associates, dated on or about the date of such notice and materials, to the effect that as of the date thereof the Common Share Exchange Ratio is fair from a financial point of view to the Company Shareholders. The Company shall deliver to each Company Shareholder the Acquiror Information prior to the Company Shareholders' Meeting. Prior to the distribution thereof to the Company Shareholders, the Company shall make available to Acquiror all Documents to be distributed to the Company Shareholders in connection with the solicitation of shareholder approval of the Merger, and shall only distribute Documents which Acquiror has approved in advance, such approval not to be unreasonably withheld. The Company shall take all actions reasonably necessary or advisable to secure the vote or consent of the Company Shareholders required by Texas Law to approve the Merger. The approval of this Merger Agreement by the Company Shareholders shall constitute approval by Company Shareholders of the Bonuses to certain officers and other employees of the Company and its Subsidiaries that are to be approved by the Company Board of Directors in a meeting held prior to the meeting of the Company Shareholders at which this Merger Agreement is voted upon.

         SECTION 6.02.  APPROPRIATE ACTION; CONSENTS; FILINGS.

                 (a) Upon the terms and subject to the conditions set forth in this Merger Agreement, the Company and Acquiror shall use all reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Merger Agreement as promptly as practicable, including (i) executing and delivering any additional instruments necessary, proper or advisable to consummate the transactions contemplated by, and to carry out fully the purposes of, this Merger Agreement, (ii) obtaining from any Governmental Entities any Licenses required to be obtained or made by Acquiror or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Merger Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger, and (iii) making all necessary filings, and thereafter make any other required submissions, with respect to this Merger Agreement and the Merger required under (A) the Securities Act and any other applicable federal or state securities Laws, (B) the HSR Act and (C) any other applicable Law; provided that Acquiror and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such Documents to the non- filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Company and Acquiror shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Merger Agreement.

                 (b) (i) The Company and Acquiror shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, all reasonable efforts to obtain any third party consents, approvals or waivers (A) necessary, proper or advisable to consummate the transactions contemplated in this Merger Agreement, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or the Acquiror Disclosure Schedule, as the case may be, or
         (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or an Acquiror Material Adverse Effect from occurring after the Effective Time.

                          (ii) In the event that any party shall fail to obtain any third party consent, approval or waiver described in subsection (b)(i) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other parties hereto, to minimize any adverse effect upon the Company and Acquiror, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent, approval or waiver.

                 (c) From the date of this Merger Agreement until the Effective Time, the Company and Acquiror shall promptly notify each other in writing of any pending or, to the Knowledge of the Company or Acquiror (or their respective subsidiaries), threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Merger or the conversion of the Company Capital Stock into Acquiror Common Stock pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Acquiror or its subsidiaries to own or operate all or any portion of the businesses or Assets of the Company or any Subsidiary. The Company and Acquiror shall cooperate with each other in defending any such action, proceeding or investigation, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed.

                 (d) The Company shall not, nor shall the Company permit any of its Subsidiaries to, engage in any activities that (i) would cause it to become a "holding company," a "public utility company," a "subsidiary company" or an "affiliate" of any public utility company within the meaning of PUHCA, or (ii) would require the approval of the SEC under Section 9(a)(2) of PUHCA.

         SECTION 6.03.  LETTERS OF ACCOUNTANTS.

         The Company shall use its best efforts to cause to be delivered to Acquiror a "cold comfort" letter of Axley & Rode LLP, its independent public accountant, dated as of the Effective Time, and addressed to Acquiror, reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Merger Agreement.

         SECTION 6.04.  DISCLOSURE SCHEDULES; UPDATED DISCLOSURES; BREACHES.

                 (a) Within seven business days after the date of this Merger Agreement, (i) Acquiror shall deliver to the Company the Acquiror Disclosure Schedule and (ii) the Company shall deliver to Acquiror the Company Disclosure Schedule. The Disclosure Schedules, when so delivered, shall constitute an integral part of this Merger Agreement and shall modify or otherwise affect the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules. Any and all statements, representations, warranties or disclosures set forth in the Disclosures Schedule shall be deemed to have been made on and as of the date of this Merger Agreement so that the execution and delivery of this Merger Agreement without the Company Disclosure Schedule or the Acquiror Disclosure Schedule shall not be construed to cause Company or the Acquiror, as the case may be, to be in breach of any of the terms and conditions of this Merger Agreement.

                 (b) From and after the date of this Merger Agreement until the Effective Time, each party hereto shall promptly notify the other parties hereto by written update to its Disclosure Schedule of
         (i) any representation or warranty made by it in connection with this Merger Agreement becoming untrue or inaccurate in any material respect, (ii) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Merger Agreement not to be satisfied, or (iii) the failure of the Company or Acquiror, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Merger Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Merger Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.04 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Merger Agreement or otherwise limit or affect the rights and remedies available hereunder to the party receiving such notice. The Company shall deliver to Acquiror supplements to Sections 3.10 and 3.14(a) of the Company Disclosure Schedule as of the Closing Date, solely to reflect material events occurring between the date of this Merger Agreement and the Closing Date, or shall have notified Acquiror that no changes to such Sections of the Company Disclosure Schedule are required.

                 (c) Information disclosed by Company pursuant to the Company Disclosure Schedule and by the Acquiror pursuant to the Acquiror Disclosure Schedule shall be subject to the terms of the Confidentiality Agreement.

         SECTION 6.05.  PUBLIC ANNOUNCEMENTS.

         Acquiror and the Company shall consult with each other before issuing or making, and shall give each other the opportunity to review and comment upon, any press release or other public statement with respect to the Merger and the other transactions contemplated in this Merger Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except, in the case of Acquiror, as may be required by Law or any listing agreement with any securities exchange.

         SECTION 6.06.  EMPLOYEE MATTERS.

                 (a) Acquiror shall offer Employment Agreements to each of the Key Employees (other than Mr. G.I. Ross), each of which shall provide for such person's employment within the Texas Utilities Company System for a term of no less than two years and include such other provisions as Acquiror may determine. Acquiror shall offer Mr. G.I. Ross an Employment/Consulting Agreement which will provide for his employment by the Company until his retirement on March 1, 1999, and thereafter provide for his engagement as a consultant to the Company for an additional three year term, all on such terms as Acquiror may determine.

                 (b) The Surviving Corporation shall determine promptly after the Effective Time whether to continue or terminate the Company's Directors' Deferred Fee Plan in accordance with its terms.

                 (c) The Surviving Corporation shall maintain the Company's Management Security Plan (or a plan providing for a reasonably equivalent level of benefits, including vesting) for a period of no less than two years after the Effective Time.

         SECTION 6.07.  ACQUIROR INFORMATION.

         Acquiror shall provide to the Company and its attorneys, accountants and other representatives all information reasonably requested by any such Person in connection with the preparation of a disclosure document to be utilized in the solicitation of proxies in favor of the Merger from the Company Shareholders.

         SECTION 6.08.  OBLIGATIONS OF ACQUIROR SUB.

         Acquiror shall take all action necessary to cause Acquiror Sub to perform its obligations under this Merger Agreement and to consummate the Merger on the terms and conditions set forth in this Merger Agreement.

         SECTION 6.09.  UNAUDITED FINANCIAL INFORMATION.

         The Company will cause to be prepared and will furnish to Acquiror as promptly as possible an unaudited consolidated balance sheet of the Company and the Subsidiaries as of the last day of each month ending after July 31, 1997 and the unaudited consolidated statements of income and cash flows of the Company and the Subsidiaries for the one- month periods then ended. The Company will ensure that such Unaudited Statements are complete and correct in all material respects, have been prepared in accordance with the books and records of the Company and the Subsidiaries, and present fairly the consolidated financial position of the Company and the Subsidiaries and their consolidated results of operations and cash flows as of and for the respective dates and time periods in accordance with GAAP applied on a basis consistent with prior accounting periods, except as noted thereon and subject to normal and recurring year-end adjustments which are not expected to be material in amount.

         SECTION 6.10.  RULE 145 AFFILIATES.

         The Company shall identify in a letter to Acquiror all persons who are "affiliates" of the Company (as such term is used in Rule 145 under the Securities Act.). The Company shall use its best efforts to cause each such person to deliver to the Company on or prior to the Closing Date a written agreement to the effect that:

                 (i) any further disposition by such person of any Acquiror Common Stock such person receives as a result of the Merger will be accomplished in accordance with Rule 145 under the Securities Act; and

                 (ii) such person agrees that appropriate stop transfer instructions may be established with respect to and, if requested by Acquiror, appropriate legend may be placed on, the certificates evidencing ownership of Acquiror Common Stock that such person receives as a result of the Merger.

         SECTION 6.11.  ENVIRONMENTAL MATTERS.

                 (a) The Company will provide access to Acquiror to all information in the possession, custody, or control of the Company or any Subsidiary that pertains to the environmental history of the Real Property and the operations of the Company, the Subsidiaries and the Cellular Partnerships.

                 (b) The Company will promptly furnish to Acquiror written notice of any Hazardous Discharge or of any actions or notices described in Section 3.33(b).

                 (c) The Company will permit Acquiror, at Acquiror's expense, to cause to be prepared and delivered to Acquiror, with a copy to the Company, prior to the Closing Date (i) a Phase I environmental report on each parcel of the Real Property designated by Acquiror and (ii), if recommended under the Phase I environmental report and so requested by Acquiror, a Phase II environmental report, in each case prepared by an environmental consultant acceptable to Acquiror (the "Environmental Reports"). If any such Environmental Report discloses the occurrence of any Hazardous Discharge, the presence of any Hazardous Materials or the risk of contamination from any off-site Hazardous Materials, such Environmental Report shall include an estimate of the cost of any related remediation reasonably anticipated by the environmental consultant.

         SECTION 6.12.  ACQUIROR SEC DOCUMENTS.

         Acquiror will file with the SEC all reports, schedules, forms, statements and other Documents required to be filed after the date of this Merger Agreement but before the Effective Time (the "Post-Signing SEC Documents").

         SECTION 6.13  DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

                 (a) Acquiror agrees, for the entire period from the Effective Time until at least six (6) years after the Effective Time, to cause the Surviving Corporation and the presently existing Subsidiaries of Company and their successors (each an "Indemnitor"), to the fullest extent permitted by law, including without limitation
         Article 2.02-1 of the Texas Business Corporation Act, to include and maintain in its articles of incorporation and bylaws, (i) indemnification provisions for each of the present and former officers and directors of Indemnitor and its predecessor entity, if any, (and each of the present and former officers and directors of Subsidiaries of the Company which was serving, or is serving, in such position at the request of Indemnitor), indemnifying each of them from all claims, losses, judgments, penalties, fines, settlements and expenses actually incurred by such officer or director in connection with a proceeding, as presently defined in Article 2.02-1 of the Texas Business Corporation Act, and (ii) provisions requiring reasonable expenses incurred by such officer or director in connection with such proceeding to be paid or reimbursed by Indemnitor as incurred by such officer or director. Promptly after the Effective Time, Acquiror agrees to cause the Surviving Corporation and the Subsidiaries of Company, each to establish any such additional indemnification arrangements in favor of its present and former officers and directors as may be necessary so that each of them will continue to have the benefit of the indemnification arrangements available to directors and officers of the Surviving Corporation and its Subsidiaries for all events or actions occurring subsequent to the Effective Time.

                 (b) For a period of six (6) years after the Effective Time, Acquiror shall cause the Surviving Corporation and the Subsidiaries of the Company to maintain in effect, with respect to events occurring prior to the Effective Time, the policies of directors' and officers' liability insurance maintained in effect by them at the Effective Time, provided that they or Acquiror may substitute therefor policies of at least the same coverage containing terms that are no less advantageous to the extent such liability insurance can be maintained annually at a cost to them not greater than 200% of the current aggregate premiums for the policies currently maintained by them for their directors' and officers' liability insurance; provided, further, that if such insurance cannot be so maintained or obtained at such cost, they shall maintain or obtain as much of such insurance as can be so maintained or obtained at a cost equal to 200% of the current annual premium for directors' and officers' liability insurance.

                                  ARTICLE VII

                             CONDITIONS TO CLOSING

         SECTION 7.01. CONDITIONS TO OBLIGATIONS OF EACH PARTY UNDER THIS MERGER AGREEMENT.

         The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by agreement of Acquiror and the Company, in whole or in part, to the extent permitted by applicable Law:

                 (a) Shareholder Approval. This Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company Shareholders.

                 (b) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction, stop order or other order (whether temporary, preliminary or permanent), in any case which is in effect and which provides damages in the event of or prevents or prohibits consummation of the Merger; provided, however, that each of the parties shall use their best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

                 (c) HSR Act. The applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

                 (d) Other Approvals. All consents, waivers, approvals and authorizations required to be obtained, and all filings or notices required to be made, by Acquiror and the Company prior to consummation of the transactions contemplated in this Merger Agreement (other than the filing of the Articles of Merger in accordance with Texas Law) shall have been obtained from and made with all required Governmental Entities, except for such consents, waivers, approvals or authorizations which the failure to obtain, or such filings or notices which the failure to make, would not have a Company Material Adverse Effect or an Acquiror Material Adverse Effect or be reasonably likely to subject the Company, any Subsidiary, Acquiror, Acquiror Sub or any of their respective directors or officers to criminal liability or substantial penalties.

                 (e) Tax Opinion. The Company and Acquiror shall have received an opinion of Reid & Priest LLP, special counsel to the Acquiror, in form and substance satisfactory to each of them and addressed to each of them and upon which the Company Shareholders may rely, dated the Closing Date, which opinion may be based on appropriate representations of the Company and Acquiror and the representations of certain Company Shareholders as set forth in
         Section 3.17(g) hereof, in form and substance satisfactory to such counsel, to the effect that the Merger will be a tax-free transaction described in Code Section 368 and that the Company and the Company Shareholders who exchange their shares solely for Acquiror Common Stock will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Merger.

                 (f) Registration and Listing of Shares. The offer and sale of the shares of Acquiror Common Stock issuable in the Merger shall be the subject of an effective registration statement under the Securities Act. The shares of Acquiror Common Stock issuable in the Merger shall have been approved for listing on the NYSE upon official notice of issuance.

                 (g) No Challenge. There shall not be pending any action, proceeding or investigation by any Governmental Entity (i) challenging or seeking material damages in connection with the Merger or the conversion of Company Common Shares into Acquiror Common Stock pursuant to the Merger, or seeking to place limitations on the ownership of shares of Company Common Shares (or shares of common stock of the Surviving Corporation) by Acquiror or Acquiror Sub, (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of the Company, any Subsidiary, Acquiror or any of its subsidiaries to own or operate all or any portion of the business or Assets of the Company and the Subsidiaries or (iii) which otherwise is likely to have a Company Material Adverse Effect or an Acquiror Material Adverse Effect.

         SECTION 7.02. ADDITIONAL CONDITIONS TO OBLIGATIONS OF ACQUIROR AND ACQUIROR SUB.

         The obligations of Acquiror and Acquiror Sub to effect the Merger and the other transactions contemplated herein are also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by Acquiror, in whole or in part, to the extent permitted by applicable Law:

                 (a) Representations and Warranties. Subject to Section 6.04(a) of this Merger Agreement and except as otherwise contemplated in this Agreement, each of the representations and warranties of the Company contained in this Merger Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the date of this Merger Agreement and as of the Effective Time as though made as of the Effective Time, except that those representations and warranties which expressly address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date, and except (A) for changes contemplated by this Merger Agreement or (B) for, in a representation and warranty that does not expressly include a standard of materiality, any untrue or incorrect statements therein that, considered in the aggregate, do not indicate a Company Material Adverse Effect. Acquiror shall have received a certificate of the chief executive officer and chief financial officer of the Company to the effect of the foregoing.

                 (b) Updated Company Disclosure Schedule. The revised versions of the Company Disclosure Schedule delivered to Acquiror pursuant to Section 6.04 shall not disclose any Company Material Adverse Effect.

                 (c) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Merger Agreement to be performed or complied with by it on or prior to the Effective Time. Acquiror shall have received a certificate of the chief executive officer and chief financial officer of the Company to that effect.

                 (d) Consents Under Agreements. The Company or the appropriate Subsidiary shall have obtained the consent or approval of each Person whose consent or approval shall be required in connection with the Merger under all Agreements to which the Company or any Subsidiary is a party, except where the failure to obtain any such consents or approvals, considered in the aggregate, would not have a Company Material Adverse Effect or an Acquiror Material Adverse Effect.

                 (e) Opinion of Counsel. Acquiror shall have received from Naman, Howell, Smith & Lee, a professional corporation, counsel to the Company, an opinion dated the Closing Date, in form and substance reasonably satisfactory to Acquiror, and containing such qualifications as counsel shall reasonably deem appropriate under the circumstances.

                 (f) Dissenters. No more than five percent (5%) of the Company Common Shares issued and outstanding immediately prior to the Effective Time shall be Dissenting Shares.

                 (g) Accountant Letters. Acquiror shall have received from the Company a "cold comfort" letter of Axley & Rode LLP, dated the Effective Time and addressed to Acquiror, reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Merger Agreement.

                 (h) Employment/Consulting Agreements. Acquiror shall have received from at least eight of the Key Employees a signed Employment Agreement (or, in the case of Mr. G.I. Ross, an Employment and Consulting Agreements) in form and substance reasonably acceptable to Acquiror.

                 (i) Company Material Adverse Effect. Since December 31,1996, there shall not have occurred a Company Material Adverse Effect (or any development that, insofar as reasonably can be foreseen, is likely to result in any Company Material Adverse Effect).

                 (j) Environmental Matters. The Environmental Reports, if any, shall indicate that the Real Property does not contain any Hazardous Materials and is not subject to any risk of contamination from any off- site Hazardous Materials, except to the extent that the presence of any such Hazardous Materials or the risk of such contamination would not have a Company Material Adverse Effect or an Acquiror Material Adverse Effect.

         SECTION 7.03.  ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY.

         The obligations of the Company to effect the Merger and the other transactions contemplated herein are also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable Law:

                 (a) Representations and Warranties. Each of the representations and warranties of Acquiror contained in this Merger Agreement shall be true and correct as of the date of this Merger Agreement and shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Effective Time as though made as of the Effective Time, except that those representations and warranties which expressly address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date, and except (A) for changes permitted or contemplated by this Merger Agreement or (B) in a representation and warranty that does not expressly include a standard of materiality, any untrue or incorrect statements therein that, considered in the aggregate, do not indicate an Acquiror Material Adverse Effect. The Company shall have received a certificate of an executive officer of Acquiror to that effect.

                 (b) Agreements and Covenants. Acquiror shall have performed or complied in all material respects with all agreements and covenants required by this Merger Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of an executive officer of Acquiror to that effect.

                 (c) Opinion of Counsel. The Company shall have received from Worsham, Forsythe & Wooldridge, L.L.P., an opinion dated the Closing Date, in form and substance reasonably satisfactory to the Company, and containing such qualifications as counsel shall reasonably deem appropriate under the circumstances.

                 (d) Fairness Opinion. The Company shall have received from Daniels & Associates the opinion described in Section 6.01 hereof.

                 (e) Acquiror Material Adverse Effect. Since December 31, 1996, there shall not have occurred an Acquiror Material Adverse Effect (or any development that, insofar as reasonably can be foreseen, is likely to result in any Acquiror Material Adverse Effect).


                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01.  TERMINATION.

         This Merger Agreement may be terminated at any time (except where otherwise indicated) prior to the Effective Time, whether before or after approval of this Merger Agreement and the Merger by the Company Shareholders:

                 (a) by mutual written consent of Acquiror and the Company;

                 (b) by Acquiror, if (i) there shall have been any material breach by Company of any representation or warranty of Company contained in this Merger Agreement, or any material breach by Company of any covenant or agreement of Company contained in this Merger Agreement, (ii) such breach shall not have been remedied by Company within twenty (20) days after receipt by Company of notice in writing from Acquiror, specifying the nature of such breach and requesting that it be remedied and (iii) such breach either is reasonably likely to result in a material diminution of the benefit expected to be derived by Acquiror as a result of the transactions contemplated by this Merger Agreement or is reasonably likely to have a Company Material Adverse Effect;

                 (c) by the Company, if (i) there shall have been any material breach by Acquiror of any representation or warranty of Acquiror contained in this Merger Agreement, or any material breach by Acquiror of any covenant or agreement of Acquiror contained in this Merger Agreement, (ii) such breach shall not have been remedied by Acquiror within twenty (20) days after receipt by Acquiror of notice in writing from Company, specifying the nature of such breach and requesting that it be remedied and (iii) such breach either is reasonably likely to result in a material diminution of the benefits expected to be derived by Company Shareholders as a result of the transactions contemplated by this Merger Agreement or is reasonably likely to have an Acquiror Material Adverse Effect;

                 (d) by Acquiror, within forty-five (45) days after the date the Company delivers the Company Disclosure Schedule to Acquiror pursuant to Section 6.04(a), upon Acquiror's determination, based on its due diligence investigation and review of the Company and the Subsidiaries and the

         Company Disclosure Schedule, that (i) there has been, or is reasonably likely to be, a material diminution of the benefits expected to be derived by Acquiror as a result of the transactions contemplated by this Merger Agreement or (ii) a development has occurred or information has been disclosed or discovered, that has, or is reasonably likely to have, a Company Material Adverse Effect;

                 (e) by either Acquiror or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Merger shall have become final and non-appealable;

                 (f) by either Acquiror or the Company if the Merger Agreement shall fail to receive the requisite vote for approval and adoption by the Company Shareholders at the Company Shareholders' Meeting;

                 (g) by either Acquiror or the Company if the Merger shall not have been consummated by December 31, 1997; provided, however, that this Merger Agreement may be extended not more than one hundred eighty (180) days by Acquiror by written notice to the Company if the Merger shall not have been consummated as a direct result of (1) the Company having failed by such date to receive the regulatory approvals or consents required to be obtained by the Company with respect to the Merger from the FCC, or (2) the failure of the Company or Acquiror to successfully resolve any challenge to the transactions contemplated by this Merger Agreement by the Federal Trade Commission or the Department of Justice; provided further, that the right to terminate this Merger Agreement under this Section 8.01(g) shall not be available (i) to Acquiror, where Acquiror's willful failure to fulfill any obligation under this Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date, or (ii) to the Company, where the Company's willful failure to fulfill any obligation under this Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

                 (h) by Company upon two days' prior notice to Acquiror if, as a result of a Competing Transaction by a party other than Acquiror or any of its affiliates, the Board of Directors of the Company determines in good faith that the fiduciary obligations of such directors under applicable law require that such Competing Transaction be accepted; provided, however, that

                          (i) the Board of Directors of Company shall have been advised in writing by outside counsel that, notwithstanding a binding commitment to consummate an agreement of the nature of this Merger Agreement entered into in the proper exercise of their applicable fiduciary duties, such fiduciary duties would also require the directors to reconsider such commitment as a result of such Competing Transaction, and

                          (ii) prior to any such termination, Company shall, and shall cause its respective financial and legal advisors to, negotiate with Acquiror to make such adjustments in the terms and conditions of this Merger Agreement as would enable Company to proceed with the transactions contemplated herein.


         SECTION 8.02.  EFFECT OF TERMINATION.

         In the event of termination of this Merger Agreement by either Acquiror or the Company as provided in Section 8.01, this Merger Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Acquiror Sub or the Company or any of their respective directors or officers except (i) as set forth in Sections 5.05, 6.04(c), 8.03 and 9.01 hereof, and (ii) Sections 5.05, 8.02, 8.03, 9.01, and 9.02 shall remain in full force and effect and survive any termination of this Merger Agreement.

         SECTION 8.03.  EXPENSES.

                 (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Merger Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as provided in Section 8.03(b) and Section 8.03(c) below.

                 (b)      If this Merger Agreement is terminated pursuant to
         Section 8.01(b) and the breach by Company was not the result of a willful failure of the Company to fulfill any obligation under this Merger Agreement, then the Company shall promptly reimburse Acquiror for its out-of-pocket costs and expenses incurred in connection with this Merger Agreement and the transactions contemplated hereby in an aggregate amount not to exceed $750,000.

                 (c)      If this Merger Agreement is terminated pursuant to
         Section 8.01(c) and the breach by Acquiror was not the result of a willful failure of Acquiror to fulfill any obligation under this Merger Agreement then Acquiror shall promptly reimburse Company for its out-of-pocket costs and expenses incurred in connection with this Merger Agreement and the transactions contemplated hereby in an aggregate amount not to exceed $750,000.

                 (d) If this Merger Agreement is terminated by the Company pursuant to Section 8.01(c) or Section 8.01(g) and the willful failure of Acquiror to fulfill any obligation under this Merger Agreement has been the cause of, or resulted in, such termination, then Acquiror shall promptly pay to the Company a termination fee of $19,000,000.

                 (e) If this Merger Agreement is terminated by Acquiror pursuant to Section 8.01(b) or Section 8.01(g) and the willful failure of the Company to fulfill any obligation under this Merger Agreement has been the cause of, or resulted in, such termination, then the Company shall promptly pay to Acquiror a termination fee of $19,000,000.

                 (f) If this Merger Agreement is terminated for any reason and the Company has breached Section 5.05 of the Merger Agreement, then the Company shall promptly pay to Acquiror a termination fee of $19,000,000.

                 (g) If this Merger Agreement is terminated by Company pursuant to Section 8.01(h), then the Company shall promptly pay to Acquiror a termination fee of $19,000,000.

                 (h) If the Company enters into a binding agreement with respect to any Competing Transaction within six months after the termination of this Merger Agreement for any reason other than Section 8.01(a) or Section 8.01(c), then the Company shall promptly pay to Acquiror a termination fee of $19,000,000.

                 (i)      The remedies identified in subsections (b) through
         (h) of this Section 8.3 are alternatives and the application of one of these remedies shall be exclusive and shall preclude the application of the other remedies in this Section 8.03, except that the application of the remedies in subsection (b) shall not preclude the application of either subsection (f) or subsection (h). The parties agree that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Merger Agreement and constitute liquidated damages and not a penalty.

         SECTION 8.04.  AMENDMENT.

         This Merger Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Company Shareholders, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Capital Stock shall be converted pursuant to this Merger Agreement upon consummation of the Merger. This Merger Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 8.05.  EXTENSION; WAIVER.

         At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any Document delivered pursuant hereto and
(c) subject to the proviso of Section 8.04, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Merger Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         SECTION 9.01.  NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         None of the representations, warranties, covenants and agreements in this Merger Agreement shall survive the Effective Time, except the covenants and agreements contained in this Section 9.01, Articles I and II, Section 6.06(b) and (c), Section 6.13, Section 8.03(a) and Section 9.07, each of which shall survive in accordance with its terms.

         SECTION 9.02.  NOTICES.

         All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses or sent by electronic transmission to the following telecopier numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

         (a)     If to Acquiror or Acquiror Sub:

                 Texas Utilities Company
                 Energy Plaza
                 1601 Bryan Street
                 Dallas, Texas 75201
                 Telecopier No.:  (214) 812-6787
                 Attention: Herbert H. Zureich, Jr.

         With a copy (which shall not constitute notice) to:

                 Worsham, Forsythe & Wooldridge, L.L.P.
                 Energy Plaza, 30th Floor
                 1601 Bryan Street
                 Dallas, Texas 75201
                 Telecopier No.:   (214) 880-001
                 Attention:   Robert A. Wooldridge, Esq.


         (b)     If to the Company:

                 Lufkin-Conroe Communications Co.
                 321 N. First
                 Lufkin, Texas 75902
                 Telecopier No.:   (409) 637-2591
                 Attention:   G.I. Ross

         With a copy (which shall not constitute notice) to:

                 Naman, Howell, Smith & Lee, A Professional Corporation Texas Center, P. O. Box 1470
                 Waco, Texas 76703-1470
                 Telecopier No.:  (254) 754-6331
                 Attention:   Rex Whitaker, Esq.

         SECTION 9.03.  HEADINGS.

         The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

         SECTION 9.04.  SEVERABILITY.

         If any term or other provision of this Merger Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Merger Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Merger Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 9.05.  ENTIRE AGREEMENT.

         This Merger Agreement (together with the Exhibits, Schedules, the Company Disclosure Schedule and the Acquiror Disclosure Schedule and the other Documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

         SECTION 9.06.  ASSIGNMENT.

         This Merger Agreement shall not be assigned by operation of Law or otherwise.

         SECTION 9.07.  PARTIES IN INTEREST.

         This Merger Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Merger Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article II, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Merger Agreement.

         SECTION 9.08.  MUTUAL DRAFTING.

         Each party hereto has participated in the drafting of this Merger Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

         SECTION 9.09.  GOVERNING LAW.

         This Merger Agreement shall be governed by, and construed in accordance with, the Laws of the State of Texas, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.

         SECTION 9.10.  COUNTERPARTS.

         This Merger Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 9.11.  FURTHER ASSURANCES.

         Each party hereto shall execute such further documents and instruments and take such further actions as may reasonably be requested by any other party hereto in order to consummate the Merger in accordance with the terms hereof.


                                   ARTICLE X

                                  DEFINITIONS

         For purposes of this Merger Agreement, the following terms, and the singular and plural thereof, shall have the meanings set forth below:

         "Acquiror" is defined in the Preamble to this Merger Agreement.

         "Acquiror Benefit Plan" shall mean any "employee pension benefit plan" or "employee welfare benefit plan," as defined in ERISA, of Acquiror.

         "Acquiror Common Stock" is defined in Section 2.01.

         "Acquiror Disclosure Schedule" is defined in Article IV.

         "Acquiror Information" means (a) Acquiror's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, (b) Acquiror's definitive proxy statement dated April 4, 1997 and (c) Acquiror's quarterly report on Form 10-Q for the period ending March 31, 1997.

         "Acquiror Material Adverse Effect" means any event, change or effect that, individually or when taken together with all other such events, changes or effects, is or is reasonably likely to be materially adverse to the business, operations, condition (financial or otherwise), prospects, results of operation, assets or liabilities of the Acquiror and its Subsidiaries, taken as a whole.

         "Acquiror Sub" is defined in the Preamble to this Merger Agreement.

         "Affiliate" means with respect to a person or entity, any person or entity which directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such person or entity.

         "Agreement" means any enforceable contracts, leases, promissory notes, covenants, easements, rights of way, commitments, arrangements and understandings, whether written or oral.

         "Articles of Merger" is defined in Section 1.02.

         "Assets" means assets of every kind and everything that is or may be available for the payment of liabilities (whether inchoate, tangible or intangible), including, without limitation, real and personal property.

         "Audited Balance Sheets" is defined in Section 3.08(a).

         "Audited Statements" is defined in Section 3.08(a).

         "Business Day" means a day other than a Saturday, a Sunday or any other day on which commercial banks in the State of Texas are authorized or obligated to be closed.

         "Blue Sky Laws" means state securities or blue sky laws and the rules and regulations thereunder.

         "Bonuses" shall mean bonuses not paid in the Ordinary Course of Business and in addition to those described in Section 5.01(a) (i)(A) or (B) and which (i) in the aggregate do not exceed $5,000,000 and (ii) are approved by the Board of Directors of the Company after non-binding consultation with Acquiror.

         "Cellular Partnerships" is defined in Section 3.02.

         "Certificates" is defined in Section 2.02(b).

         "Closing" is defined in Section 2.05.

         "Closing Schedules" is defined in Section 2.01(e).

         "Closing Date" is defined in Section 2.05.

         "Code" is defined in the Preamble to this Merger Agreement.

         "Common Control Entity" means any trade or business under common control (as such term is defined in Section 414(b) or 414(c) of the Code) with the Company or any Subsidiary.

         "Common Share Exchange Ratio" is defined in Section 2.01(a).

         "Common Share Numerator" is defined in Section 2.01(a).

         "Communications Act" means the Communications Act of 1934, as amended by the Telecommunications Act of 1996, and all Laws promulgated pursuant thereto or in connection therewith.

         "Company" is defined in the Preamble to this Merger Agreement.

         "Company Common Shares" is defined in Section 2.01(a).

         "Company Contracts" is defined in Section 3.14(a).

         "Company Disclosure Schedule" is defined in Article III.

         "Company Licenses" is defined in Section 3.07(a).

         "Company Material Adverse Effect" means any event, change or effect that, individually or when taken together with all other such events, changes or effects, is or is reasonably likely to be materially adverse to the business, operations, condition (financial or otherwise), prospects, results of operation, assets or liabilities of the Company and the Subsidiaries, taken as a whole.

         "Company Shareholders" is defined in Section 3.04.

         "Company Shareholders' Meeting" is defined in Section 6.01.

         "Company Tax Returns" means all Tax Returns required to be filed by the Company or any of the Subsidiaries (without regard to extensions of time permitted by law or otherwise).

         "Competing Transaction" is defined in Section 5.05(a).

         "Confidentiality Agreement" means the Confidentiality Agreement, dated November 22, 1996, between Acquiror and the Company.

         "Control" (including the terms "Controlled by" and "under common Control with") means, as used with respect to any Person, possession, directly or indirectly or as a trustee or executor, of power to direct or cause the direction of management or policies of such Person (whether through ownership of voting securities, as trustee or executor, by Agreement or otherwise).

         "Defined Benefit Plan" means a Plan that is or was a "defined benefit plan" as such term is defined in Section 3(35) of ERISA.

         "Dissenting Shareholder" is defined in Section 2.04.

         "Dissenting Shares" is defined in Section 2.01(a).

         "Documents" means any paper or other material (including, without limitation, computer storage media) on which is recorded (by letters, numbers or other marks) information that may be evidentially used, including, without limitation, legal opinions, mortgages, indentures, notes, instruments, leases, Agreements, insurance policies, administrative policies or procedures, reports, studies, financial statements (including, without limitation, the notes thereto), other written information, schedules, certificates, charts, maps, plans, photographs, letters, memoranda and all similar materials.

         "DOL" means the United States Department of Labor and its successors.

         "Effective Time" is defined in Section 1.02.

         "Encumbrance" means any mortgage, lien, pledge, security interest, deed of trust, option or other material restriction on a material right of ownership, other than: (i) Taxes not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which the Company shall, if appropriate under GAAP, have set aside on its books and records adequate reserves; (ii) deposits under workmen's compensation, unemployment insurance, social security and other similar Laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the Ordinary Course of Business; (iii) liens securing claims or demands of mechanics or materialmen;
(iv) liens which arise by operation of Law; (v) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of the Real Property; and (vi) liens securing purchase money security interests.

         "ENSERCH Subsidiaries" means ENSERCH Corporation and the Subsidiaries thereof.

         "Environmental Laws" means any Laws (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act), including any plans, other criteria, or guidelines promulgated pursuant to such Laws, now or hereafter in effect relating to Hazardous Materials generation, production, use, storage, treatment, transportation, handling, management or disposal, or noise control, or the protection of human health or the environment.

         "Environmental Reports" is defined in Section 6.12.

         "Equity Investments" means the 32,917 shares of common stock of Champion International Corp. and the 208,930 shares of common stock, 105 shares of Series A Preferred Stock, and $315,000 principal amount of convertible debentures of USTN Holdings, Inc. held by the Company.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

         "ESOP" means an "employee stock ownership plan" as such term is defined in Section 407(d)(6) of ERISA or Section 4975(e)(7) of the Code.

         "Excess Shares" is defined in Section 2.02(e).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

         "Exchange Agent" is defined in Section 2.02(a).

         "Exchange Fund" is defined in Section 2.02(a).

         "FAA" means the United States Federal Aviation Administration and its successors.

         "FCC" means the United States Federal Communications Commission and its successors.

         "Federal Aviation Act" means the Federal Aviation Act of 1958, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

         "Financial Statements" is defined in Section 3.08(a).

         "GAAP" means United States generally accepted accounting principles.

         "Governmental Entities" means any governmental, quasi-governmental or regulatory authority, whether domestic or foreign.

         "Group" is defined in Section 5.05(a).

         "Hazardous Discharge" means any actual or threatened emission, spill, release or discharge (whether on Real Property, on property adjacent to the Real Property, or at any other location or disposal site) into or upon the air, soil or improvements, surface water or groundwater, or the sewer, septic system, or waste treatment, storage or disposal systems servicing the Real Property, in each case of Hazardous Materials used, stored, generated, treated or disposed of at the Real Property.

         "Hazardous Materials" means any wastes, substances or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants or contaminants, including, without limitation, substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, any Environmental Laws. "Hazardous Materials" includes, without limitation, polychlorinated biphenyls (PCBs), asbestos, lead-based paints, and petroleum and petroleum products (including, without limitation, crude oil or any fraction thereof).

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

         "Indemnitor" is defined in Section 6.13(a).

         "Individual Account Plan" means a Plan that is or was an "individual account plan" as such term is defined in Section 3(34) of ERISA.

         "Intellectual Property" means (i) all fictitious business names, trademarks, service marks, trade names, trade styles, brands, private labels, copyrights and all registrations or applications therefor, (ii) all patents, inventions, discoveries, industrial models, processes, designs and all registrations or applications therefor, (iii) all trade secrets, know-how and other technical data, (iv) all general intangibles of like nature, and (v) all Agreements relating to any of the foregoing.

         "IRS" means the United States Internal Revenue Service and its successors.

         "Joint Venture" shall mean, with respect to any Person, any corporation or other entity (including partnerships and other business associations and joint ventures) in which such Person or one or more of its

Subsidiaries owns an equity interest that is less than a majority of any class of the outstanding voting securities or equity, other than equity interests held for passive investment purposes that are less than 5% of any class of the outstanding voting securities or equity.

         "Key Employees" means the eleven officers of the Company or its Subsidiaries on the date of this Merger Agreement.

         "Knowledge" means actual conscious awareness of the matter in question. A statement which is qualified by the phrase "to the Knowledge of the Company" or "to the Company's Knowledge" means that no officer of the Company or any of its Subsidiaries has Knowledge of the incorrectness of the statement. A statement which is qualified by the phrase "to the Knowledge of Acquiror" or "to Acquiror's Knowledge," means that no officer of the Acquiror or any of its Subsidiaries has Knowledge of the incorrectness of the statement.

         "Laws" means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, tariffs, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified Person and to the businesses and Assets thereof (including, without limitation, Laws relating to securities registration and regulation; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; and environmental protection, including Environmental Laws).

         "License" means any franchise, grant, authorization, license, tariff, permit, easement, variance, exemption, consent, certificate, approval or order of any Governmental Entity.

         "Material Customer" means the ten largest customers of the Company or any Subsidiary determined by the revenues of the Company and any Subsidiary during the twelve month period prior to the date of this Merger Agreement.

         "Merger" is defined in the Preamble to this Merger Agreement.

         "Merger Agreement" is defined in the Preamble to this Merger
Agreement.

         "Minimum-Funding Plan" means a Pension Plan that is subject to Title I, Subtitle B, Part 3, of ERISA (concerning "funding").

         "Multiemployer Plan" means a "multiemployer plan" as such term is defined in Section 3(37) of ERISA.

         "NRC Actions" is defined in Section 4.19.

         "NYSE" means the New York Stock Exchange.

         "Other Arrangement" means a benefit program or practice providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit (including, without limitation, any fringe benefit under Section 132 of the Code) to employees, officers or independent contractors that is not a Plan.

         "Ordinary Course of Business" means ordinary course of business consistent with past practices and prudent business operations.

         "PBGC" means the Pension Benefit Guaranty Corporation or its successors.

         "Pension Plan" means an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA.

         "Person" means an individual, corporation, partnership, joint venture, trust, unincorporated organization or other entity, or a Governmental Entity.

         "Plan" means any plan, program or arrangement, whether or not written, that is or was an "employee benefit plan" as such term is defined in Section 3(3) of ERISA and (a) which was or is established or maintained by the Company or any Subsidiary; (b) to which the Company or any Subsidiary contributed or was obligated to contribute or to fund or provide benefits; or (c) which provides or promises benefits to any person who performs or who has performed services for the Company or any Subsidiary and because of those services is or has been (i) a participant therein or (ii) entitled to benefits thereunder.

         "Post-Signing Returns" is defined in Section 5.03.

         "Post-Signing SEC Documents" is defined in Section 6.13.

         "PUC" means the Public Utility Commission of Texas and its successors.

         "PUHCA" is defined in Section 3.02.

         "Qualified Plan" means a Pension Plan that satisfies, or is intended by the Company to satisfy, the requirements for Tax qualification described in
Section 401 of the Code.

         "Real Property" means the real property (other than easements and rights of way) owned or used by the Company and the Subsidiaries as of December 31, 1996, and any additional real property (other than easements and rights of way) owned or used since that date.

         "Registration Statement" shall be that Form S-4 filed with the SEC for purposes of registering the Acquiror Common Stock to be received by Company Shareholders as provided in Section 2.01(a).

         "Sale" is defined in Section 3.17(g).

         "SEC" means the United States Securities and Exchange Commission and Its successors.

         "Securities Act" means the Securities Act of 1933, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

         "Shareholder Plan" is defined in Section 3.17(g).

         "Statutory-Waiver Plan" means a Pension Plan that is not subject to Title I, Subtitle B, Part 3, of ERISA (concerning "funding").

         "Subsidiary" means a corporation, partnership, joint venture or other entity of which the entity in question or the Company, or the Acquiror in the case of Article IV, owns, directly or indirectly, at least 50% of the outstanding securities or other interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body or otherwise exercise Control of such entity.

         "Surviving Corporation" is defined in Section 1.01.

         "Taxes" means all federal, state, local and foreign taxes (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any Governmental Entity, and any interest, penalties or additions to tax imposed thereon or in connection therewith.

         "Tax Returns" means all federal, state, local, foreign and other applicable returns, declarations, reports and information statements with respect to Taxes required to be filed with the IRS or any other Governmental Entity or Tax authority or agency, including, without limitation, consolidated, combined and unitary tax returns.

         "Texas Law" is defined in the Preamble to this Merger Agreement.

         "Title I Plan" means a Plan that is subject to Title I of ERISA.

         "Transaction Costs" is defined in Section 2.01(e)(ii).

         "Unaudited Balance Sheets" is defined in Section 3.08(a).

         "Unaudited Statements" is defined in Section 3.08(a).

         "Welfare Plan" means an "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA.

         IN WITNESS WHEREOF, Acquiror, Acquiror Sub and the Company have caused this Merger Agreement to be executed and delivered as of the date first written above.

                                            TEXAS UTILITIES COMPANY


                                            By:    /s/ H. Jarrell Gibbs
                                               -------------------------------
                                            Name:  H. Jarrell Gibbs
                                            Title: Vice Chairman


                                            TUCOM ACQUISITION CO.


                                            By:    /s/ Herbert H. Zureich, Jr.
                                               -------------------------------
                                            Name:  Herbert H. Zureich, Jr.
                                            Title: Executive Vice President

                                            LUFKIN-CONROE COMMUNICATIONS CO.


                                            By:    /s/ G. I. Ross
                                               -------------------------------
                                            Name:  G. I. Ross
                                            Title: President

                                    ANNEX B


October      , 1997



Board of Directors
Lufkin-Conroe Communications Co.
Post Office Box 909
Lufkin, TX 75901-0909

Members of the Board:

Lufkin Conroe Communications Co. ("LCC") and Texas Utilities Company ("TU") propose to enter into an Agreement and Plan of Merger, dated as of August 23, 1997 (the "Plan of Merger"), providing for TUCOM Acquisition Co., a wholly-owned subsidiary of TU, to be merged with and into LCC (the "Merger"). Pursuant to the terms of the Plan of Merger, each share of LCC common stock which is issued and outstanding immediately prior to the Merger shall be converted into a number of shares of TU's common stock (the "Common Share Exchange Ratio"), to be determined by dividing $53.274 (1) by the average closing sales price of TU common stock, as reported on the NYSE Consolidated Transactions Tape on each of the 20 consecutive trading days preceding the tenth trading day prior to the effective date of the Merger (the "Average TU Price"). However, if the actual Average TU Price is less than $31.00, then the Average TU Price shall be deemed to be $31.00, and if the actual Average TU Price is greater than $37.00, then the Average TU Price shall be deemed to be $37.00. LCC and TU intend to treat the Merger as a qualified tax-free reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986. The Merger is expected to be considered at a special meeting of the shareholders of LCC and to be consummated shortly thereafter if the Merger is approved by LCC's shareholders at such meeting.

You have asked us to confirm our previous oral opinion that the Common Share Exchange Ratio pursuant to the Plan of Merger is fair from a financial point of view to LCC shareholders.

In arriving at the opinion set forth below, we have, among other things, done the following:

(1)      Reviewed a copy of the Plan of Merger dated August 23, 1997;

(2) Reviewed TU's Registration Statement on Form S-4, including the Joint Proxy Statement/ Prospectus of LCC and TU;





----------------------------

     (1) This equity value may be adjusted to certain provisions as provided for in the Merger Agreement. The $53.247 value per share amount is determined by dividing $320.0 million by 6,006,696 outstanding LCC shares.

Board of Directors
Lufkin-Conroe Communications Co.
October ___, 1997
Page 2


(3) Reviewed the annual reports and related financial information for the fiscal years ended December 31, 1996 and December 31, 1995, and the most recently available related unaudited financial information prepared by management of LCC and TU, respectively;

(4) Reviewed certain information relating to the business, earnings, cash flow, assets and prospects of LCC and TU, furnished to us by management of the respective companies;

(5) Conducted discussions with members of senior management of LCC and TU regarding the business and prospects of LCC and TU, respectively;

(6) Reviewed minutes of meetings of the Board of Directors of LCC at which the proposed Merger, or alternatives thereto, were discussed;

(7) Compared the results of operations of LCC with those of certain public companies which we deemed to be reasonably similar to LCC;

(8) Reviewed the reported prices and trading activity for the common stock of TU for the past 24 months;

(9) Performed a discounted cash flow analysis of LCC's five-year financial projections for the periods ended December 31, 1997 through December 31, 2001;

(10) Compared the proposed financial terms of the Merger contemplated by the Plan of Merger with the terms of certain other transactions which we deemed to be relevant; and

(11) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary for purposes of our opinion.

In preparing our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information supplied or otherwise made available to us by LCC and TU, respectively, and we have not independently verified such information and/or made or obtained any independent evaluation or appraisal of the assets of LCC or TU. With respect to the five-year financial projections of LCC which we reviewed, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of LCC. This opinion does not address the relative merits of any alternatives to the Merger which the Board of Directors of LCC may have considered, the decision of the Board of Directors of LCC to proceed with the Merger or the form of consideration being received in the Merger. This opinion is necessarily based on market, economic, financial and other conditions as in effect on, and the information made available to us as of the date hereof.

Prior to our engagement to render a fairness opinion to LCC, we were separately engaged by LCC to act as LCC's financial advisor and to assist in negotiations with TU. We will receive a fee if the proposed Transaction with

Board of Directors
Lufkin-Conroe Communications Co.
October ___, 1997
Page 3


TU is consummated. However, Daniels does not believe that this relationship will in any way affect its ability to fairly and impartially render the opinion set forth herein.

In rendering this opinion, we have not engaged to act as an agent or fiduciary of, and, to the extent permitted by law, the Board of Directors has expressly waived any duties or liabilities we may otherwise be deemed to have had to the shareholders of LCC or any other third party.

It is understood that this letter is for the information of the Board of Directors of LCC and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by LCC and/or TU with the Securities and Exchange Commission in connection with the proposed Merger. In addition, we express no opinion and make no recommendation as to how the shareholders of LCC should vote on the Merger.

On the basis of and subject to the foregoing, we are of the opinion on the date hereof that the Common Share Exchange Ratio pursuant to the Plan of Merger is fair, from a financial point of view, to the shareholders of LCC.

                                                 Very truly yours,

                                                 DANIELS & ASSOCIATES, L.P.

                                    ANNEX C

                   ARTICLES 5.11, 5.12 AND 5.13 OF THE TEXAS
                    BUSINESS CORPORATION ACT RELATING TO THE
                       RIGHTS OF DISSENTING SHAREHOLDERS


ART. 5.11         RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN
                  CORPORATE ACTIONS

         A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

                  (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

                  (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) or all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

                  (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

         B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if (1)the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:
(a) listed on a national securities exchange; (b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or (c) held of record by not less than 2,000 holders; (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and (3) the shareholder is not required by the terms of the plan of merger of the plan of exchange to accept for the shareholder's shares any consideration other than: (a) the shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are:
(i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or (iii) held of record by not less than 2,000 holders; (b) cash in lieu of fractional shares otherwise entitled to be received; or (c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

ART. 5.12.        PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATION
                  ACTIONS

         A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

                  (1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

                      (b) With respect to proposed corporate action that is
                  approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten
                  (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

                  (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

                  (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

         B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty
(60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

         C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such powers and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

         D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs, shall be allotted between the parties in the manner that the court determines to be fair and equitable.

         E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the share or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

         F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

         G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ART. 5.13.  PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

         A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

         B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

         C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS.

Item 20.      Indemnification of Directors and Officers.

       Article IX of the Restated Articles of Incorporation of the registrant provides as follows:

              "The Corporation shall reimburse or indemnify any former, present, or future director, officer or employee of the Corporation, or any person who may have served at its request as a director, officer or employee of another corporation, or any former, present or future director, officer or employee of the Corporation who shall have served or shall be serving as an administrator, agent or fiduciary for the Corporation or for another corporation at the request of the Corporation (and his heirs, executors and administrators) for or against all expenses and liabilities incurred by him or them, or imposed on him or them, including, but not limited to, judgments, settlements, court costs and attorneys' fees, in connection with, or arising out of, the defense of any action, suit or proceeding in which he may be involved by reason of his being or having been such director, officer or employee, except with respect to matters as to which he shall be adjudged in such action, suit or proceeding to be liable because he did not act in good faith, or because of dishonesty or conflict of interest in the performance of his duty.

              "No former, present or future director, officer or employee of the Corporation (or his heirs, executors and administrators) shall be liable for any act, omission, step or conduct taken or had in good faith, which is required, authorized or approved by an order or orders issued pursuant to the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute regulating the Corporation or its subsidiaries, or any amendments to any thereof. In any action, suit or proceeding based on any act, omission, step or conduct, as in this paragraph described, the provisions hereof shall be brought to the attention of the court. In the event that the foregoing provisions of this paragraph are found by the court not to constitute a valid defense, each such director, officer or employee (and his heirs, executors and administrators) shall be reimbursed for, or indemnified against, all expenses and liabilities incurred by him or them, or imposed on him or them, including, but not limited to, judgments, settlements, court costs and attorneys' fees, in connection with, or arising out of, any such action, suit or proceeding based on any act, omission, step or conduct taken or had in good faith as in this paragraph described.

              "The foregoing rights shall not be exclusive of other rights to which any such director, officer or employee (or his heirs, executors and administrators) may otherwise be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall be available whether or not the director, officer or employee continues to be a director, officer or employee at the time of incurring such expenses and liabilities. In furtherance, and not in limitation of the foregoing provisions of this Article IX, the Corporation may indemnify and may insure any such persons to the fullest extent permitted by the Texas Business Corporation Act, as amended from time to time, or the laws of the State of Texas, as in effect from time to time."

              Article 2.02-1 of the Texas Business Corporation Act permits the Company, in certain circumstances, to indemnify any present or former director, officer, employee or agent of the Company against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position, but only to a limited extent for obligations resulting from a proceeding in which the person is found liable on the basis that a personal benefit was improperly received or in circumstances in which the person is found liable in a derivative suit brought on behalf of the Company.

       Article X of the Restated Articles of Incorporation of the registrant provides as follows:

              "A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any act or omission in the director's capacity as a director, except that this provision does not eliminate or limit the liability of a director to the extent the director is found liable for:

              (a) a breach of the director's duty of loyalty to the Corporation or its shareholders;

              (b) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

              (c) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

              (d) an act or omission for which the liability of the director is expressly provided for by an applicable statute.

       If the laws of the State of Texas are amended to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by such laws as so amended. Any repeal or modification of this Article X shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification."

       Section 21 of the registrant's bylaws provides as follows:

              "Section 21. Insurance, Indemnification and Other Arrangements. Without further specific approval of the shareholders of the Corporation, the Corporation may purchase, enter into, maintain or provide insurance, indemnification or other arrangements for the benefit of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving another entity at the request of the Corporation as a director, officer, employee, agent or otherwise, to the fullest extent permitted by the laws of the State of Texas, including without limitation Art. 2.02-1 of the Texas Business Corporation Act or any successor provision, against any liability asserted against or incurred by any such person in any such capacity or arising out of such person's service in such capacity whether or not the Corporation would otherwise have the power to indemnify against any such liability under the Texas Business Corporation Act. If the laws of the State of Texas are amended to authorize the purchase, entering into, maintaining or providing of insurance, indemnification or other arrangements in the nature of those permitted hereby to a greater extent than presently permitted, then the Corporation shall have the power and authority to purchase, enter into, maintain and provide any additional arrangements in such regard as shall be permitted from time to time by the laws of the State of Texas without further approval of the shareholders of the Corporation. No repeal or modification of such laws or this Section 21 shall adversely affect any such arrangement or right to indemnification existing at the time of such repeal or modification."

              The registrant has entered into agreements with its directors which provide, among other things, for their indemnification by the registrant to the fullest extent permitted by Texas law, unless a final adjudication establishes that the indemnitee's acts were committed in bad faith, were the result of active and deliberate dishonesty or that the indemnitee personally gained a financial profit to which the indemnitee was not legally entitled. These agreements further provide, under certain circumstances, for the advancement of expenses and the implementation of other arrangements for the benefit of the indemnitee.

              The registrant has insurance covering its expenditures which might arise in connection with its lawful indemnification of its directors and officers for their liabilities and expenses. Officers and directors of the registrant also have insurance which insures them against certain other liabilities and expenses.

Item 21.      Exhibits.

                               Previously Filed*
                               -----------------
                               With File As
              Exhibit          Number    Exhibit
              -------          ------    -------
              2                                          Agreement and Plan of Merger, dated as of August 23, 1997, by and among TU, TU Sub and LCC (attached as Annex A).

              4(a)          333-12391      3(a)   --     Restated Articles of Incorporation of TU.

              4(b)          333-32831      3(b)   --     Bylaws, as amended, of TU.

              5(a) and 8                          --     Opinion of Reid & Priest LLP.

              5(b)                                --     Opinion of Worsham, Forsythe & Wooldridge, L.L.P.

              10(a)                               --     Form of Employment Agreements among certain officers of LCC and
                                                         TU, together with a schedule disclosing the names and salaries of each LCC officer who has entered into such agreement.

              15(a)                               --     Letter of Deloitte & Touche LLP re: unaudited interim financial information.

              15(b)                               --     Letter of Deloitte & Touche LLP re: unaudited interim financial information.

              23(a)                               --     Consent of Axley & Rode LLP.

              23(b)                               --     Consent of Deloitte & Touche LLP.

              23(c)                               --     Consent of Deloitte & Touche LLP.

              23(d)                               --     Consent of Daniels & Associates , L.P.

              23(e)                               --     Consents of Reid & Priest LLP and Worsham, Forsythe &
                                                         Wooldridge, L.L.P. are contained in Exhibits 5(a) and 8, and
                                                         5(b), respectively.

              25                                  --     Power of Attorney (See Page II-6).

              99(a)                               --     Form of Proxy to be used in connection with the Special Meeting of Shareholders of LLC.

              99(b)                               --     Opinion of Daniels & Associates, L.P.  (attached as Annex B).

Item 22.      Undertakings.

       (1) The undersigned registrant hereby undertakes as follows: that prior to any public offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

       (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling persons of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       (5) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference in the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

       (6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

       (7)    The undersigned registrant hereby undertakes:

              (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing,, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus, filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                     Provided, however, That paragraphs (a)(i) and (a)(ii) do
              not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

              (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                               POWER OF ATTORNEY

       Each director and/or officer of the registrant whose signature appears below hereby appoints the Agents for Service named in his registration statement, and each of them severally, as his/her attorney-in-fact to sign in his/her name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereby also appoints each such Agent for Service as its attorney-in-fact with like authority to sign and file any such amendment in its name and behalf.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, and the State of Texas, on the 2nd day of October, 1997.


                                     TEXAS UTILITIES COMPANY


                                     By:      /s/ Erle Nye
                                        ---------------------------------------
                                         (Erle Nye, Chairman of the Board and
                                                   Chief Executive)


       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

       Signature                                                  Title                        Date
       ---------                                                  -----                        ----
   /s/ Erle Nye                                              Principal Executive
------------------------------------------------------           Officer and Director
(Erle Nye, Chairman of the Board and Chief Executive)

  /s/ Michael J. McNally                                     Principal Financial
------------------------------------------------------           Officer
(Michael J. McNally, Executive Vice President and
Chief Financial Officer)

  /s/ Marc D. Moseley                                        Principal Accounting
------------------------------------------------------           Officer
(Marc D. Moseley, Acting Controller)

  /s/ J.S. Farrington                                        Director
------------------------------------------------------
(J.S. Farrington)

 /s/ Bayard H. Friedman                                      Director                       October 2, 1997
------------------------------------------------------
(Bayard H. Friedman)

 /s/ William M. Griffin                                      Director
------------------------------------------------------
(William M. Griffin)

 /s/ Kerney Laday                                            Director
------------------------------------------------------
(Kerney Laday)

 /s/ Margaret N. Maxey                                       Director
------------------------------------------------------
(Margaret N. Maxey)

 /s/ James A. Middleton                                      Director
------------------------------------------------------
(James A. Middleton)

 /s/ J. E. Oesterreicher                                     Director
------------------------------------------------------
(J.E. Oesterreicher)

 /s/ Charles R. Perry                                        Director
------------------------------------------------------
(Charles R. Perry)

                                                             Director
------------------------------------------------------
(Herbert H. Richardson)

                                 EXHIBIT INDEX


                               Previously Filed*
                               -----------------
                               With File As
              Exhibit          Number    Exhibit
              -------          ------    -------
              2                                          Agreement and Plan of Merger, dated as of August 23, 1997, by and among TU, TU Sub and LCC (attached as Annex A).

              4(a)          333-12391      3(a)   --     Restated Articles of Incorporation of TU.

              4(b)          333-32831      3(b)   --     Bylaws, as amended, of TU.

              5(a) and 8                          --     Opinion of Reid & Priest LLP.

              5(b)                                --     Opinion of Worsham, Forsythe & Wooldridge, L.L.P.

              10(a)                               --     Form of Employment Agreements among certain officers of LCC and
                                                         TU, together with a schedule disclosing the names and salaries of each LCC officer who has entered into such agreement.

              15(a)                               --     Letter of Deloitte & Touche LLP re: unaudited interim financial information.

              15(b)                               --     Letter of Deloitte & Touche LLP re: unaudited interim financial information.

              23(a)                               --     Consent of Axley & Rode LLP.

              23(b)                               --     Consent of Deloitte & Touche LLP.

              23(c)                               --     Consent of Deloitte & Touche LLP.

              23(d)                               --     Consent of Daniels & Associates , L.P.

              23(e)                               --     Consents of Reid & Priest LLP and Worsham, Forsythe &
                                                         Wooldridge, L.L.P. are contained in Exhibits 5(a) and 8, and
                                                         5(b), respectively.

              25                                  --     Power of Attorney (See Page II-6).

              99(a)                               --     Form of Proxy to be used in connection with the Special Meeting of
                                                         Shareholders of LLC.

              99(b)                               --     Opinion of Daniels & Associates, L.P.  (attached as Annex B).